As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWTEK BUSINESS SERVICES, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	6199	11-3504638
(State or other jurisdiction of incorporation or organization)	(Primary SIC Code Number)	(I.R.S. Employer Identification No.)

100 QUENTIN ROOSEVELT BLVD, SUITE 408

GARDEN CITY, NEW YORK 11530

(516) 390-2260

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BARRY SLOANE

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

NEWTEK BUSINESS SERVICES, INC.

462 SEVENTH AVENUE, 14TH FLOOR

NEW YORK, NEW YORK 10018

(212) 356-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies To:

MATTHEW G. ASH, ESQ.	DOUGLAS S. ELLENOFF, ESQ.
COZEN O’CONNOR	ELLENOFF GROSSMAN & SCHOLE LLP
1667 K STREET, N.W., SUITE 500	370 LEXINGTON AVENUE, 19th FLOOR
WASHINGTON, DC 20006	NEW YORK NEW YORK 10017
(202) 912-4800 (PHONE)	(212) 370-1300 (PHONE)
(202) 912-4830 (FAX)	(212) 370-7889 (FAX)

Approximate date of commencement of proposed sale of securities to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)

Common stock, $.002 par value	shares	$	$30,000,000	$3,801

(1)	Includes shares of common stock that may be sold by the registrant and the selling shareholders upon exercise of the underwriters’ over-allotment option.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as maybe necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall there after become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 19, 2004

NEWTEK BUSINESS SERVICES, INC.

             Shares

Common Stock

We are offering              shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol “NKBS.” On May 18, 2004, the last reported sale price of our common stock was $5.11 per share.

This prospectus contains important information that you should know before investing. Please read it before you invest and keep it for future reference.

Investing in our common stock involves risks.    See “Risk Factors” beginning on page 6.

	Per Share	Total (1)
Public offering price	$		$30,000,000
Underwriting discount	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	We have granted the underwriters a 45-day option to purchase up to an additional shares of our common stock at the public offering price, less the underwriting discount. If this over-allotment option is exercised in full, the total public offering price will be $ , the total underwriting discount will be $ and the total proceeds, before expenses, to us would be $ . For all shares sold pursuant to the over-allotment option, 50% will be sold by us and 50% will be sold by three of our principal shareholders, all of whom are executive officers, on the same terms and conditions as us.
(2)	We estimate that we will incur approximately $ in offering expenses in connection with this offering.

This is a firm commitment underwriting. The underwriters have the option to purchase up to              shares of common stock equally from us and three selling shareholders on the same basis as the shares sold by us within 45 days from the date of this prospectus to cover over-allotments, if any. The underwriters expect to deliver the shares on or about             , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners	Maxim Group LLC

The date of this prospectus is             , 2004.

You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide you with any different information. You should not consider any statement modified or superceded, except as so modified or superceded by any supplement to this prospectus, to constitute a part of this prospectus.

Unless otherwise indicated, all information in this prospectus assumes that the underwriters will not exercise their option to purchase shares to cover over-allotments.

To understand this offering fully, you should read this entire document carefully, including, in particular, the “Risk Factors” section beginning on page 6 as well as the documents identified in the section entitled “Where You Can Find More Information” on page 73.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section, our consolidated financial statements and the related notes before investing in our common stock.

Our Business

Newtek Business Services, Inc. is a holding company for several wholly and majority-owned operating subsidiaries and certified capital companies, or capcos. The major focus of our businesses is to provide high value and cost efficient services to small and medium-sized businesses. We currently operate in three principal lines of business and expect to add a fourth upon the conclusion of this offering. These four lines of business are as follows:

•	Certified capital companies. A capco is a company we form pursuant to a state-sponsored program which is designed to encourage investment in small and new businesses and to create economic activity and jobs in the sponsoring state. To date, our primary source of cash has been the statutorily fixed annual management fees of 2.5% of each capco’s initial capital. To induce investors to participate in capco programs, the state provides a capco with tax credits to issue to its investors, all of which must be insurance companies. After it is capitalized, the capco is obligated to invest its funds in small and new businesses within the state in accordance with statutory requirements relating to such matters as the size of the business, location and number of employees. We have used our capcos to finance our SBA, payment processing and financial reporting businesses.

•	Small business loans. Through our majority-owned subsidiary, Newtek Small Business Finance, Inc., or NSBF, we make small business loans guaranteed by the U.S. Small Business Administration, or SBA, under the section 7(a) loan program and related section 504 business real estate loan program. NSBF is one of 14 companies licensed to provide SBA loans nationwide under the section 7(a) loan program and the related section 504 real estate loan program. The SBA definition of eligible small businesses is based on standard industry codes and generally includes businesses with less than $25,000,000 in revenues and no more than 1,500 employees.

•	Payment processing. Newtek Merchant Solutions offers credit card, debit card and gift card processing services and check approval services to approximately 5,000 small and medium-sized businesses through its four payment processing companies and its full-service processing center in Milwaukee, Wisconsin. Newtek Merchant Solutions also provides these services to local and regional banks and credit unions that do not offer their own payment processing services so that these banks may offer these services to their merchant clients through us.

•	Website hosting. On April 28, 2004, we signed a definitive agreement to acquire CrystalTech Web Hosting, Inc., or CrystalTech. Netcraft, an independent consultant, has cited CrystalTech as the world’s third largest website hosting enterprise utilizing exclusively Microsoft Windows 2003®. As of April 2004, CrystalTech had approximately 26,000 active accounts in approximately 80 countries, approximately 80% of which are located in the United States. Completion of the acquisition is contingent upon our arrangement for financing through this offering or otherwise, obtaining certain consents and approvals, and other customary conditions. If we do not acquire CrystalTech, we will have full discretion to utilize the proceeds of this offering which would have been used to acquire CrystalTech to pursue our general growth strategy.

Our Strategy

Through our business relationships, we continually assess new product offerings and services for our small and medium-sized business customers. As we seek to enhance our position as a leading provider of business services to our marketplace we have implemented the following strategies:

•	Aggressively focus our business model to provide products and services to the small and medium-sized business market. Over the last three years, we have refined our business model to focus on developing and marketing products and services aimed at small and medium-sized businesses like those we fund through our capco programs. As our product and service offerings grow and diversify, we intend to continue to reduce our dependence on the capco programs as a source of funding and revenue.

•	Further develop national recognition of the “Newtek” brand through marketing alliances. We have formed key marketing alliances with national business organizations such as Merrill Lynch and Cendant Corporation, business and trade organizations such as the Credit Union National Association and the Community Bankers of Wisconsin, and affinity organizations such as Revelation Corporation of America, Navy Federal Credit Union and the semi-public Veterans’ Corporation of America. These strategic partners, through their customers, members and participants, generate small business lending and payment processing business for us and build awareness of our brand name. We intend to develop further our “Newtek” brand by seeking out and entering into new marketing alliances.

•	Cross-sell additional products and services to small and medium-sized businesses. Our web-based, proprietary referral system is a custom designed customer relationship management tool which allows us to utilize our marketing alliance partners’ client base efficiently and cost effectively and assures our alliance partners full transaction transparency with the highest level of customer service. We intend to expand the use of this tool to cross-sell our products and services to our customer base, the customers we acquire through acquisitions, including those of CrystalTech and our alliance partners.

•	Opportunistically acquire companies or assets to provide complementary products and services to small and medium-sized businesses. By strategically acquiring companies or assets in our primary product and service markets, we can expand our customer base and create cross-selling opportunities for our growing suite of complementary goods and services. We believe that the acquisition of CrystalTech furthers this objective.

•	Focus our cross marketing and acquisition strategies on the addition of small and medium-sized business customers. We plan to grow the marketing programs of our current businesses and acquire other complementary businesses to build a large unified base of small and medium-sized business customers.

•	Continue to develop our technology to process new business and financial transactions. Our applications processing technology allows us to process new business received by our small and medium-sized business customers utilizing a web-based system and a centralized processing point. Our trained representatives use these web-based applications as a tool to acquire and process data, eliminating the need for our customers to complete multiple paper forms in face-to-face meetings. We will continue to develop this system because we believe it is customer friendly, allows us to process applications efficiently and allows us to store client information for further processing and future cross-selling efforts.

•	Continue to access the capco market as capco opportunities arise. We believe there is continued opportunity to use the capco programs as a funding source to facilitate the growth of our businesses.

Pending Acquisition

On April 28, 2004 we signed a definitive agreement to acquire the business of CrystalTech, a Phoenix-based company engaged in the business of providing website hosting services to over 26,000 customers. The aggregate purchase price for CrystalTech consists of $10,000,000 in cash and $250,000 in our common stock and additional payments of up to a total of $1,250,000 in cash and $1,750,000 in our common stock would be made if the business meets certain profitability benchmarks. One condition of the closing of this acquisition is the completion of this offering or the completion of an alternative financing resulting in minimum net proceeds to us of $12,000,000, of which $10,000,000 is the cash portion of the purchase price. An additional condition is obtaining the consent of Microsoft Corporation to the transfer of the license for the software used by CrystalTech in the conduct of its business.

About Us

We were incorporated in 1999 in New York and changed our name from Newtek Capital, Inc. to Newtek Business Services, Inc. in November 2002. Our principal executive offices are located at 100 Quentin Roosevelt Boulevard, Garden City, New York 11530, and our telephone number is (516) 794-0100. Our website address is www.NewtekBusinessServices.com. Information contained on our website or any other website is not a part of this prospectus.

The Offering

Common stock offered by us	_______________ shares

Common stock to be outstanding after this offering	_______________ shares

Over-Allotment Option	We have granted to the underwriters an option for 45 days to purchase up to _______ additional shares of common stock to cover over-allotments, if any.

In addition, three of our principal shareholders, who are all executive officers, have also granted a similar option to the underwriters and will sell up to ______ shares of their respective common stock on a one-for-one basis with our shares sold to cover over-allotments.

Nasdaq National Market symbol	NKBS

Use of proceeds

We intend to use the net proceeds of this offering to pay the cash portion of the purchase price of CrystalTech and, whether or not the CrystalTech transaction closes, for working capital and general corporate purposes, including potential future acquisitions of complementary businesses and technologies.

Risk Factors	See “Risk Factors” beginning on page 6 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares to be outstanding after this offering is based on 26,671,976 shares outstanding as of May 19, 2004. The number of shares to be outstanding after the offering excludes 3,187,663 shares reserved for issuance under our 2000 Stock Incentive and Deferred Compensation Plan and our 2003 Stock Incentive Plan, of which options to purchase 1,642,329 shares at a weighted average exercise price of $4.51 per share were outstanding as of May 19, 2004. The number of shares to be outstanding after this offering also excludes up to              shares that may be sold pursuant to the over-allotment option to the underwriters, but includes              shares to be issued as a part of the consideration for CrystalTech.

Summary Selected Consolidated Financial Data

We derived the following summary selected consolidated financial data from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants and from our unaudited consolidated financial statements for the period ending March 31, 2004. Historical results are not necessarily indicative of the results to be expected in the future. You should read the summary selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. For a review of the possible effect of the acquisition of CrystalTech, see the “Pro Forma Financial Information” section of this prospectus.

	Years Ended December 31,					Three Months Ended March 31, (unaudited)
	1999	2000	2001	2002	2003	2003	2004
	(in thousands except per share data)
Statement of Operations Data:
Revenue	$11,882	$8,710	$23,905	$34,670	$60,493	$12,919	$7,870
Expenses	3,859	13,591	21,932	27,152	42,423	10,466	11,059

Income (loss) before minority interest, provisions for income taxes and extraordinary items	8,023	(4,881)	1,973	7,518	18,070	2,453	(3,189)

Minority interest	(3,521)	2,234	(509)	(335)	(1,598)	288	300

Income (loss) before provision of income taxes and extraordinary items	4,502	(2,647)	1,464	7,183	16,472	2,741	(2,889)
(Provision) benefit for income taxes	—	(1,140)	(534)	(2,658)	(7,090)	(1,069)	1,185

Income (loss) before extraordinary items	4,502	(3,787)	930	4,525	9,382	1,672	(1,704)
Extraordinary gain on acquisition of minority interests	—	—	—	908	—	—	—
Extraordinary gain on acquisition of a business	924	362	—	2,735	187	187	—

Net Income (loss)	$5,426	$(3,425)	$930	$8,168	$9,569	$1,859	$(1,704)

	Years ended December 31,					Three Months Ended March 31, (unaudited)
	1999	2000	2001	2002	2003	2003	2004
Weighted average common shares outstanding:
Basic	18,250	19,310	21,890	24,184	25,777	25,410	26,471
Diluted	18,250	19,310	21,910	24,294	26,177	25,661	26,471
Income (loss) per share after extraordinary gain:
Basic	$.30	$(.18)	$.04	$.34	$.37	$.07	$(.06)
Diluted	$.30	$(.18)	$.04	$.34	$.37	$.07	$(.06)
Income (loss) per share before extraordinary gain:
Basic	$.25	$(.20)	$.04	$.19	$.36	$.07	$(.06)
Diluted	$.25	$(.20)	$.04	$.19	$.36	$.07	$(.06)

	As of December 31, 2003			As of March 31, 2004
	Actual	As Adjusted(1)	Pro Forma As Adjusted(2)	Actual	As Adjusted(1)	Pro Forma As Adjusted(2)
Balance Sheet Data:
Cash	$33,444,611	$	$	$42,564,071	$	$
Total assets	$192,184,009	$	$	$200,721,138	$	$
Note payable in credits in lieu of cash	$65,697,050	$	$	$69,726,477	$	$
Minority Interest	$8,393,151	$	$	$8,092,837	$	$
Total liabilities	$143,543,436	$	$	$151,975,686	$	$
Shareholders’ equity	$40,247,422	$	$	$40,652,615	$	$

(1)	As adjusted to reflect the sale of shares of common stock offered hereby at an assumed public offering price of $ per share (which is the last sale price of the common stock on May , 2004, after deducting the underwriting discount and estimated offering expenses); does not include shares issuable by us pursuant to the over-allotment option.

(2)	Pro forma as adjusted to reflect the sale of shares of common stock offered hereby at an assumed public offering price of $ per share (which is the last sale price of the common stock on May , 2004, after deducting the underwriting discount and estimated offering expenses), the application of the estimated net proceeds as set forth in “Use of Proceeds,” and the issuance of shares in connection with the CrystalTech acquisition. Does not include shares issuable by us pursuant to the over-allotment option.

RISK FACTORS

Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the following risks as well as the other information included in this prospectus. These risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the value of our common stock could decline and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS GENERALLY

Our business focuses on the investment in and acquisition of small businesses, which typically have a high rate of failure, may take some time to become profitable and may never become profitable.

We place primary emphasis on the investment in and acquisition of small businesses with the objective of developing a network of profitable businesses, most of which will principally serve the small and medium-sized business market. Early stage businesses historically have a higher rate of failure than larger businesses, and many that do not fail will have only limited profitability. Moreover, profit generated by any of our majority-owned companies or other investments could be offset by losses generated by others. Our profitability resulting from the operations of our businesses may be delayed for the foreseeable future.

For example, our consolidated subsidiaries experienced aggregate net losses of approximately $2,700,000 for the year ended December 31, 2003, aggregate net losses of approximately $3,591,000 for the year ended December 31, 2002, and aggregate net losses of approximately $215,000 for the first quarter ended March 31, 2004. We recorded no net losses from equity method investees in 2003 and approximately $729,000 in 2002. In addition, during 2003 we wrote off approximately $1,996,000 of investments in small businesses, compared to approximately $1,602,000 in 2002, representing management’s best estimate as to the amount of the other than temporary decline in the value of the investments. During the first quarter of 2004 we had no write offs.

We have generated and carry as an asset goodwill resulting from some of our acquisition transactions and expect to do so as well in the CrystalTech transaction. In 2003, we determined to write down the value of our goodwill by approximately $1,435,000. We can make no assurance that our current or future additional goodwill will not be written down pursuant to applicable accounting procedures. A significant write down of a major asset, such as goodwill, could have a material adverse effect on our business, a negative impact on earnings and the value of our common stock.

Each of our major investments and affiliated companies may be impacted by a variety of adverse economic, governmental, industrial and internal company factors unique to that business and outside our control. If our investments and affiliated companies do not succeed in overcoming these adverse factors, the value of our assets and the price of our stock would fall.

In the past few years we have increasingly concentrated our investments in companies participating in small business lending and electronic payment processing, and we plan to make significant investments in a new insurance agency, the Newtek Insurance Agency, and CrystalTech, following its acquisition by us, in the near future. Each of these businesses has numerous risks associated with them and you should read the specific risk factors set forth below with respect to each of these businesses.

As we have concentrated our investments, typically made through the capco programs, in companies which are part of our nationwide marketing strategy of providing a variety of services to small and medium-sized businesses, our exposure and that of our affiliated companies to risks specific to these business lines has increased. We discuss below some of the risks of our significant operations in government-guaranteed small business lending and acting as an independent sales organization in the electronic card processing business. If we are not successful in implementing this business strategy and developing and marketing our new products and services, our results of operations will be negatively impacted.

We rely on our capcos to fund our investments and our capcos are limited by regulations in the types of investments they can make.

Our ability to invest in or acquire companies has in the past and is expected to be in the future significantly reliant on investments permissible under the capco programs in which we participate. In the programs under which the capcos operate, investments by a capco may only be made in the state in which the particular capco operates and the target company must meet certain requirements as to size, employment of state residents and possible restrictions on the ability to relocate. These limitations may require us to forego attractive or desirable investments, which could adversely affect or prevent implementation of our business strategy.

If we do not manage our growth effectively, our financial performance could be harmed.

Our rapid revenue growth has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. As we continue to grow our business, such growth could require capital, systems development and human resources beyond current capacities. As evidence of our internal growth, on December 31, 2001, we and all of our consolidated and majority-owned affiliates had approximately 20 employees, and on December 31, 2003 we had approximately 115 employees, without consideration of independent contractors. The increase in the size of our operations may make it more difficult for us to ensure that we execute our present businesses and future strategies. The failure to manage our growth effectively could have a material adverse effect on our financial condition and results of operations.

Because expenses are expected to increase as we build an infrastructure and implement our business strategy, we may incur additional losses in the future.

Because our expenses are expected to increase more quickly than our revenue as we build our infrastructure and implement our business strategy, we will likely incur additional losses in the near future. We expect the additional expenses to result primarily from our plans to:

•	expand existing systems;
•	broaden affiliated company support capabilities;
•	continue to explore acquisition opportunities and alliances; and
•	facilitate business arrangements among affiliated companies.

If we are unable to obtain the resources required for the growth and development of our affiliated companies, they will be highly susceptible to failure, which would directly affect our profitability and value.

Early-stage businesses often fail due to their limited capital and human resources. The effective implementation of our business model is dependent upon the ability of the affiliated companies, with assistance from us, to arrange for the managerial, capital and other resources which they usually require in order to become and remain profitable.

We may not be able to integrate acquired companies into our company and, as we acquire more and larger interests in affiliated companies, our resources available to assist our affiliated companies may be insufficient.

We have made strategic acquisitions and we intend to continue to make acquisitions in accordance with our business plan. Each acquisition involves a number of risks, including:

•	the diversion of our management’s attention to the assimilation and ongoing assistance with the operations and personnel of the acquired business, which could strain the management resources we have available;
•	the potential for our affiliated companies to grow rapidly and adversely affect our ability to assist our affiliated companies as intended;
•	possible adverse effects on our results of operations and cash flows; and
•	possible inability by us to achieve the intended objective of the acquisition.

Any strain on our ability to assist our affiliated companies as intended or to acquire and integrate businesses under our business plan could have a negative impact on our operations, financial results and cash flows.

Our business may be adversely affected by the highly regulated industries in which we operate.

Many of the industries in which we operate are highly regulated and we cannot assure you that we or our affiliated companies are, or that we will continue to be, in full compliance with current laws, rules and regulations. If we or our affiliated companies are unable to comply with applicable laws or regulations or if new laws limit or eliminate some of the benefits of our business lines, our financial condition, results of operations and our cash flows could be materially adversely affected.

If we lose our key personnel, we may not be able to find and hire experienced replacements.

Our business relies heavily on the expertise of our senior management, particularly Messrs. Barry Sloane, Brian A. Wasserman and Jeffrey G. Rubin, our CEO, CFO and President, respectively. These individuals currently serve pursuant to employment agreements which expire on June 30, 2005. The loss of the services of these individuals could have a material adverse effect on our financial condition, results of operations and cash flows and it is likely that it will be difficult to find adequate replacements.

We and our affiliated companies depend on our ability to attract and retain key personnel and any loss of ability to attract these personnel could adversely affect us.

Our success depends upon the ability of our affiliated companies and other investments to attract and retain qualified personnel and our ability to supplement those capabilities with our senior management personnel. Competition for qualified employees is intense. If our affiliated companies lose the services of key personnel, or are unable to attract additional qualified personnel, the business, financial condition, results of operations and cash flows of us or one or more of our affiliated companies could be materially adversely affected. It can take a significant period of time to identify and hire personnel with the combination of skills and attributes required in carrying out our strategy.

Our success depends on our ability to compete effectively in the highly competitive industries in which we operate.

We face intense competition in organizing capcos, originating SBA loans, processing electronic payments and offering insurance, as well as in the other industries in which we or our affiliated companies operate. Low barriers to entry often result in a steady stream of new competitors entering certain of these businesses. Current and potential competitors are or may be better established, substantially larger and have more capital and other resources than we do. If we expand into additional geographical markets, we will face competition from others in those markets as well.

A major feature of our business strategy is the development of opportunities for our service and product provider businesses to market to the customers of our other business lines and to the customer bases of our alliance partners.

Although the business strategy of management contemplates the referring of prospects between wholly-owned and partially owned companies in our network, there is no history of such cross-selling and there can be no assurances that any effort to make referrals across our network of affiliated companies will result in additional revenue opportunities. In order for our referral network to achieve the desired result, each of the constituent companies must have proper incentives and feel comfortable making such introduction, and furthermore, the service provider receiving such referral must properly service such referred client. Instituting a corporate culture conducive to sending and receiving referrals is difficult and may not yield the results anticipated by us. In addition, our marketing alliances are terminable and, if we make serious errors or fail to produce sufficient revenues for our alliance partners, we are at risk of losing these relationships.

The inability of any one of our business segments to service customers adequately referred to it from within our other companies could impair our overall relationship with such customers.

A significant benefit of our structure and strategy is the ability to cross market between our SBA, electronic payment processing and other business customers, including potentially those of CrystalTech. However, should the business relationship between one of our business segments and customers deteriorate for any reason, such customers may opt to withdraw their business from our other businesses. Such a loss of business could negatively impact our results of operations and cash flows.

We rely on information processing systems, and our strategy of cross marketing to customers among our majority-owned subsidiaries will increase this reliance; the interruption, loss or failure of which would materially and adversely affect our business.

Our ability to provide business services depends, and will increasingly depend, on our capacity to store, retrieve, process and manage significant amounts of data and expand and upgrade our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure or damage caused by acts of god or other disruption, could have a material adverse effect on our business, financial condition and results of operations. Although we have disaster recovery procedures in place and insurance to protect against such contingencies, we cannot be certain that our disaster recovery systems or insurance will continue to be available at reasonable prices, cover all our losses or compensate us for the possible loss of clients occurring during any period that we are unable to provide outsourced business services.

We are attempting to build a national “Newtek” brand for services and products marketed to small and medium-sized businesses, but we are unable to obtain a significantly high level of protection for the brand name due to its previous usage in other contexts.

The current and past usage by others of names similar to “Newtek” may make obtaining a significant level of protection for the use of such name very costly. We cannot assure you that we will be able to prevent competitors from using the name “Newtek” in other contexts or even in competition with us. In the event of such an infringement, we would attempt to vigorously defend our rights to the name, but we can give no assurance that we will be successful in doing so. We have not registered the mark “Newtek” with the United States Patent and Trademark Office.

RISKS RELATED TO OUR CAPCO BUSINESS

Because our capcos are subject to minimum investment and other requirements under state law, a failure of any of them to meet these requirements could subject the capco and our shareholders to the loss of one or more capcos and would preclude participation in future capco programs.

Involuntary decertification of all or substantially all of our capcos would result in material loss to us and our shareholders. In general, capcos issue debt and equity instruments, such as warrants, to insurance company investors and the capcos then acquire interests in companies in accordance with applicable state statutes. In return, the states issue tax credits to the capcos, which are available to and used by the insurance company investors to reduce their state tax liabilities. In order to maintain its status as a capco and to avoid the recapture of the tax credits granted, each capco must meet a number of state requirements. A key requirement in order to maintain capco certification is that a capco must comply with minimum investment schedules that benchmark both the timing and type of required investments. Although to date we have met all applicable benchmarks, we may not do so in the future. A final involuntary loss of capco status, referred to as a decertification as a capco, will result in a loss of the tax credits for us and our insurance company investors; it would also enable the capco insurer, which has the obligation to make compensatory payments to offset the lost tax credits, to take control of one or more capcos and manage or liquidate the capco investments to offset its losses. This would deprive us of the value of the investments and make participation in future capco programs highly unlikely.

The ability of our capcos to meet minimum investment requirements is materially and adversely affected by the cost of capco insurance.

Each of our capcos, following its organization and payment for capco insurance, begins operations with cash approximately equal to 50% of its initial funding (inclusive of funds obtained from the capco insurer as premium financing), or “certified capital,” the amount on which the minimum investment requirement is based. In order to avoid decertification and remain in compliance with applicable rules, each capco must invest an amount equal to at least 50% of certified capital in qualified investments. The capcos receive full credit in the minimum investment calculation for the reinvestment of funds returned to the capco by the repayment, sale or liquidation of investments. However, each capco’s ability to meet its minimum investment requirement could be adversely effected by:

•	the cost of insurance at the beginning of the capco’s investment cycle;
•	the ability to obtain the premium financing from the capco insurer;
•	the transfer of 2.5% of certified capital per year as management fees to us;
•	the direct costs and expenses of operating the capco, including legal and accounting fees;
•	the payment of taxes due by the capco; and
•	losses by the capco, which are common on investments in riskier early-stage, start up and potentially high growth businesses.

As of March 31, 2004 seven of our eleven operating capcos have met the minimum investment requirements (the capco managed by Exponential Business Development, Inc., or Exponential, is not included as we only manage but do not own it). However, the remaining four capcos must invest an aggregate of approximately $121,000,000 within the varying time frames prescribed by the capcos’ respective states. Failure of one of these capcos to make the minimum investments within the prescribed time frames would lead to decertification of a capco.

The capco programs and the tax credits they provide are created by state legislation, and such laws are subject to possible action to repeal or retroactively revise the programs for political, economic or other reasons. Such an attempted repeal would create substantial difficulty for the capco programs and could, if ultimately successful, cause us material financial harm.

The tax credits associated with the capco programs and provided to our capcos’ investors are to be utilized by the investors over a period of time, typically ten years. Much can change during such a period and it is possible that one or more states may revise or eliminate the tax credits. Any such revision or repeal could have a material adverse economic impact on our capco, either directly or as a result of the capco’s insurer’s actions. During 2002 a single legislator in Louisiana did introduce such a proposed bill, on which no action was taken, and in Colorado in 2003 and 2004 bills to modify (not repeal) its capco program were introduced; the 2002 legislation was defeated in a legislative committee. The 2004 Colorado legislation could have a material and adverse impact on the potential profitability of our Colorado capco if some of the proposed provisions are adopted.

In the event of a threat of decertification by a state, the capco insurer is authorized to assume partial or complete control of a capco which would likely result in financial loss to the capco and possibly us and our shareholders.

Under the terms of insurance policies purchased by all but one of our capcos for the benefit of the investors, the capco insurer is authorized, in the event of a formal written threat of decertification by a state and absent appropriate corrective action by the capco, to assume partial or complete control of a capco in order to avoid final decertification and the requirement to pay compensatory interest to the certified investors under the policies. While avoiding final decertification, control by the insurer would result in significant disruption of the capco’s business and likely result in financial loss to the capco and our business.

In the absence of the adoption of new capco programs, we will be unable to derive any new income from tax credits, which to date represents substantially all of our income.

Virtually all of our net income for each of the years since inception was derived from the recognition of income related to tax credits available under current capco programs. We will recognize additional income related to tax credits from the current capco programs over the next ten years. Thereafter, unless additional capco programs are adopted and we are able to participate in them, we will derive no income from additional capco programs. The adoption of new state capco programs could be materially and adversely affected by adverse economic conditions or a change in the political acceptability of economic development or capco programs.

Our method of income recognition derived from the capco tax credits causes most of such income to be received in the first five years of the programs. In the absence of income from our investments or other sources, we would sustain material losses in later years.

In our capco programs we recognize the majority of our income from the tax credits in the early years of the programs because income recognition is tied to the schedule by which the tax credits become irrevocable and beyond recapture (approximately five years). We recognize the majority of our income from ten year capco programs in the first five years. In the absence of income from other sources, such as our investments in small businesses and affiliated companies, our income would decrease materially and we would likely sustain material losses in later years. Although we will not be recognizing significant tax credit income in the latter part of the program, we will continue to incur costs for the administration of the capcos, insurance expenses for the capcos and interest expenses on the capco notes. In the absence of our participation in new capco programs, income from tax credits will remain stagnant or decrease as the capcos reach maturity beginning in 2004.

If we are deemed to be an investment company under the Investment Company Act of 1940, we will not be able to execute our business strategy.

Because capcos can operate in a manner similar to venture capital funds, there is a risk that the Securities and Exchange Commission, or the SEC, or a court might conclude that we fall within the definition of investment company, and unless an exemption is available, we would be required to register under the Investment Company Act of 1940. Compliance with the Investment Company Act as a registered investment company would cause us to alter significantly our business strategy of participating in the management and development of affiliated companies, impair our ability to operate as planned and seriously harm our business. In addition, our contracts would be voidable and a court could appoint a receiver to take control of and liquidate our business.

The SEC has adopted Rule 3a-1 that provides an exemption from registration as an investment company if a company meets both an asset and an income test and is not otherwise primarily engaged in an investment company business by, among other things, holding itself out to the public as such or by taking controlling interests in companies with a view to realizing profits through subsequent sales of these interests. A company satisfies the asset test of Rule 3a-1 if it has no more than 45% of the value of its total assets (adjusted to exclude U.S. Government securities and cash) in the form of securities other than interests in majority-owned subsidiaries and companies which it primarily and actively controls. A company satisfies the income test of Rule 3a-1 if it has derived no more than 45% of its net income for its last four fiscal quarters combined from securities other than interests in majority owned subsidiaries and primarily and actively controlled companies.

RISKS RELATING TO OUR SBA LENDING BUSINESS

We have specific risks associated with small business administration loans.

We have generally sold the guaranteed portion of SBA loans in the secondary market. There can be no assurance that we will be able to continue originating these loans, or that a secondary market will exist for, or that we will continue to realize premiums upon the sale of, the guaranteed portions of the SBA loans.

We believe that our SBA loan portfolio does not involve more than a normal risk of collection. However, since we have sold the guaranteed portion of substantially all of our SBA loan portfolio, we incur a pro rata credit risk on the non-guaranteed portion of the SBA loans since we share pro rata with the SBA in any recoveries. In the event of default on an SBA loan, our pursuit of remedies against a borrower is subject to SBA approval, and where the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application has been prepared and submitted, the SBA may decline to honor its guarantee with respect to our SBA loans or it may seek the recovery of damages from us. If we should experience significant problems with our underwriting of SBA loans, such failure to honor a guarantee or the cost to correct the problems could have a material adverse effect on us. Although the SBA has never declined to honor its guarantees with respect to SBA loans made by us since our acquisition of the lender, no assurance can be given that the SBA would not attempt to do so in the future.

Curtailment of the government guaranteed loan programs could cut off an important segment of our business.

There can be no assurance that the federal government will maintain the SBA program, or that it will continue to guarantee loans at current levels. If we cannot continue making and selling government guaranteed loans, we will generate fewer origination fees and our ability to generate gains on sale of loans will decrease. From time to time, the government agencies that guarantee these loans reach their internal budgeted limits and cease to guarantee loans for a stated time period.

In addition, these agencies may change their rules for loans. Also, Congress may adopt legislation that would have the effect of discontinuing or changing the programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. If these changes occur, the volume of loans to small business and industrial borrowers of the types that now qualify for government guaranteed loans could decline, as could the profitability of these loans.

Changing interest rates may reduce our income from lending.

Fluctuations in interest rates may affect customer demand for our loans and other products and services. Our lending business will likely increase during times of falling interest rates and, conversely, decrease during times of significantly higher interest rates. Significant fluctuations in interest rates and loan demand could have a potentially adverse effect on our results of operations and cash flows.

Our ability to participate in the SBA government-guaranteed loan program depends on our ability to obtain sufficient warehouse or similar lending facilities, on sufficiently attractive terms, to enable us to make profitable loans.

In conjunction with the acquisition of our SBA lending affiliate, we were able to assist in the renegotiation and extension of a major warehouse loan facility from an affiliate of Deutsche Bank. This warehouse line enables our SBA lender to fund loans and repay the line at the time all or a portion of the loan is sold, as is typically the case. This warehouse line of credit is currently scheduled to expire on June 30, 2004. In the absence of this warehouse line of credit, or some other comparable credit facility, the SBA lender would be unable to make any material number of loans without finding a replacement lending facility. Furthermore, our interest spread and net earnings from this segment of our business would be directly effected by the terms and conditions of the replacement lending facilities.

An increase in non-performing assets would reduce our income and increase our expenses.

If our level of non-performing assets in our SBA lending business rises in the future, it could adversely affect our revenue and earnings. Non-performing assets are primarily loans on which borrowers are not making their required payments. Non-performing assets also include loans that have been restructured to permit the borrower to have smaller payments and real estate that has been acquired through foreclosure of unpaid loans. To the extent that our loan assets are non-performing, we will have less cash available for lending and other activities.

RISKS RELATING TO OUR ELECTRONIC PAYMENT PROCESSING BUSINESS

We rely currently on a single bank sponsor, which has substantial discretion with respect to certain elements of our business practices, in order to process bankcard transactions. If this sponsorship is terminated and we are not able to secure or migrate merchant portfolios to new bank sponsors, we will not be able to conduct our electronic payment processing business.

Because we are not a bank, we are unable to belong to and directly access the Visa and MasterCard bankcard associations. The Visa and MasterCard operating regulations require us to be sponsored by a bank in order to process bankcard transactions. We are currently registered with Visa and MasterCard through the sponsorship of one bank that is a member of the card associations. If this sponsorship is terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Furthermore, our agreement with our sponsoring bank gives the sponsoring bank substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of independent sales organizations. We cannot guarantee that our sponsoring bank’s actions under these agreements will not be detrimental to us.

If we or our bank sponsor fail to adhere to the standards of the Visa and MasterCard credit card associations, our registrations with these associations could be terminated and we could be required to stop providing payment processing services for Visa and MasterCard.

Substantially all of the transactions we process involve Visa or MasterCard. If we or our bank sponsor fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate our registration. The termination of our registration or any changes in the Visa or MasterCard rules that would impair our registration could require us to stop providing payment processing services, which would have a material adverse effect on our business.

We and our electronic payment processing subsidiaries rely on other card payment processors and service providers. If they no longer agree to or are able to provide their services, our merchant relationships could be adversely affected and we could lose business.

Our electronic payment processing business relies on agreements with several other large payment processing organizations to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. We also rely on third parties to whom we outsource specific services, such as reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis and forwarding the accumulated data to the relevant bankcard associations. Many of these organizations and service providers are our competitors. The termination by our service providers of these arrangements with us or their failure to perform these services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

On occasion, we experience increases in interchange and sponsorship fees. If we cannot pass these increases along to our merchants, our profit margins will be reduced.

Our electronic payment processing subsidiaries pay interchange fees or assessments to card associations for each transaction we process using their credit, debit and gift cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may increase their Visa and MasterCard sponsorship fees, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to merchants through corresponding increases in our processing fees, our profit margins in this line of business will be reduced.

Unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems or otherwise, could expose us to liability and business losses.

Through our electronic payment processing subsidiaries, we collect and store sensitive data about merchants and cardholders and we maintain a database of cardholder data relating to specific transactions, including payment, card numbers and cardholder addresses, in order to process the transactions and for fraud prevention and other internal processes. If anyone penetrates our network security or otherwise misappropriates sensitive merchant or cardholder data, we could be subject to liability or business interruption. We cannot guarantee that our systems will not be penetrated in the future. If a breach of our system occurs, we may be subject to liability, including claims for unauthorized purchases with misappropriated card information, impersonation or other similar fraud claims.

We have potential liability if our merchants refuse or cannot reimburse charge-backs resolved in favor of their customers.

If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited to the account of the cardholder. If we or our processing banks are unable to collect the charge-back from the merchant’s account, or if the merchant refuses or is financially unable due to bankruptcy or other reasons to reimburse the merchant’s bank for the charge-back, we bear the loss for the amount of the refund paid to the cardholder’s bank.

We face potential liability for customer or merchant fraud.

Credit card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional card-present transaction, if the merchant swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of our business customers are small and transact a substantial percentage of their sales over the Internet or by telephone or mail orders. Because their sales are card-not-present transactions, these merchants are more vulnerable to customer fraud than larger merchants and we could experience charge-backs arising from cardholder fraud more frequently with these merchants.

Merchant fraud occurs when a merchant, rather than a customer, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Anytime a merchant is unable to satisfy a charge-back, we are responsible for that charge-back. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot assure you that these measures are or will be effective. Failure to effectively manage risk and prevent fraud could increase our charge-back liability.

RISKS RELATING TO OUR ACQUISITION AND OPERATION OF A WEBSITE HOSTING BUSINESS

The closing of the CrystalTech acquisition is contingent on our receiving net proceeds from this offering or a similar financing. Even if this offering is completed, we may still not be able to consummate the acquisition. In such a case, we would not be able to acquire the website hosting business.

Under the terms of our agreement with CrystalTech, our obligation to consummate this acquisition is conditioned upon our receiving sufficient financing to fund the cash portion of the purchase price of $10,000,000 plus an additional amount of $2,000,000. Moreover, some of the other closing conditions are not within our control, such as the consent of Microsoft Corporation to the transfer of the software license necessary for the operation of CrystalTech’s business and obtaining the consent of CrystalTech’s landlord. Absent fulfillment of all material conditions, we may be unable to complete the transaction.

CrystalTech operates in a competitive industry where technological change can be rapid.

The website hosting business and its related technology involve a broad range of rapidly changing technologies. CrystalTech’s equipment and the technologies on which it is based may not remain competitive over time, and others may develop superior technologies that render CrystalTech’s products non-competitive without significant additional capital expenditures.

CrystalTech’s website hosting business depends on the efficient and uninterrupted operation of its computer and communications hardware systems and infrastructure.

Despite precautions taken by CrystalTech against possible failure of its systems, interruptions could result from natural disasters, power loss, the inability to acquire fuel for our backup generators, telecommunications failure, terrorist attacks and similar events. CrystalTech also leases telecommunications lines from local, regional and national carriers whose service may be interrupted. Our business, financial condition and results of operations could be harmed after our acquisition of CrystalTech by any damage or failure that interrupts or delays our operations.

Of primary importance to CrystalTech’s website hosting customers is the integrity of its infrastructure and the privacy of confidential information.

CrystalTech’s infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents CrystalTech’s security measures, he or she could jeopardize the security of confidential information stored on CrystalTech’s systems, misappropriate proprietary information or cause interruptions in CrystalTech’s operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. The security services that CrystalTech offers in connection with customers’ networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although CrystalTech attempts to limit contractually its liability in such instances, the occurrence of these problems may result in claims against CrystalTech or us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could harm our business and reputation and impair CrystalTech’s ability to attract and retain customers.

CrystalTech’s business depends on Microsoft Corporation for the license to use software as well as other intellectual property in its website hosting business.

CrystalTech’s website hosting business is built upon a technological platform relying on the Microsoft Windows® products CrystalTech currently licenses, so that, effectively, Microsoft’s consent is required for us to acquire CrystalTech. If we are unable to continue to have the benefit of that licensing arrangement or, if the Microsoft Windows® products upon which CrystalTech’s platform is built become obsolete, our business could be materially and adversely affected.

CrystalTech depends on the services of a few key personnel in managing its website hosting business, and the loss of one or more of them could materially impair its ability to maintain current levels of customer service and the proper technical operations of its business.

After we acquire CrystalTech we will depend upon the continued management by Tim Uzzanti of the operations of CrystalTech’s website hosting business, along with two or three other individuals to supervise CrystalTech’s technical operations and the customer technical service response. If we were to lose the services of one or more of these persons, our website hosting business could be significantly diminished.

RISKS RELATING TO OUR NEW BUSINESSES

The new businesses we plan to develop or organize, namely insurance sales, tax preparation services and financial information services will be businesses which are new to us and we may incur significant losses prior to becoming profitable if ever.

We do not have any experience in conducting our proposed new businesses in any meaningful manner in the past. Our investment in and operation of these businesses may result in losses due to our lack of knowledge and experience.

We cannot assure that the insurance, tax preparation or financial information services we plan to offer will be price competitive or accepted by our customers.

Despite our efforts to design, market and deliver integrated services to our customers, our proposed new services may not be widely accepted and we may not be able to compete with other larger and better capitalized providers of such services.

We will depend on third parties, particularly property and casualty insurance companies, to supply the products marketed by our agents.

Our future contracts with property and casualty insurance companies typically will provide that the contracts can be terminated by the supplier without cause. Our inability to enter into satisfactory arrangements with these suppliers or the loss of these relationships for any reason would adversely affect the results of our new insurance business.

Termination of our professional liability insurance policy may adversely impact our financial prospects and our ability to continue our relationships with insurance companies.

We will need to obtain professional liability insurance in connection with the operation of this business. If we are unable to obtain or if we lose such insurance after we obtain it, it is unlikely that our relationships with insurance companies would continue. We are currently in the process of obtaining professional liability insurance to cover the operations of the insurance agency and meet applicable state licensing requirements but no assurances can be given that we will be able to obtain such insurance. Once obtained, our failure to maintain this insurance would have a material adverse impact on the business.

If we fail to comply with government regulations, our insurance agency business could be adversely affected.

Our insurance agency business will be subject to comprehensive regulation in the various states in which we plan to conduct business. Our success will depend in part upon our ability to satisfy these regulations and to obtain and maintain all required licenses and permits. Our failure to comply with any statutes and regulations could have a material adverse effect on us. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect on us.

We do not have any control over the commissions our insurance agency expects to earn on the sale of insurance products which are based on premiums and commission rates set by insurers and the conditions prevalent in the insurance market.

Our insurance agency expects to earn commissions on the sale of insurance products. Commission rates and premiums can change based on the prevailing economic and competitive factors that affect insurance underwriters. In addition, the insurance industry has been characterized by periods of intense price competition due to excessive underwriting capacity and periods of favorable premium levels due to shortages of capacity. We cannot predict the timing or extent of future changes in commission rates or premiums or the effect any of these changes will have on the operations of our insurance agency.

RISKS RELATING TO OUR COMMON STOCK AND THIS OFFERING

Three of our shareholders, all of whom are executive officers and directors, will beneficially own approximately _ % of our common stock after completion of this offering and will be able to control the outcome of most shareholder actions.

Because of their ownership of our stock, Messrs. Sloane, Wasserman and Rubin will be able to control or have significant influence over all actions requiring shareholder approval, including the election of directors, the adoption of amendments to the certificate of incorporation, approval of stock incentive plans and approval of major transactions such as a merger or sale of assets. This could delay or prevent a change in control of our company, deprive our shareholders of an opportunity to receive a premium for their shares of common stock as part of a change in control and have a negative effect on the market price of our common stock.

There is a limited trading market for our common stock, and you may not be able to resell your shares at or above the price you pay for them.

The price of our common stock is subject to fluctuations based on, among other things, economic and market conditions for companies in similar industries to ours and the stock market in general, as well as changes in investor perceptions of us. While we are a publicly-traded company, the volume of trading activity in our stock is relatively small. The current public float of our common stock is approximately 14,700,000 shares, and the average daily trading volume of our common stock from December 31, 2002 through December 31, 2003 was approximately 50,000 shares. Even if a more active market develops, there can be no assurance that such a market will continue or that our shareholders will be able to sell their shares at or above the offering price.

Our management will have broad discretion over the use of the net proceeds of this offering, and you may not agree with the way the proceeds are used.

While we currently intend to use the net proceeds of this offering for the CrystalTech acquisition, working capital and other general purposes, we may subsequently choose to use the net offering proceeds for different purposes or not at all. In addition, the CrystalTech acquisition may fail to close for a reason or reasons which we cannot now contemplate. The effect of the offering will be to increase capital resources available to our management, and our management will allocate these capital resources as it determines is necessary. You will be relying on the judgment of our management with regard to the use of the net proceeds of this offering. See “Use of Proceeds.”

Future issuances of our common stock or other securities, including preferred stock, may dilute the per share book value of our common stock or have other adverse consequences to our common shareholders.

Following the completion of this offering, our board of directors has the authority, without the action or vote of our shareholders, to issue all or part of the approximately              authorized but unissued shares of our common stock. If issued, these common shares would represent approximately             % of our outstanding common stock. Our business strategy relies upon investment in and acquisition of businesses using the resources available to us, including our common stock. We have made acquisitions during 2002 and 2003 involving the issuance of our common stock, and we expect to make additional acquisitions in the future using our common stock. Additionally, we anticipate granting additional options or restricted stock awards to our employees and directors in the future. We may also issue additional securities, through public or private offerings, in order to raise capital to support our growth, including in connection with possible acquisitions or in connection with purchases of minority interests in affiliated companies or capcos. Future issuances of our common stock will dilute the percentage of ownership interest of current shareholders and could decrease the per share book value of our common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

Pursuant to our certificate of incorporation, our board of directors is authorized to issue, without action or vote of our shareholders, up to 1,000,000 shares of “blank check” preferred stock, meaning that our board of directors may, in its discretion, cause the issuance of one or more series of preferred stock and fix the designations, preferences, powers and relative participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series. The preferred stock so issued may rank superior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, the shares of preferred stock may have class or series voting rights.

The authorization and issuance of “blank check” preferred stock could have an anti-takeover effect detrimental to the interests of our shareholders.

Our certificate of incorporation allows our board of directors to issue preferred stock with rights and preferences set by the board without further shareholder approval. The issuance of shares of this “blank check” preferred stock could have an anti-takeover effect detrimental to the interests of our shareholders. For example, in the event of a hostile takeover attempt, it may be possible for management and the board to impede the attempt by issuing the preferred shares, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. Our board has the right to issue any new shares, including preferred shares, without first offering them to the holders of common stock as they have no preemptive rights.

We know of no other publicly-held company that sponsors and operates capcos as a material part of its business. As such, there are, to our knowledge, no other companies against which investors may compare our capco business, operations, results of operations and financial and accounting structures.

In the absence of any meaningful peer group comparisons for our capco business, investors may have a difficult time understanding and judging the strength of our business. This, in turn, may have a depressing effect on the value of our stock.

Substantial sales of shares may impact the market price of our common stock.

If our shareholders sell substantial amounts of our common stock, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock. This risk is compounded by the fact that three of our executive officers and directors will own approximately             % of our common stock after completion of this offering, and sales by any one of them of substantial numbers of shares, or the perception that such sales could occur, could adversely affect the market price. Further, these three shareholders, as well as all of our other directors, have entered into lock-up agreements with the underwriters in which they have agreed to refrain from selling their shares for a period of 180 days after the date of this prospectus. Increased sales of our common stock in the market after the expiration of these lock up agreements could exert significant downward pressure on our stock price.

Provisions of our certificate of incorporation and New York law place restrictions on our shareholders’ ability to recover from our directors.

As permitted by New York law, our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of these provisions and New York law, shareholders have restrictions and limitations upon their rights to recover from directors for breaches of their duties. In addition, our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by law.

We may not be able to comply in a timely manner with all of the recently enacted or proposed corporate governance requirements.

Beginning with the enactment of the Sarbanes-Oxley Act of 2002, in July 2002, a significant number of new corporate governance requirements have been adopted or proposed by the SEC and the Nasdaq Stock Market. Although we currently expect to comply with all current and future requirements, we may not be successful in complying with these requirements in the future. In addition, certain of these requirements may require us to make changes to our corporate governance.

There are risks associated with one of our underwriter’s lack of recent experience in public offerings.

Although certain principals of Maxim Group LLC have extensive experience in the securities industry, Maxim Group LLC itself is newly formed and has acted as an underwriter in only one prior public offering. This lack of operating history may have an adverse effect on this offering. Maxim Group LLC was formed in October 2002 and is a member of the National Association of Securities Dealers and the Securities Investor Protection Corporation.

NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus reflect assumptions, expectations, projections, intentions or beliefs about future events. These statements, which may relate to such matters as the CrystalTech acquisition, other potential acquisitions and current and potential joint ventures, industry conditions, revenue and net income, future capital expenditures, fulfillment of working capital needs and future acquisition plans, are “forward-looking statements” within the meaning of the federal securities laws. These statements are not statements of historical fact. The words “anticipate,” “estimate,” “expect,” “forecast,” “goal,” “objective,” “projection,” or similar words are intended to identify forward-looking statements. Forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. In addition to the specific factors we discuss in the “Risk Factors” section of this prospectus, the following are among the important factors that could cause our actual results, performance or financial condition to differ materially from the forward-looking statements:

•	The performance of our affiliated companies, aspects of which are outside our control.
•	Losses by the capcos due to investments in riskier early-stage and start up businesses which could make it significantly more difficult for the capcos to meet minimum state statutory investment benchmarks and thus subject the capcos to decertification and further financial loss.
•	The degree and nature of our competition and that of our affiliated companies.
•	The lack of widespread acceptance of the commercial use of the Internet, which may be material to one or more of our affiliated companies.
•	Our ability, and that of our affiliated companies, to attract and retain key managerial and technical personnel.
•	Changes in government regulation of our business and those of our affiliated companies.

Any forward-looking statements should be considered in light of such important factors.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of              shares of common stock by us in this offering will be approximately $            , based on an assumed public offering price of $             per share (the last sale price on May             , 2004) and after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds as follows:

•	$10,000,000 to pay the cash portion of the purchase price of CrystalTech; and
•	the balance for working capital and general corporate purposes, including potential future acquisitions of complementary businesses and technologies. We are not currently engaged in any material discussions regarding any potential acquisitions other than the CrystalTech acquisition. See “CrystalTech Acquisition.”

On April 28, 2004, we signed a definitive agreement to acquire CrystalTech. In the event that the CrystalTech acquisition fails to close, the $10,000,000 in proceeds allocated for the CrystalTech purchase price will be used for working capital and general corporate purposes as described above and we will have full discretion over the use of this portion of the proceeds as well as the balance of the proceeds.

CAPITALIZATION

The following table describes our capitalization as of March 31, 2004:

•	on an actual basis;
•	on an as adjusted basis to reflect our sale of shares of common stock in this offering at an assumed public offering price of $ per share (the last sale price on May , 2004); and
•	on a pro forma as adjusted basis to reflect our sale of shares of common stock in this offering at an assumed public offering price of $ per share (the last sale price on May , 2004) and the application of the estimated net proceeds as described in “Use of Proceeds,” and after deducting the underwriting discount and estimated offering expenses.

You should read the following table in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	As of March 31, 2004
	Actual	As Adjusted (2)	Pro Forma As Adjusted (3)
	(in thousands)
Cash and cash equivalents	$42,564,071
Notes payable	136,411,346
Shareholders’ equity:
Preferred stock, $.02 par value; 1,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—
Common stock, $.02 par value; 39,000,000 shares authorized; 26,209,211 shares issued and outstanding—actual; shares issued and outstanding—as adjusted(1)	533,040
Additional paid-in capital	28,449,520
Unearned compensation
Retained earnings	13,537,370
Total shareholders’ equity	40,652,615
Total capitalization	177,063,961

(1)	The number of actual and as adjusted outstanding shares of common stock as of March 31, 2004 excludes 1,827,371 shares reserved for issuance under our stock option plans, at a weighted average exercise price of $4.40 per share, and also excludes the shares issuable to the underwriters in the over-allotment option. See “Underwriting.”
(2)	Assumes the completion of this offering.
(3)	Assumes the completion of this offering and that CrystalTech was acquired at March 31, 2004 .

DILUTION

If you invest in our common stock, your investment will be diluted to the extent of the excess of the offering price per share of our common stock over the net tangible book value per share of our common stock immediately after this offering and the completion of the CrystalTech acquisition.

The net tangible book value of our common stock at March 31, 2004 was approximately $             or $             per share. The net tangible book value per share represents the amount of our total tangible assets less our liabilities.

After giving effect to the issuance and sale of              shares of our common stock in this offering and our receipt of approximately $             in net proceeds from that sale, based on an assumed public offering price of $             per share and after deducting the underwriting discount and the estimated expenses of this offering, and after giving effect to the CrystalTech acquisition (payment of the cash purchase price and the allocation of tangible and intangible assets and the issuance of common stock in connection therewith), our as adjusted net tangible book value as of March 31, 2004 would have been approximately $            , or $             per share. This amount represents an immediate increase in the net tangible book value of $             to existing shareholders and an immediate dilution of $             per share to purchasers of our common stock in this offering. Dilution is determined by subtracting the net tangible book value per share as adjusted for this offering and the acquisition of CrystalTech from the amount of cash paid by a new investor for a share of our common stock. The following table illustrates the per share dilution.

Public offering price per share		$

Pro forma net tangible book value per share as of March 31, 2004 assuming completion of this offering	$

Decrease in pro forma net tangible book value per share assuming acquisition of CrystalTech	$

Pro forma net tangible book value per share assuming completion of this offering and the CrystalTech acquisition		$

Pro forma dilution per share to investors in this offering		$

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PRICE RANGE OF COMMON STOCK

Our common stock has been traded on the Nasdaq National Market under the symbol “NKBS” since December 30, 2003. Our common stock previously traded on the American Stock Exchange. The following table sets forth, for the periods indicated, the high and low closing sale prices of our common stock as reported on the American Stock Exchange (under the symbol “NKC”) and, since December 30, 2003, on the Nasdaq National Market.

	Common Stock Price Per Share
Year ended December 31, 2002:		High		Low

First Quarter:		$3.95		$3.00
Second Quarter:		$5.20		$3.20
Third Quarter:		$4.24		$3.15
Fourth Quarter:		$4.39		$3.20

Year ended December 31, 2003:
First Quarter:		$5.30		$3.80
Second Quarter:		$6.29		$3.90
Third Quarter:		$5.75		$4.65
Fourth Quarter:		$7.00		$4.83

Year ending December 31, 2004:
First Quarter:		$7.95		$4.34
Second Quarter (through May , 2004):	$		$

On May         , 2004, the last sale price of our common stock on the Nasdaq National Market was $             per share. As of May         , 2004, there were approximately              record holders and approximately              beneficial owners of our common stock, which excludes the shares to be issued pursuant to this offering and the CrystalTech transaction.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock since our inception in 1998. We currently anticipate that we will retain all of our earnings for the continued development and expansion of our business and do not anticipate declaring or paying any cash or non-cash dividends in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the following selected consolidated financial data from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants and from our unaudited consolidated financial statements as of March 31, 2004. In the opinion of management, the unaudited financial data for the three month periods ended March 31, 2004 and 2003 includes all adjustments (consisting of any normal recurring adjustments) necessary to present the financial data for such periods. Historical results are not necessarily indicative of the results to be expected in the future. You should read the selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. For a review of the possible effect of the acquisition of CrystalTech, see the “Pro Forma Financial Information” section of this prospectus.

	Years Ended December 31,					Three Months Ended March 31, (unaudited)
	1999	2000	2001	2002	2003	2003	2004
	(in thousands except per share data)
Statement of Operations Data:
Revenue:
Income from tax credits	$10,964	$6,533	$21,498	$30,603	$44,933	$10,389	$2,024
Electronic payment processing	—	—	121	1,584	6,297	848	3,233
Servicing fee and premium income	—	—	—	—	2,702	368	1,112
Recovery of investment	—	—	105	29	350	—	—
Interest and dividend income	—	2,118	1,845	900	4,059	1,059	1,029
Gain on sale of property	—	—	—	16	—	—	—
Other income	918	59	336	1,538	2,152	255	472

Total revenue	11,882	8,710	23,905	34,670	60,493	12,919	7,870

Expenses:
Interest	2,439	7,280	11,577	11,485	13,879	3,718	3,764
Payroll and consulting fees	254	1,294	2,665	4,565	8,407	1,664	2,185
Electronic payment processing costs	—	—	42	632	3,685	1,120	2,101
Professional fees	460	1,844	2,061	3,145	5,328	916	995
Insurance	410	1,006	1,530	1,951	2,469	573	715
Write-down of asset held for sale to net realizable value	—	—	168	—	—	—	—
Other than temporary decline in value of investments	—	1,232	477	1,602	1,996	1,713	—
Provision for loan losses	—	—	—	—	473	—	105
Goodwill impairment	—	—	—	—	1,435	—	—
Equity in net losses of affiliates	—	163	2,280	729	—	55	—
Other	296	772	1,132	3,043	4,751	707	1,194

Total expenses	3,859	13,591	21,932	27,152	42,423	10,466	11,059

Income (loss) before minority interest, provision for income taxes and extraordinary items	8,023	(4,881)	1,973	7,518	18,070	2,453	(3,189)

Minority interest	(3,521)	2,234	(509)	(335)	(1,598)	288	300

Income (loss) before provision of income taxes and extraordinary items	4,502	(2,647)	1,464	7,183	16,472	2,741	(2,889)
(Provision) benefit for income taxes	—	(1,140)	(534)	(2,658)	(7,090)	(1,069)	1,185

Income (loss) before extraordinary items	4,502	(3,787)	930	4,525	9,382	1,672	(1,704)
Extraordinary gain on acquisition of minority interests	—	—	—	908	—	—	—
Extraordinary gain on acquisition of a business	924	362	—	2,735	187	187	—

Net income (loss)	$5,426	$(3,425)	$930	$8,168	$9,569	$1,859	$(1,704)

	Years ended December 31,					Three Months Ended March 31, (unaudited)
	1999	2000	2001	2002	2003	2003	2004
Weighted average common shares outstanding:
Basic	18,250	19,310	21,890	24,184	25,777	25,410	26,471
Diluted	18,250	19,310	21,910	24,294	26,177	25,661	26,471
Income (loss) per share after extraordinary gain:
Basic	$.30	$(.18)	$.04	$.34	$.37	$.07	$(.06)
Diluted	$.30	$(.18)	$.04	$.34	$.37	$.07	$(.06)
Income (loss) per share before extraordinary gain:
Basic	$.25	$(.20)	$.04	$.19	$.36	$.07	$(.06)
Diluted	$.25	$(.20)	$.04	$.19	$.36	$.07	$(.06)

	As of December 31,					As of March 31, (unaudited)
	1999	2000	2001	2002 2003		2004
Balance Sheet Data:
Cash	$25,454,016	$34,697,081	$31,171,966	$41,171,358	$33,444,611	$42,564,071
Total Assets	$54,645,029	$83,538,926	$83,362,802	$169,054,738	$192,184,009	$200,721,138
Note payable in credits in lieu of cash	$31,583,438	$56,147,907	$49,640,846	$65,196,116	$65,697,050	$69,726,477
Total liabilities	$40,397,991	$70,106,524	$66,889,573	$137,109,703	$143,543,436	$151,975,686
Minority interest	$5,938,111	$4,163,053	$5,081,692	$4,772,741	$8,393,151	$8,092,837
Shareholders’ equity	$8,308,927	$9,269,349	$11,391,537	$27,172,294	$40,247,422	$40,652,615

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis may contain forward-looking statements that involve risk and uncertainty, such as our anticipated future financial performance, business prospects, expectations regarding our ability to begin to cross-sell services among our small business customers, future liquidity and ability to access capital markets, as well as legislative developments and other similar matters. A variety of factors could cause our actual results to differ materially from the anticipated results expressed in the forward-looking statements, such as intensified competition and problems in our majority-owned businesses and their impact on revenues and profit margins. Some of the factors that could cause actual results to differ from those in the forward-looking statements are identified below in “Liquidity and Capital Resources—Liquidity Risk” and “Critical Accounting Policies and Estimates” as well as “Risk Factors” and other sections of this prospectus. You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. See also the “Note On Forward Looking Statements” and the “Pro Forma Financial Information” sections of this prospectus.

Results of Operations

Consistent with managements focus, the revenue and expenses from the consolidated operating entities, specifically the SBA lending and merchant processing companies continue to increase as a percentage of revenue, with a correlating decrease in revenues from capco-derived tax credits. The following table sets forth certain data from our statements of income, expressed as a percentage of total revenues, for each of the periods presented.

	Years Ended December 31,			Three Months Ended March 31, (unaudited)
	2001	2002	2003	2003	2004
Statement of Operations Data:
Revenue:
Income from tax credits	90.0%	88.2%	74.3%	80.4%	25.7%
Electronic payment processing	0.5%	4.6%	10.4%	6.6%	41.1%
Servicing fee and premium income	0.0%	0.0%	4.5%	2.8%	14.1%
Interest and dividend income	7.7%	2.6%	6.7%	8.2%	13.1%
Recovery of investment	0.4%	0.1%	0.6%	0.0%	0.0%
Gain on sale of property	0.0%	0.1%	0.0%	0.0%	0.0%
Other income	1.4%	4.4%	3.5%	2.0%	6.0%

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Expenses:
Interest	48.4%	33.1%	22.9%	28.8%	47.8%
Payroll and consulting fees	11.2%	13.2%	13.9%	12.9%	27.8%
Electronic payment processing costs	0.2%	1.8%	6.1%	8.7%	26.7%
Professional fees	8.6%	9.1%	8.8%	7.1%	12.6%
Insurance	6.4%	5.6%	4.1%	4.4%	9.1%
Write-down of asset held for sale to net realizable value	0.7%	0.0%	0.0%	0.0%	0.0%
Other than temporary decline in value of investments	2.0%	4.6%	3.3%	13.3%	0.0%
Equity in net losses of affiliates	9.5%	2.1%	0.0%	0.3%	0.0%
Provision for loan losses	0.0%	0.0%	0.8%	0.0%	1.3%
Goodwill impairment	0.0%	0.0%	2.4%	0.0%	0.0%
Other	4.7%	8.8%	7.8%	5.5%	15.2%

Total expenses	91.7%	78.3%	70.1%	81.0%	140.5%

Income (loss) before minority interest, provision for income taxes and extraordinary items	8.3%	21.7%	29.9%	19.0%	(40.5%)
Minority interest	(2.1)%	(1.0)%	(2.6)%	2.2%	3.8%

Income before provision for income taxes, and extraordinary items	6.2%	20.7%	27.3%	21.2%	(36.7%)
(Provision) benefit for income taxes	(2.3)%	(7.7)%	(11.8)%	(8.2%)	15.0%

Income before extraordinary items	3.9%	13.0%	15.5%	13.0%	(21.7%)

Extraordinary items	0.0%	10.6%	0.3%	1.4%	0.0%

Net income (loss)	3.9%	23.6%	15.8%	14.4%	(21.7%)

Comparison of the Three Months Ended March 31, 2004 and March 31, 2003.

Revenues decreased by approximately $5,049,000 to $7,870,000 for the three months ended March 31, 2004, from approximately $12,919,000 for the three months ended March 31, 2003. Income from tax credits decreased by approximately $8,365,000 from $10,389,000 for the three months ended March 31, 2003, to $2,024,000 for the three months ended March 31, 2004, due to our capcos achieving less investment thresholds mandated by the various state capco statutes in 2004 compared to 2003. Electronic payment processing revenue increased by approximately $2,385,000 to $3,233,000 for the three months ended March 31, 2004, from $848,000 for the three months ended March 31, 2003, due the increase in our electronic payment processing customers, as well as our acquisition of Automated Merchant Services in August, 2003.

Servicing fee and premium income increased by approximately $744,000 to $1,112,000 for the three months ended March 31, 2004 from $368,000 for the three months ended March 31, 2003 due to the fact that NSBF experienced significant growth in the business. Interest and dividends are generated from SBA lending activities, excess cash balances that are invested in low risk, highly liquid securities (money market accounts, federal government backed mutual funds, etc.), non-cash accretions of structured insurance product and on held to maturity investments. The following table details the changes in these different forms of interest and dividend income:

	Three Months Ended March 31,		Change
	2003	2004
SBA lending activities	$915,176	$925,003	9,827
Non-cash accretions	43,904	43,904	—
Qualified investments	22,975	20,829	(2,146)
Low-risk highly liquid securities	77,114	39,212	(37,902)

	$1,059,169	$1,028,948	(30,221)

The decrease in interest income generated on qualified investments and low-risk highly liquid securities is attributable to a decline in the average outstanding balances of held to maturity investments and reduced short term interest rates on interest bearing cash accounts.

Changes in interest expense are summarized as follows:

	Three Months Ended March 31,		Change
	2003	2004
Capco interest expense	$3,001,543	$3,021,416	$19,873
NSBF (SBA lender) interest expense	504,586	501,873	(2,713)
Other interest	211,723	241,485	29,762

	$3,717,852	$3,764,774	$46,922

Provision for loan losses increased to approximately $105,000 for the three months ended March 31, 2004 from zero for the three months ended March 31, 2003. This is due to the fact that NSBF was acquired on December 31, 2002 and there were no new loans during the comparable three months ended March 31, 2003.

Other than temporary decline in value of investments decreased by approximately $1,713,000 to zero for the three months ended March 31, 2004 from $1,713,000 for the three months ended March 31, 2003, due to the Company’s determination that there were no other than temporary declines in the value of investments for the period ended March 31, 2004. During the period ended March 31, 2003, the Company determined that there was an approximately $943,000 other than temporary decline in the value of its investments for Merchant Data Systems, Inc., approximately $500,000 for 1-800 Gift Certificate and an approximately $270,000 other than temporary decline in the value of its investments for Direct Creations, LLC.

Our results of operations declined by approximately $3,563,000 from net income of $1,859,000 for the three months ended March 31, 2003 to a net loss of $1,704,000 for the three months ended March 31, 2004, due to the decreases in revenue of approximately $5,049,000 and the increases in overall expenses of approximately $593,000 discussed above, offset by the decrease in the taxes of approximately $2,254,000, and the decrease in extraordinary gains of approximately $187,000.

Comparison of the Years Ended December 31, 2003 and December 31, 2002

Revenues increased by approximately $25,823,000 to $60,493,000 for the year ended December 31, 2003, from $34,670,000 for the year ended December 31, 2002. Income from tax credits increased by approximately $14,330,000, from $30,603,000 for the year ended December 31, 2003, to $44,933,000 for the year ended December 31, 2002, due to our capcos achieving various additional investment thresholds mandated by the various state capco statutes in 2003 versus 2002. Electronic payment processing revenue increased by approximately $4,713,000 to $6,297,000 for the year ended December 31, 2003, from $1,584,000 for the year ended December 31, 2002, due to the Company’s increase in electronic payment processing customers, as well as our acquisition of Automated Merchant Services, Inc., or AMS, on August 7, 2003.

Servicing fee and premium income increased by approximately $2,702,000 to $2,702,000 for the year ended December 31, 2003 from zero for the year ended December 31, 2002 due to the fact that Commercial Capital Corp., or CCC and now NSBF, the SBA lender, was acquired on December 31, 2002.

Interest and dividends are generated from SBA lending activities, excess cash balances that are invested in low risk, highly liquid securities (money market accounts, federal government backed mutual funds, etc.), non-cash accretions of structured insurance product and on held to maturity investments. The following table details the changes in these different forms of interest and dividend income:

	Year Ended December 31,		Change
	2002	2003
SBA lending activities	$—	$3,542,830	$3,542,830
Non-cash accretions	175,612	175,612	—
Qualified investments	224,260	123,295	(100,965)
Low-risk highly liquid securities	500,255	217,584	(282,671)

	$900,127	$4,059,321	$3,159,194

The acquisition of NSBF contributed approximately $3,543,000 of additional interest income in 2003, generated on SBA lending activities. This increase in interest income was offset by corresponding decreases in income generated on qualified investments and low-risk highly liquid securities which is attributable to a decline in the average outstanding balances of held to maturity investments and interest bearing cash accounts.

Other income increased by approximately $614,000 to $2,151,000 for the year ended December 31, 2003 from $1,537,000 for the year ended December 31, 2002. Other than electronic payment processing and NSBF as described above, this increase is due to the increased number of consolidating operating entities in 2003 as compared to 2002 coupled with the increase in revenues from existing consolidated operating entities, as they continue to transition from start up operations. For the year ended December 31, 2003, there was $350,000 of income from recovery of an investment previously written off, compared to approximately $29,000 of a recovery of investment previously written off for the year ended December 31, 2002. During 2003, Transworld Business Brokers LLC repurchased their equity interest in the business for $350,000, resulting in the recovery of income in the accompanying consolidated statement of income.

Changes in interest expense are summarized as follows:

	Year Ended December 31,		Change
	2002	2003
Capco interest expense	$10,732,980	$11,596,998	$864,018
NSBF (SBA lender) interest expense	—	1,915,527	1,915,527
Other interest	752,387	366,431	(385,956)

	$11,485,367	$13,878,956	$2,393,589

The approximately $864,000 increase in capco interest expense in 2003 was attributable to the new borrowings associated with the new capco, as well as the fact that Wilshire Colorado and Wilshire Louisiana Partners III had a full year of expense in 2003 compared to a partial year in 2002. The acquisition of NSBF contributed approximately $1,916,000 of additional interest expense in 2003, generated by SBA lending activities. The approximately $386,000 decrease in other interest expense was attributable to reductions in borrowings under line of credit and notes payable.

Payroll and consulting fees increased by approximately $3,842,000 to $8,407,000 for the year ended December 31, 2003 from $4,565,000 for the year ended December 31, 2002. The increase was primarily due to the acquisition of NSBF on December 31, 2002, which contributed approximately $2,098,000 of payroll and consulting fees. In addition, the increase was also due to approximately $700,000 of compensation to board members (approximately $200,000) and executive management (approximately $500,000) awarded in 2003, as well as the increased number of operating entities consolidated into us in 2003 versus 2002. Electronic payment processing direct costs increased by approximately $3,053,000 to $3,685,000 for the year ended December 31, 2003 from $632,000 for the year ended December 31, 2002, due to the significant increase in the number of electronic payment processing customers as well as the acquisition of AMS in August 2003.

Professional fees increased by approximately $2,183,000 to $5,328,000 for the year ended December 31, 2003 from $3,145,000 for the year ended December 31, 2002. This increase is primarily due to the increased number of capcos and consolidated operating entities in 2003 as compared to 2002. Insurance expense increased by approximately $518,000 to $2,469,000 for the year ended December 31, 2003 from $1,951,000 for the year ended December 31, 2002. This increase is due to the additional insurance relating to the new capco in 2003, as well as the fact that two capcos (Wilshire Colorado and Wilshire Louisiana Partners III) had a full year of expense in 2003 compared to a partial year in 2002. Provision for loan losses increased by approximately $473,000 to $473,000 for the year ended December 31, 2003 from $0 for the year ended December 31, 2002. This is due to the fact that NSBF was acquired on December 31, 2002.

Other expenses increased by approximately $1,709,000 to $4,750,000 for the year ended December 31, 2003 from $3,041,000 for the year ended December 31, 2002. The increase was due primarily to expenses incurred by consolidated operating entities other than electronic payment processing as described above. Specifically, the operations of NSBF contributed approximately $905,000 to the increase in other expenses in 2003 compared to zero in 2002.

In accordance with the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and other Intangible Assets,” or SFAS 142, we assessed the carrying value of goodwill recorded on the consolidated balance sheet and determined that the fair values of the underlying entities to which goodwill was attributable were less than the carrying values of those entities. As a result, we completed the impairment analysis required by SFAS 142 and recorded approximately $1,435,000 of an impairment charge in the accompanying consolidated statement of income for the year ended December 31, 2003.

We consider several factors in determining whether an impairment exists on our investments, such as the investee’s net book value, cash flow, revenue and net income. We recognize that in developing new and small businesses, significant impairments in the value of the investments may occur.

Other than temporary decline in value of investments increased by approximately $394,000 to $1,996,000 for the year ended December 31, 2003 from $1,602,000 for the year ended December 31, 2002, due to our determination that a greater amount of our investment values were impaired in 2003 versus 2002. During the year ended December 31, 2003, we determined that there was approximately $943,000 of an other than temporary decline in the value of our investments for Merchant Data Systems, Inc., or MDS, $500,000 for 1-800 Gift Certificate, $271,000 for Direct Creations, LLC, $145,000 for O.S. Johnson, LLC, $112,000 for Gerace Auto Parts, $20,000 for Transworld Business Brokers, LLC and $5,000 for CB Real Net (non-capco investment). These items aggregated approximately $1,996,000 which is shown on the statement of income as other than temporary decline in value of investments.

1-800 Gift Certificate has not provided a 2002 annual audited financial statement. The audited financial statement was required to be delivered to us as of April 1, 2003. This constitutes a technical default of covenants under the investment terms. 1-800’s interim financial statements have indicated an additional weakening of the balance sheet (which reflects a negative equity position). We do not expect to recover this investment.

In March, 2003, Wilshire Partners (our Florida capco) filed a lawsuit in Florida state court claiming a default under the outstanding loan to MDS. MDS counter-sued Wilshire Partners, and our CEO, COO and CFO in April, 2003. Although the management of Wilshire Partners is confident that the balance owed is appropriate and due, it does not expect to recover this investment, and our management concurs in this.

For the year ended December 31, 2002, we determined that there was approximately $728,000 of an other than temporary decline in the value of our investments for Starphire Technologies, LLC, approximately $87,000 other than temporary decline in the value of our investment for Gino’s Seafood, approximately $464,000 for Direct Creations, LLC, $100,000 for O.S. Johnson, LLC and an approximate $77,000 other than temporary decline in the value of our investments for Embosser’s Sales and Service. In addition, we determined an impairment existed for a non-capco investment (included in prepaid expenses and other assets on the consolidated balance sheet), and recorded a charge of approximately $146,000. These items aggregate approximately $1,602,000 which is shown on the statement of income as other than temporary decline in value of investments.

For the year ended December 31, 2003, equity in net losses of affiliates decreased by approximately $729,000 to zero from $729,000 for the year ended December 31, 2002. This decrease is due to the fact that the investments accounted for under the equity method were written down to zero as of December 31, 2002.

Net income increased by approximately $1,401,000, to net income of $9,569,000 for the year ended December 31, 2003, compared to net income of $8,168,000 for the year ended December 31, 2002, due to the increases in revenue of approximately $25,823,000 offset by general and administrative expenses of approximately $15,271,000 discussed above, offset by the increase in the taxes of approximately $4,432,000, and the decrease in extraordinary gains of approximately $3,456,000.

Consolidated Operating Entities. At December 31, 2003, we had 19 majority-owned consolidated operating entities, most of which were as result of investments through the capco programs. For the year ended December 31, 2003, these companies represented approximately $2,700,000 in losses that are consolidated in our results (net of inter-company eliminations of $1,761,000 in revenues and $1,688,000 in expenses). For the year ended December 31, 2003, revenues from consolidating operating entities, net of inter-company eliminations, amounted to $14,689,000 and were generated from the following sources: SBA lending ($7,390,000) electronic payment processing ($6,297,000), outsourced financial information systems ($223,000), and all other consolidated subsidiaries ($779,000). For the year ended December 31, 2003, expenses incurred by consolidating operating companies, net of inter-company eliminations, amounted to $17,389,000 and were incurred by the following sources: SBA lending ($6,639,000) electronic payment processing ($7,218,000), outsourced financial information systems ($824,000), and all other consolidated subsidiaries ($2,708,000).

At December 31, 2003, we had four companies accounted for under the equity method, all of which were as a result of investments through the capco programs. During the year ended December 31, 2002, approximately $729,000 of losses were shown on the consolidated statement of income as equity in net losses of affiliates. There were no additional losses recorded in the year ended December 31, 2003 as all equity method investments were written down to zero.

Comparison of the Years Ended December 31, 2002 and December 31, 2001

Revenues increased by approximately $10,765,000 to $34,670,000 for the year ended December 31, 2002, from $23,905,000 for the year ended December 31, 2001. Income from tax credits increased by approximately $9,105,000, from $21,498,000 for the year ended December 31, 2001, to $30,603,000 for the year ended December 31, 2002, due to our capcos achieving various additional investment thresholds mandated by the various state capco statutes in 2002 versus 2001. Electronic payment processing revenue increased by approximately $1,463,000 from $121,000 for the year ended December 31, 2001 to $1,584,000 for the year ended December 31, 2002 due to additional electronic payment processing companies and customers. Interest and dividend income decreased by approximately $945,000 to $900,000 for the year ended December 31, 2002, from $1,845,000 for the year ended December 31, 2001.

Interest and dividends are generated from excess cash balances that are invested in low risk, highly liquid securities (money market accounts, federal government backed mutual funds, etc.), non-cash accretions of structured insurance product, and held to maturity investments. The income generated from the low risk, highly liquid securities decreased by approximately $680,000, from approximately $1,180,000 in 2001 to approximately $500,000 in 2002 and was due to lower bank interest rates and a decline in excess cash balances outstanding. The remaining decrease of $265,000 in interest earned on held to maturity investments was due to a decline in the average balance of loans outstanding to qualified businesses during 2002 as compared to the prior year. Other income increased by approximately $1,201,000 to $1,537,000 for the year ended December 31, 2002 from $336,000 for the year ended December 31, 2001. This increase was due to the consolidation of revenues with additional consolidated operating entities other than electronic payment processing. For the year ended December 31, 2002, there was $29,000 of income from an investment previously written off, compared to approximately $105,000 for the year ended December 31, 2001.

Interest expense decreased by approximately $92,000 to $11,485,000 for the year ended December 31, 2002 from $11,577,000 for the year ended December 31, 2001. The decrease was due primarily to the reduction of activity associated with notes payable in credits in lieu of cash. Payroll and consulting fees increased by approximately $1,900,000 to $4,565,000 for the year ended December 31, 2002 from $2,665,000 for the year ended December 31, 2001. The increase was due to the consolidation of operating expenses with additional operating entities consolidated into Newtek, other than electronic payment processing. Electronic payment processing direct costs increased by approximately $590,000 to $632,000 for the year ended December 31, 2002 from $42,000 for the year ended December 31, 2001, as a result of the additional electronic payment companies, as well as significant growth within the existing electronic payment processing companies. Professional fees increased by approximately $1,084,000 to $3,145,000 for the year ended December 31, 2002 from

$2,061,000 for the year ended December 31, 2001. This increase is due to the new capco and capco fund that were formed in 2002. Insurance expense increased by approximately $421,000 to $1,951,000 for the year ended December 31, 2002 from $1,530,000 for the year ended December 31, 2001. This increase is due to the prepaid insurance amortization on the newly formed capco and capco fund that were formed in 2002.

Other expenses increased by approximately $1,908,000 to $3,041,000 for the year ended December 31, 2002 from $1,133,000 for the year ended December 31, 2001. The increase was due primarily to the consolidation of operating expenses from additional companies now consolidated into Newtek, other than electronic payment processing as described above.

We consider several factors in determining whether an impairment exists on an investment, such as the investee’s net book value, cash flow, revenue and net income. We recognize that in developing new and small businesses, significant impairments in the value of the investments may occur.

We had $1,602,000 of other than temporary impairments in 2002, versus approximately $477,000 in 2001. For the year ended December 31, 2002, we determined that there was approximately $728,000 of an other than temporary decline in the value of our investments for Starphire Technologies, LLC, approximately $87,000 other than temporary decline in the value of our investment for Gino’s Seafood, approximately $464,000 for Direct Creations, LLC, $100,000 for O.S. Johnson, LLC and an approximate $77,000 other than temporary decline in the value of our investment for Embosser’s Sales and Service. In addition, we determined an impairment existed for a non-capco investment (included in prepaid expenses and other assets on the consolidated balance sheet), and recorded a charge of approximately $146,000. These items aggregate approximately $1,602,000 which is shown on the statement of income as other than temporary decline in value of investments.

We had a recovery of approximately $29,000 in our capco’s debt investment in MDS for the year ended December 31, 2002. For the year ended December 31, 2001, we had recoveries of approximately $100,000 from Transworld Business Brokers LLC and $5,000 from Down to Earth, LLC.

Net income increased by approximately $7,238,000, to net income of $8,168,000 for the year ended December 31, 2002, compared to net income of $930,000 for the year ended December 31, 2001, due to the increases in revenue and general and administrative expenses discussed above, offset by the increase in other than temporary decline in investments of approximately $1,126,000, decreased equity in losses of approximately $1,551,000 due to the consolidation of certain investments previously accounted for under the equity method, an increase in income taxes of approximately $2,123,000, and the extraordinary gains of $3,643,000 (of which $2,735,000 is attributable to our acquisition of CCC, and $908,000 to our acquisition of minority interests.)

Consolidated Operating Entities. At December 31, 2002, Newtek had 14 majority-owned consolidated operating entities, most of which were as a result of investments through the capco programs. For the year ended December 31, 2002, these companies represented approximately $3,591,000 in losses that are consolidated in our results (net of inter-company eliminations of $1,012,000 in revenues and $1,009,000 in expenses). For the year ended December 31, 2002, revenues from consolidating partner companies, net of inter-company eliminations, amounted to $2,866,000 and were generated from the following sources: electronic payment processing ($1,584,000), outsourced financial information systems ($218,000), and other ($1,064,000). For the year ended December 31, 2002, expenses incurred by consolidating partner companies, net of inter-company eliminations, amounted to $6,457,000 and were incurred by the following sources: electronic payment processing ($2,926,000), outsourced financial information systems ($578,000), and all other consolidated entities ($2,953,000). For the year ended December 31, 2001, these companies represented approximately $614,000 in losses that are consolidated in our results (net of inter-company eliminations of $96,000 in revenues and $385,000 in expenses). For the year ended December 31, 2001, revenues from consolidating operating entities, net of inter-company eliminations, amounted to $267,000 and were generated from the following sources: electronic payment processing ($121,000) and other ($146,000). For the year ended December 31, 2001, expenses incurred by consolidating partner companies, net of inter-company eliminations, amounted to $881,000 and were incurred by the following sources: electronic payment processing ($197,000) and all other consolidated entities ($684,000).

At December 31, 2002, we had four companies accounted for under the equity method, all of which were as a result of investments through the capco programs. For the year ended December 31, 2002, these companies represented approximately $729,000 in losses that are shown on the consolidated statement of income as equity in net losses of affiliates. For the year ended December 31, 2001, these companies represented approximately $2,280,000 in losses that are shown on the consolidated statement of income as equity in net losses of affiliates.

Liquidity and Capital Resources

Newtek has funded its operations primarily through the issuance of notes to insurance companies through the capco programs. Through March 31, 2004, Newtek has received approximately $185,000,000 in proceeds from the issuance of long-term debt, capco warrants, and Newtek common stock through the capco programs. Newtek’s principal capital requirements have been to fund the purchase of Coverage A insurance related to the notes issued to the insurance companies (approximately $102,381,000), the acquisition of Coverage B capco insurance policies ($21,255,000), the acquisition of consolidated operating entity’s interests, identifying other capco-qualified investments, and working capital needs resulting from operating and business development activities of its consolidated operating entities.

Net cash used in operating activities for the three months ended March 31, 2004 of approximately $1,606,000 resulted primarily from a net loss of approximately $1,704,000 adjusted for the non-cash interest expense of approximately $3,021,000, proceeds from sale of SBA loans held for sale of approximately $9,449,000, and other non cash charges for stock compensation, depreciation and amortization, and provision for loan losses totaling approximately $657,000. It was also affected by the approximately $1,184,000 of a deferred tax benefit, $256,000 of discount on loan originations, approximately $300,000 of minority interest, approximately $2,024,000 in non-cash income from tax credits, and approximately $8,112,000 in SBA loans originated for sale. In addition, we had a net decrease in components of prepaid insurance, prepaid expenses, accounts receivable and other assets, and accounts payable and accruals of approximately $1,622,000.

Net cash used in operating activities for the three months ended March 31, 2003 of approximately $2,332,000 resulted primarily from net income of approximately $1,859,000, increased by the non-cash interest expense of approximately $3,091,000. It was also affected by the approximately $1,713,000 in other than temporary decline in value of investments, approximately $288,000 in minority interest, the approximately $10,389,000 in income from tax credits, and the deferred income tax provision of $1,069,000. In addition, we had an increase in components of prepaid insurance, prepaid expenses, accounts receivable and other assets, and accounts payable and accruals of approximately $638,000.

Net cash used in investing activities for the three months ended March 31, 2004 of approximately $880,000 resulted primarily from repayments on SBA loans of approximately $2,354,000, and approximately $216,000 of purchase of furniture, fixtures and equipment, offset by approximately $3,138,000 from SBA loans originated for investment, $136,000 from returns of held to maturity investments.

Net cash provided by investing activities for the three months ended March 31, 2003 of approximately $2,080,000 resulted primarily from returns of principal of approximately $1,518,000, offset by approximately $3,200,000 in additional qualified investments made in the period. We also received approximately $2,307,000 in repayments on our loan receivable and we consolidated approximately $1,409,000 of our investments.

Net cash provided by financing activities for the three months ended March 31, 2004 was approximately $11,606,000, primarily attributable to proceeds from the issuance of long term debt of approximately $10,925,000, approximately $1,848,000 from the private placement of common stock and exercise of stock options, and proceeds from SBA bank notes of approximately $3,652,000. This was offset by approximately $3,348,000 in payments for Coverage A insurance, $779,000 in payments on notes payable-insurance, $120,000 in payments of notes payable-other, and a change in restricted cash of approximately $573,000.

Net cash provided by financing activities for the three months ended March 31, 2003 was approximately $1,750,000, primarily attributable to approximately $766,000 from the private placement of common stock, offset by approximately $1,017,000 in payments on loans payable, and $2,000,000 in proceeds from the sale of preferred stock of a consolidated entity.

During the three months ended March 31, 2004 we and our affiliated companies generated cash flow primarily from the following sources:

•	private placement of common stock and exercise of stock options, netting $1,848,000;

•	proceeds from issuance of a long-term debt and warrants of $10,925,000;

•	interest and dividend income of approximately $1,029,000;

•	proceeds from sales of SBA loans of approximately $9,449,000;

•	other income of approximately $473,000, which represents revenue from Newtek’s consolidated operating entities;

•	cash received from repayments of SBA loans receivable of approximately $2,354,000; and

•	proceeds from SBA bank notes payable of approximately $3,652,000.

The cash was primarily used to:

•	originate approximately $11,250,000 in SBA loans held for investment and for sale;
•	repay “note payable-insurance” of approximately $779,000; and
•	purchase of Coverage A insurance of approximately $3,348,000.

During the three months ended March 31, 2003 we generated cash flow primarily from the following sources:

•	private placement of common stock, netting $766,000;
•	interest and dividend income of approximately $1,059,000;
•	proceeds from the sale of subsidiary preferred stock of $2,000,000;
•	other income of approximately $255,000, which represents revenue from consolidated operating entities; and
•	cash received repayments on SBA loans of approximately $2,307,000.

The cash was primarily used to:

•	invest approximately $3,200,000 in small or early stage businesses; and
•	repay a note payable-other of approximately $1,017,000.

Through December 31, 2003, we have received approximately $173,148,000 in proceeds from the issuance of long-term debt, capco warrants, and our common stock through the capco programs. Our principal capital requirements have been to fund the purchase of Coverage A insurance related to the notes issued to the insurance companies (approximately $97,276,000), the acquisition of Coverage B capco insurance policies ($19,613,000), the acquisition of consolidated operating entity’s interests, identifying other capco-qualified investments, and working capital needs resulting from operating and business development activities of our consolidated operating entities.

Net cash used in operating activities for the year ended December 31, 2003 of approximately $11,977,000 resulted primarily from net income of $9,569,000 adjusted for the non-cash interest expense of approximately $11,597,000, proceeds from sale of SBA loans held for sale of approximately $15,065,000, non-cash income tax expense of approximately $7,090,000 and other non cash charges for stock compensation, depreciation and amortization, and provision for loan losses totaling approximately $1,528,000. It was also affected by the approximately $1,646,000 of other than temporary decline in the value of investments (net of recoveries of $350,000), $416,000 of discount on loan originations, and approximately $1,598,000 of minority interest. This was offset by the approximately $44,933,000 in non-cash income from tax credits, approximately $18,685,000 in SBA loans originated for sale and $187,000 in extraordinary gains. In addition, we had a net increase in components of prepaid insurance, prepaid expenses and other assets, and accounts payable and accruals of approximately $2,059,000.

Net cash used in operating activities for the year ended December 31, 2002 of approximately $9,908,000 resulted primarily from net income of $8,168,000 adjusted for the non-cash interest expense of approximately $10,733,000 and non-cash income tax expense of approximately $2,657,000. It was also affected by the approximately $729,000 in equity in net losses of affiliates, $1,574,000 of other than temporary decline in value of investments (net of recoveries of $29,000), and approximately $335,000 of minority interest. This was offset by the approximately $30,603,000 in non-cash income from tax credits and $3,643,000 in extraordinary gains. In addition, we had a net decrease in components of prepaid insurance, prepaid expenses and other assets, and accounts payable and accruals of approximately $83,000.

Net cash used in operating activities for the year ended December 31, 2001 of approximately $5,837,000 resulted primarily from net income of $930,000 adjusted for the non-cash interest expense of approximately $10,677,000 and non-cash income tax expense of approximately $535,000. It was also affected by the approximately $2,280,000 in equity in net losses of affiliates, $372,000 of other than temporary decline in value of investments (net of recoveries of $105,000), and approximately $509,000 of minority interest. This was offset by the approximately $21,498,000 in non-cash income from tax credits. In addition, we had a net increase in components of prepaid insurance, prepaid expenses and other assets, and accounts payable and accruals of approximately $182,000.

Net cash provided by investing activities for the year ended December 31, 2003 of approximately $2,704,000 resulted primarily from returns of investments of approximately $5,976,000, offset by approximately $10,710,000 in additional qualified investments made in the period, $1,708,000 of cash paid for the acquisition of AMS including acquisition costs, $324,000 for the purchase of property and equipment, and approximately $6,417,000 in proceeds from SBA loans originated for investment. We also received approximately $9,549,000 in repayments of our SBA loans receivable, $350,000 of recovery of previously written off investments, and approximately $5,992,000 of cash from consolidation of our majority owned companies. In 2003, we made $1,200,000 of held to maturity investments while during the same period in the prior year we made $2,335,000 of held to maturity investments. The decrease in held to maturity investments is a reflection of the shift of our strategy to acquire predominately majority interests. In 2003, we made $9,510,000 of consolidated investments while during the same period in 2002, we made $13,861,000 of consolidated investments.

Net cash provided by investing activities for the year ended December 31, 2002 of approximately $9,266,000 resulted primarily from approximately $16,196,000 in additional qualified investments made in the period offset by returns of investments of $14,045,000, cash from consolidation of majority owned companies of $8,872,000, and $2,475,000 in cash received in connection with the acquisitions of Exponential and CCC. This decrease in held to maturity investments is a reflection of the shift of our strategy to acquire predominately majority interests.

Net cash used in investing activities for the year ended December 31, 2001 of approximately $1,979,000 resulted primarily from approximately $24,588,000 in additional qualified investments made in the period, $490,000 of other investments, and purchase of furniture, fixtures and equipment of approximately $107,000. This was offset by repayments on debt instruments of $11,757,000, return of previously written off investments of $105,000, returns of principal of $210,000, cash from consolidation of majority owned companies of $10,893,000, and distributions from equity method investees of approximately $240,000.

Net cash provided by financing activities for the year ended December 31, 2003 was approximately $1,547,000, primarily attributable to proceeds from the issuance of long term debt of approximately $6,658,000, approximately $2,463,000 from the private placement of common stock and exercise of stock options, and $2,000,000 in proceeds from the sale of preferred stock of a consolidated subsidiary. This was offset by approximately $2,534,000 in payments for Coverage A insurance, $2,255,000 in payments on notes payable-insurance, $450,000 in payments on a line of credit, $416,000 in payments of notes payable-other, $1,834,000 in repayments on bank notes payable, and a change in restricted cash of approximately $2,107,000.

Net cash provided by financing activities for the year ended December 31, 2002 was approximately $10,642,000, primarily attributable to the approximately $30,000,000 in proceeds from the issuance of long term debt, and net proceeds of approximately $2,091,000 from the issuance of stock during the twelve months ended December 31, 2002. This was offset by payments on a premium financing note payable-insurance of approximately $7,034,000, payments for Coverage A insurance of approximately $14,514,000 and the full repayment of a mortgage obligation of approximately $307,000.

Net cash provided by financing activities for the year ended December 31, 2001 was approximately $4,291,000 primarily attributable to the approximately $5,200,000 of proceeds from issuance of notes payable-insurance, and other of $575,000 and approximately $726,000 from the issuance of common stock. This was offset by payments on a premium financing note payable-insurance of approximately $1,596,000 and distributions to members of approximately $609,000.

During the year ended December 31, 2003 we and our affiliated companies generated cash flow primarily from the following sources:

•	private placement of common stock, netting $2,463,000;
•	proceeds from issuance of long-term debt and warrants of $6,658,000;
•	proceeds from sale of preferred stock of a subsidiary of $2,000,000;
•	return of investments of approximately $5,976,000, which was held pending reinvestment;
•	interest and dividend income of approximately $4,059,000;
•	other income of approximately $2,151,000, which represents revenue from our consolidated operating entities; and
•	cash received from repayments of SBA loans receivable of approximately $9,549,000.

The cash was primarily used to:

•	invest approximately $10,710,000 (including approximately $9,510,000 which was consolidated into our financial statements) in small or early stage businesses;
•	originate approximately $25,101,000 in SBA loans held for investment and for sale;
•	repay a “note payable-insurance” of approximately $2,255,000;
•	purchase of Coverage A insurance of approximately $2,534,000; and
•	pay the line of credit and other payables of approximately $866,000.

During the year ended December 31, 2002 we generated cash flow primarily from the following sources:

•	private placement of common stock, netting $2,091,000;
•	proceeds from issuance of a long-term debt and warrants of $30,000,000;
•	return of investments of approximately $14,045,000, which were held pending reinvestment;
•	interest and dividend income of approximately $900,000;
•	other income of approximately $1,537,000, which represents revenue from consolidated operating entities; and
•	cash received from acquired companies of approximately $2,475,000.

The cash was primarily used to:

•	invest approximately $16,196,000 (including approximately $13,861,000 which was consolidated into our financial statements) in small or early stage businesses;
•	repay a “note payable-insurance” of approximately $7,034,000; and

•	purchase Coverage A insurance for approximately $14,514,000.

During the year ended December 31, 2001 we generated cash flow primarily from the following sources:

•	proceeds from issuance of a note payable-insurance of $5,200,000;
•	proceeds from a line of credit of $575,000;
•	private placement of common stock, netting $726,000;
•	return of investments of $12,072,000;
•	interest and dividend income of approximately $1,845,000; and
•	other income of approximately $336,000.

The cash was primarily used to:

•	fund distributions to owners of the predecessors of Newtek in lieu of compensation and related to passed-through tax liabilities of $608,000;
•	invest $24,588,000 (less $11,128,000 which was consolidated into our financial statements) in small or early stage businesses; and
•	repay a “note payable-insurance” of approximately $1,596,000.

SBA loans. As of December 31, 2003 and 2002, SBA loans that were past due more than 90 days, but were still performing (accruing interest), amounted to approximately $97,000 and $294,000, respectively.

As of December 31, 2003 and 2002, SBA loans that were on a non-accrual basis amounted to $3,201,000 and $2,915,000, respectively. This $286,000 increase was predominantly due to two loans being downgraded to nonperforming status. Such charge offs are made due to the decrease in asset quality of the receivables based on performance. We consider the specific payback performance of each SBA loan, as well as payback performance as a whole, to determine if our provision for write-offs is adequate.

Liquidity Risk. We believe that our cash and cash equivalents, our anticipated cash flow from operations, and our ability to access private and public debt and equity markets will provide sufficient liquidity to meet our short and long-term capital needs. The loss of any one or two of these liquidity sources would not present an impossible obstacle to our operations. However, the failure of the capco insurers, which are primarily liable for the repayment of the capco debt of $152,327,000, would require the capcos to assume this cash repayment obligation of the notes. Management has determined that the likelihood of the capcos becoming primarily liable for a material portion of this debt due to the failure of the insurers, which are subsidiaries of American International Group, Inc., or AIG, and are both currently rated as AAA for financial strength by Standard & Poor’s, is remote. The parent company, AIG, has not agreed to guarantee the obligations of the subsidiary insurers, but it has provided written assurance that, in the event a capco insurer experiences a downgrade in its credit rating, it will transfer the policy obligations to a strong affiliate, if possible.

The following chart represents our obligations and commitments, as of December 31, 2003, other than capco debt repayment discussed above for future cash payments under debt, lease and employment agreements for the years indicated:

Year	Debt	Leases	Employment Agreements	Total
2004	$2,747,813	$399,283	$855,000	$4,002,096
2005	2,441,656	413,684	855,000	3,710,340
2006	430,785	412,303	—	843,088
2007	—	261,814	—	261,814
2008	—	294,969	—	294,969
2009	3,810,161	1,242,633	—	5,052,794

Total	$9,430,415	$3,024,686	$1,710,000	$14,165,101

This chart excludes distributions for taxes due to capco minority owners (which can not be anticipated).

CCC, at the time of its acquisition by us had a $10,000,000 line of credit with a bank. As of December 31, 2002, the amount outstanding under this line of credit was $3,998,630 and was paid off with the proceeds of the Deutsche Bank line of credit in connection with our acquisition of CCC (included in Bank Notes Payable on the accompanying consolidated balance sheet). CCC also had a line of credit with another bank for $75,000,000. As of December 31, 2002, the amount outstanding under this line of credit was $51,325,862 and, less $1,500,000 which was converted into NSBF Preferred Stock, was assumed by us in connection with our acquisition of CCC (included in Bank notes payable on the accompanying consolidated balance sheet).

Effective with our acquisition of CCC, a new line of credit was provided by Deutsche Bank to the successor to CCC, NSBF. The aforementioned CCC credit lines were refinanced, with the aforementioned outstanding SBA loan balances aggregating, after accounting for the conversion of $1,500,000 to preferred stock, $53,824,492 at December 31, 2002. The new line of credit of $75,000,000 expires June 30, 2004 and is guaranteed by Newtek. As of December 31, 2003, NSBF had $51,990,047 outstanding on the line of credit, which bears interest at the prime interest rate minus .50%, and is collateralized by the loans made by NSBF. The interest rate at December 31, 2003 was 3.50%. Interest on the line is payable monthly in arrears. This line of credit requires that a percentage of all advances made to NSBF be deposited into an account in the name of the bank. The balance in this account as of December 31, 2003 was $2,670,353 and is included in receivable from bank on the accompanying consolidated balance sheet. Under the terms of the credit line, NSBF must meet certain administrative and financial covenants, including the maintenance of a minimum net worth, ratio of total indebtedness to net worth, limitation on permitted subordinated debt and profitability covenants as defined in the agreement. NSBF is in compliance with all covenants as of December 31, 2003.

Under the terms of the credit line, all payments received from NSBF’s borrowers except for principal and interest on the guaranteed portion of the loans are transferred into a restricted bank account. NSBF cannot use these funds until the end of a calendar month at which time the funds are used to pay required principal and interest to the bank and certain other required payments. As of December 31, 2003, restricted cash totaled $2,107,471.

NSBF may request an increase in the line of credit, which Deutsche Bank, in its sole discretion, may increase in total up to $100,000,000. However, NSBF and Deutsche Bank have entered into a letter of intent to replace this line of credit with a larger and longer-term credit arrangement prior to June 30, 2004, that may enable us to securitize the loans and sell them in the developing secondary market for SBA-guaranteed loans.

As of December 31, 2003, we had approximately $33,445,000 in cash of which substantially all was either restricted for use for capco activities or on hand in investee companies.

Management expects to have three basic working capital requirements in the near term. These are:

•	initial funding of new capcos;
•	working capital for operating its current businesses; and
•	funds for investment by the capcos in order to meet minimum investment requirements.

We expect to finance our participation in additional capcos and other ventures principally with externally generated funds, which may include:

•	the proceeds from this offering;
•	borrowings under current or future bank facilities; and/or
•	the sale of equity, equity-related or debt securities on terms and conditions similar to those obtained for similar sales during 2003.

We fund our current operations almost exclusively through the receipt of annual management fees from the capcos equal to 2.5% of initial funding, as well as periodic private placements of our common stock. However, the management fees do not represent revenues to us on a consolidated basis as this is a transfer of funds from our capcos to our management entity, and all intercompany transactions and balances are eliminated in consolidation. These fees from current capcos are expected to decrease over the next few years as the capcos mature in their business cycle. In the absence of either new capcos or a material increase in the profitability of our partner companies, we will experience a decrease in liquidity. Management believes that numerous, realistic options are available to compensate for this, such as borrowings or additional offerings in the capital markets. However, if new capcos are not created, if the partner companies do not begin to produce significant cash flow surpluses, if the capital markets should be inaccessible and if other borrowings are unavailable, we would be forced to diminish materially our operations so as to conform our expenditures to the cash then available. Management cannot at this time foresee any realistic circumstance where such a contraction of business would be necessary.

Management does not anticipate the need for additional funding in order for our existing capcos to meet the minimum investment requirements imposed under the capco programs. As detailed elsewhere, the record of our capcos in progressing towards the minimum required investment levels is good and management does not foresee any likely event which would preclude all of the capcos meeting their respective requirements ahead of schedule.

Income from Capco Tax Credits

In general, the capcos issue debt and equity instruments, to insurance company investors. For a description of the debt and equity instruments and warrants issued by our capcos, see the Notes to our Consolidated Financial Statements. The capcos then make targeted investments, as defined under the respective state statutes, with the funds raised. Each capco has a contractual arrangement with the particular state that entitles the capco to receive (or, earn) tax credits from the state upon satisfying quantified, defined investment percentage thresholds and time requirements. In order for the capcos to maintain their state-issued certifications, the capcos must make targeted investments in accordance with these requirements, which requirements are consistent with our overall business strategy of acquiring controlling positions in our partner companies. Each capco also has separate, contractual arrangements with the insurance company certified investors obligating the capco to pay interest on the aforementioned debt instruments. The capco may satisfy this interest obligation by delivering the tax credits or paying cash. The insurance company investors have the legal right to receive and use the tax credits and would, in turn, use these tax credits to reduce their respective state tax liabilities in an amount usually equal to 100% of their investments in the capcos. The tax credits can be utilized over a ten-year period at a rate of, usually, 10% per year and in some instances are transferable and can be carried forward. Our revenue from tax credits may be used solely for the purpose of satisfying the capcos’ obligations to the insurance company investors.

A description of the manner in which we and our capcos account for the tax credit income is set forth at “Critical Accounting Policies and Estimates—Revenue Recognition.”

The amount earned and recorded as income is determined by multiplying the total amount of tax credits allocated to the capco by the percentage of tax credits immune from recapture (the earned income percentage) at that point. To the extent that the investment requirements are met ahead of schedule, and the percentage of non-recapturable tax credits is accelerated, the present value of the tax credit earned is recognized currently and the asset, credits in lieu of cash, is accreted up to the amount of tax credits deliverable to the insurance company investors, or certified investors. The obligation to deliver tax credits to the certified investors is recorded as notes payable in credits in lieu of cash. On the date the tax credits are utilizable by the certified investors, the capco decreases credits in lieu of cash with a corresponding decrease to notes payable in credits in lieu of cash.

The total amount of tax credits allocated to each of the capcos, the required investment percentages, recapture percentages and related earned income percentages, and pertinent dates are summarized as follows:

	The First to Occur
State Capco or Fund	Total Tax Credits Allocated	Investment Benchmark	Investment Benchmark Date	Decertification Recapture Thresholds	Recapture Percentage	Earned Income Percentage
FLORIDA	$37,384,028	20%	12/31/00	Prior to 20%	100%	0%
Wilshire		30%	12/31/01	After 20 before 30%	70%	30%
Partners (WP)		40%	12/31/02	After 30 before 40%	60%	40%
		50%	12/31/03	After 40 before 50%	50%	50%
				After 50%	0%	100%

NEW YORK	$35,160,202			Prior to 25%	100%	0%
Wilshire		25%	12/21/02	After 25 before 40%	85%	15%
N.Y. Partners III		40%	12/21/03	After 40 before 50%	70%	30%
(WNY III)		50%	12/21/04	After 50%	0%	100%

COLORADO	$16,175,415			Prior to 30%	100%	0%
Statewide Pool		30%	4/22/05	After 30 before 50%	80%	20%
Wilshire Colorado		50%	10/25/07	After 50%	0%	100%
Partners (WC)				Prior to 30%	100%	0%

COLORADO	$5,882,352	30%	4/22/05	After 30 before 50%	80%	20%
Rural Pool		50%	10/25/07	After 50%	0%	100%
Wilshire Colorado
Partners (WC)

LOUISIANA	$18,040,000			Prior to 30%	100%	0%
Wilshire LA		30%	10/14/02	After 30 before 50%	70%	30%
Advisers (WLA)		50%	10/14/04	After 50%	0%	100%

WISCONSIN	$16,666,667			Prior to 30%	100%	0%
Wilshire		30%	10/25/02	After 30 before 50%	70%	30%
Investors (WI)		50%	10/25/04	After 50%	0%	100%

LOUISIANA	$8,000,000			Prior to 30%	100%	0%
Wilshire		30%	10/15/05	After 30 before 50%	87.5%	12.5%
LA Partners III		50%	10/15/07	After 50%	0%	100%
(WLPIII)

NEW YORK	$6,807,866			Prior to 25%	100%	0%
Wilshire		25%	4/7/02	After 25 before 40%	85%	15%
N.Y. Advisers II		40%	4/7/03	After 40 before 50%	70%	30%
(WLA II)		50%	4/7/04	After 50%	0%	100%

LOUISIANA	$6,800,000	30%	10/16/06	Prior to 30%	100%	0%

Wilshire		50%	10/16/08	After 30 before 50%	87.5%	12.5%
LA Partners IV				After 50%	0%	100%
(WLA IV)

NEW YORK	$3,810,161			Prior to 25%	100%	0%
Wilshire		25%	6/22/00	After 25 before 40%	85%	15%
Advisers (WA)		40%	6/22/01	After 40 before 50%	70%	30%

LOUISIANA	$3,355,000	30%	10/13/03	Prior to 30%	100%	0%
Wilshire		50%	10/13/05	After 30 before 50%	70%	30%
LA Partners II				After 50%	0%	100%
(WLP II)

Under the various state capco provisions there is a difference in the amount of qualified investments made and the amount of income recognized by the respective capcos upon satisfaction of the various benchmarks. The table below relates the investments made, both as percentage of total funds and in dollar amounts, to the income recognized as each benchmark is achieved. In all of these programs, a majority of our income from the delivery of the tax credits will be recognized no later than five years into the ten-year programs.

State Capco or Fund	Allocated Tax Credits	Investment Benchmark Percentage/Dollars		Earned Income Percentage/Dollars
FLORIDA	$37,384,028	20%	$7,476,806	30%	$11,215,208
Wilshire		30%	$11,215,208	40%	$14,953,611
Partners (WP)		40%	$14,953,611	50%	$18,692,014
		50%	$18,692,014	100%	$37,384,028

NEW YORK	$35,160,202	25%	$8,790,051	15%	$5,274,030
Wilshire N.Y		40%	$14,064,080	30%	$10,548,060
Partners III (WNY III)		50%	$17,580,101	100%	$35,160,202

COLORADO	$16,175,415	30%	$4,852,625	20%	$3,235,083
Wilshire Colorado		50%	$8,087,708	100%	$16,175,415
Partners (WC)
Statewide Pool

COLORADO	$5,882,352	30%	$1,764,706	20%	$1,176,470
Wilshire Colorado		50%	$2,941,176	100%	$5,882,352
Partners (WC)
Rural Pool

LOUISIANA	$18,040,000	30%	$4,920,000	30%	$5,412,000
Wilshire LA		50%	$8,200,000	100%	$18,040,000
Advisers (WLA)

WISCONSIN	$16,666,667	30%	$5,000,000	30%	$5,000,000
Wilshire		50%	$8,333,334	100%	$16,666,667
Investors (WI)

LOUISIANA	$8,000,000	30%	$2,400,000	12.5%	$1,000,000
Wilshire LA		50%	$4,000,000	100%	$8,000,000
Partners III (WLPIII)

NEW YORK.	$6,807,866	25%	$1,701,967	15%	$1,021,180
Wilshire N.Y		40%	$2,723,146	30%	$2,042,360
Advisers II (WNY II)		50%	$3,403,933	100%	$6,807,866

LOUISIANA	$6,800,000	30%	$2,040,000	12.5%	$850,000
Wilshire LA Partners IV		50%	$3,400,000	100%	$6,800,000
(WLP IV)

NEW YORK	$3,810,161	25%	$952,540	15%	$571,524
Wilshire		40%	$1,524,064	30%	$1,143,048
Advisers (WA)		50%	$1,905,081	100%	$3,810,161

LOUISIANA	$3,355,000	30%	$915,000	30%	$1,006,500
Wilshire LA		50%	$1,525,000	100%	$3,355,000
Partners II (WLP II)

During the years ended December 31, 2003, 2002 and 2001, the capcos satisfied certain investment benchmarks and the related recapture percentage requirements and accordingly, earned a portion of the tax credits. In addition, in 2003, 2002 and 2001 we recognized income from the accretion of the discount attributable to tax credits earned in prior years. See the Notes to our Consolidated Financial Statements contained elsewhere in this prospectus.

During 2003, we established and received certification for one new capco, Wilshire Louisiana Partners IV and formed and funded Wilshire Alabama Partners in the first quarter of 2004. Both of these new capcos have a number of years until their first investment benchmarks occur.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. The most significant estimates include:

•	allowance for possible loan losses;
•	valuation of intangible assets and goodwill including the values assigned to acquired intangible assets;
•	stock-based compensation; and
•	income tax valuation allowance.

Management continually evaluates our accounting policies and the estimates it uses to prepare the Consolidated Financial Statements. In general, the estimates are based on historical experience, on information from third party professionals and on various other sources and assumptions that are believed to be reasonable under the facts and circumstances at the time such estimates are made. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and
•	changes in the estimate, or the use of different estimating methods, could have a material impact on the Company’s consolidated results of operations, financial condition or cash flows.

Actual results could differ from those estimates. Significant accounting policies are described in Note 1 to the Consolidated Financial Statements, which are included elsewhere in this prospectus. In many cases, the accounting treatment of a particular transaction is specifically indicated by GAAP. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Certain of our accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions. The following critical accounting policies are not intended to be a comprehensive list of all of our accounting policies or estimates.

Revenue Recognition. Following an application process, a state will notify a company that it has been certified as a capco. The state then allocates an aggregate dollar amount of tax credits to the capco. However, such amount is neither recognized as income nor otherwise recorded in the financial statements since it has yet to be earned by the capco. The capco is entitled to earn tax credits upon satisfying defined investment percentage thresholds within specified time requirements. We have capcos in six states. Each statute requires that the capco invest a threshold percentage of “certified capital” (the funds provided by the insurance company investors) in businesses defined as qualified within the time frames specified. As the capco meets these requirements, it avoids grounds under the statute for its disqualification for continued participation in the capco program. Such a disqualification, or “decertification” as a capco results in a permanent recapture of all or a portion of the allocated tax credits. The proportion of the possible recapture is reduced over time as the capco remains in general compliance with the program rules and meets the progressively increasing investment benchmarks. As the capco progresses in its investments in qualified businesses and, accordingly, places an increasing proportion of the tax credits beyond recapture, it earns an amount equal to the non-recapturable tax credits and records such amount as income, with a corresponding asset called “credits in lieu of cash” in the consolidated balance sheet.

The amount earned and recorded as income is determined by multiplying the total amount of tax credits allocated to the capco by the percentage of tax credits immune from recapture (the earned income percentage) at that point. To the extent that the investment requirements are met ahead of schedule, and the percentage of non-recapturable tax credits is accelerated, the present value of the tax credit earned is recognized currently and the asset, credits in lieu of cash, is accreted up to the amount of tax credits deliverable to the certified investors. The obligation to deliver tax credits to the certified investors is recorded as notes payable in credits in lieu of cash. On the date the tax credits are utilizable by the certified investors, the capco decreases credits in lieu of cash with a corresponding decrease to notes payable in credits in lieu of cash.

SBA Lending. Interest income on SBA loans is recognized as earned. When a SBA loan is 90 days past due with respect to principal or interest and, in the opinion of management, interest or principal on individual loans is not collectible, or at such earlier time as management determines that the collectibility of such principal or interest is unlikely, the accrual of interest is discontinued and all accrued but uncollected interest income is reversed. Cash payments subsequently received on nonaccrual loans are recognized as income only where the future collection of the recorded value of the SBA loan is considered by management to be probable. Certain related direct costs to originate loans (including fees paid to SBA loan brokers) are deferred and amortized over the contractual life of the SBA loan using a method that approximates the effective interest method.

Electronic Payment Processing Revenue. Electronic payment processing and fee income is derived from electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Certain merchant customers are charged a flat fee per transaction, while others may also be charged miscellaneous fees, including fees for handling chargebacks, association bank fees as well as interchange and assessments paid to electronic payment associations (MasterCard and Visa) pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Revenues derived from the processing of transactions are recognized at the time the merchants’ transactions are processed. Related interchange and assessment costs and bank processing fees are also recognized at that time. Interchange and bank processing fees include costs directly attributable to the furnishing of transaction processing and other services to our merchant customers. The most significant components of cost of service include interchange and assessment costs, which are set by the credit card associations. Interchange is passed on to the entity issuing the credit card used in the transaction and assessments are retained by the credit card associations. Interchange and assessment fees are billed primarily as a percent of dollar volume processed and, to a lesser extent, as a per-transaction fee.

Capco Debt Issuance. The capco notes require, as a condition precedent to the funding of the notes, that insurance be purchased to cover the risks associated with the operation of our capcos. This insurance is purchased from American International Specialty Lines Insurance Company and National Union Fire Insurance Company of Pittsburgh, both subsidiaries of AIG, an international insurer. In order to comply with this condition precedent to the funding, the notes closing is structured as follows: (1) the certified investors wire their funds directly into an escrow account; (2) the escrow agent, pursuant to the requirements under the note and escrow agreement, automatically and simultaneously funds the purchase of the insurance contact from the proceeds received. Our capco is not entitled to the use and benefit of the net proceeds received until the escrow agent has completed the purchase of the insurance. AIG and its subsidiaries noted above are AAA credit rated.

Under the terms of this insurance, which is for the benefit of the certified investors, the capco insurer incurs the primary obligation to repay the certified investors a substantial portion of the debt (including all cash payments) as well as to make compensatory payments in the event of a loss of the availability of the related tax credits. The capco remains secondarily liable for such payments and must periodically assess the likelihood that it will become primarily liable and, if necessary, record a liability at that time. The parent company, AIG, has not guaranteed the obligations of its subsidiary insurers, although it has provided written assurances to transfer the policy obligations to an affiliated company, if possible, in the event the capco insurer is materially downgraded in its credit rating.

Investment Accounting and Valuation. The various interests that the capcos and we acquire as a result of their investments are accounted for under three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a company, and monthly valuations are performed so as to keep our records current in reflecting the operations of all of our investments.

Companies in which we directly or indirectly owns more than 50% of the outstanding voting securities or those we have effective control over, or are deemed as a variable interest entity that needs to be consolidated under the provisions of Financial Accounting Series Interpretation No. 46, “Consolidation of Variable Interest Entities,” (FIN 46) are generally accounted for under the consolidation method of accounting. Under this method, an investment’s results of operations are reflected within our consolidated statement of operations. All significant intercompany accounts and transactions are eliminated. The results of operations and cash flows of a consolidated entity are included through the latest interim period in which we owned a greater than 50% direct or indirect voting interest, exercised control over the entity for the entire interim period or was otherwise designated as the primary beneficiary. Upon dilution of voting interest at or below 50%, or upon occurrence of a triggering event requiring reconsideration as to the primary beneficiary of a variable interest entity, the accounting method is adjusted to the equity or cost method of accounting, as appropriate, for subsequent periods.

Companies that are not consolidated, but over which we exercise significant influence, are accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a company depends on an evaluation of several factors including, among others, representation on the board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities, including voting rights associated with our holdings in common, preferred and other convertible instruments. Under the equity method of accounting, a company’s accounts are not reflected within our consolidated statement of income; however, our share of the investee’s earnings or losses are reflected under the caption “Equity income (loss)” in the consolidated statement of income.

Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting, for which monthly valuations are performed. Under this method, our share of the earnings or losses of such companies is not included in the consolidated statements of income, but the investment is carried at historical cost. In addition, cost method impairment charges are recognized as necessary, in the consolidated statement of income if circumstances suggest that this is an “other than temporary decline” in the value of the investment, particularly due to losses. Subsequent increases in value, if any, of the underlying companies are not reflected in our financial statements until realized in cash. We record as income amounts previously written off only when and if we receive cash in excess of our remaining investment balance.

On a monthly basis, the investment committee of each capco meets to evaluate each of our investments. We consider several factors in determining whether an impairment exists on the investment, such as the companies’ net book value, cash flow, revenue growth and net income. In addition, the investment committee looks at larger variables, such as the economy and the particular company’s industry, to determine if an other than temporary decline in value exists in each capco’s and our investment.

Impairment of Goodwill. Management of the Company considers the following to be some examples of important indicators that may trigger an impairment review outside our annual goodwill impairment review under the provisions of Financial Accounting Statement No. 142, or FAS 142: (i) significant under-performance or loss of key contracts acquired in an acquisition relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of the acquired assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in our stock price for a sustained period of time; and (vi) regulatory changes. In assessing the recoverability of the our goodwill and intangibles, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. The fair value of an asset could vary, depending upon the estimating method employed, as well as assumptions made. This may result in a possible impairment of the intangible assets and/or goodwill, or alternatively an acceleration in amortization expense. During the year ended December 31, 2003, management determined that impairment of goodwill was triggered as a result of the annual impairment test and appropriately recorded a charge in the accompanying consolidated statement of income.

Allowance for Possible SBA Loan Losses. An allowance for possible SBA loan losses is established by a provision for possible SBA loan losses charged to operations. Actual SBA loan losses or recoveries are charged or credited directly to this allowance. The provision for possible SBA loan losses is management’s estimate of the amount required to maintain an allowance adequate to reflect the risks in the SBA loan portfolio; however, ultimate losses may vary from the current estimates. This estimate is reviewed periodically and any necessary adjustments are made in the period in which they become known.

On an individual basis, we evaluate all non-performing loans for possible impairment. The amount of impairment is determined by comparing the carrying value of the SBA loan to the estimated fair market value of the collateral we hold and the difference is added to the Allowance for Possible Loan Losses. We will have a new appraisal done on the collateral if management feels it may have changed in value. If the carrying amount of the SBA loan (net of the allowance for possible loss) is different than the actual net recovery amount after liquidation of the collateral, then we will record a gain/loss in our consolidated statement of income at the time of disposition.

Additionally, all loans are also evaluated as a group, and we use industry wide statistics of SBA loan losses and management’s experience in the industry to record reserves on our SBA loan portfolio.

Stock Based Compensation. The Company has elected to continue using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for employee stock options. With regard to stock options, no stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock at the date of grant. Compensation expense on restricted shares granted to employees is measured at the fair market value on the date of grant and recognized in the consolidated statement of income on a pro-rata basis over the service period, which approximates the vesting period.

Income Taxes. Deferred tax assets and liabilities are computed based upon the differences between the financial statement and income tax basis of assets and liabilities using the enacted tax rates in effect for the year in which those temporary differences are expected to be realized or settled. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.

New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to the Company’s existing financial instruments effective July 1, 2003, the beginning of the first fiscal period after June 15, 2003. The Company has not entered into any financial instruments within the scope of SFAS No. 150 since May 31, 2003, nor does it currently hold any financial instruments within its scope.

In January of 2003, the FASB issued FIN 46, which requires a variable interest entity to be consolidated by the primary beneficiary of the entity, which represents the company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The provisions of FIN 46 are effective immediately for those variable interest entities created after January 31, 2003. On December 24, 2003, the FASB issued a revision to FIN 46, which among other things deferred the effective date for certain variable interests. Application is required for interests in special-purpose entities in the period ending after December 15, 2003 and application is required for all other types of variable interest entities in the period ending after March 31, 2004. We have elected not to defer the application of FIN 46 and FIN 46R to its interests in potential variable interest entities created prior to February 1, 2003.

As a result of adoption of FIN 46 and FIN 46R during the current year, we determined that we are the primary beneficiary of two variable interest entities in which we previously had accounted for under the equity method or cost method of accounting. Accordingly, we have consolidated such entities into our financial statements, and the net effect of such consolidation at December 31, 2003 was not significant to the Company’s financial position Additionally, we evaluated investments made after January 31, 2003 and determined that several entities were variable interest entities which were consolidated under the provisions of FIN 46.

Impact of Inflation

The impact of inflation on our results of operations is not material.

Quantitative And Qualitative Disclosures About Market Risk

All of our business activities contain elements of market risk. We consider the principal types of risk to be fluctuations in interest rates and loan portfolio valuations. We consider the management of risk to be essential to conducting our businesses. Accordingly, risk management systems and procedures are designed to identify and analyze our risks, to set appropriate policies and limits and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs.

Because the SBA lender borrows money to make loans and investments, our net operating income is dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our interest income. In periods of sharply rising interest rates, our cost of funds would increase, which would reduce our net operating income. We have analyzed the potential impact of changes in interest rates on interest income net of interest expense. Assuming that the balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, a hypothetical immediate 1% change in interest rates would have the effect of a net increase (decrease) in assets by less than 1% for 2003. Although management believes that this measure is indicative of our sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size and composition of the assets on the balance sheet, and other business developments that could effect a net increase (decrease) in assets. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by this estimate.

We have market risk sensitive instruments related to interest rates. We have outstanding bank notes payable of approximately $55,600,000 at March 31, 2004. Interest rates on such notes are variable at prime minus 0.5%.

We do not believe that we have significant exposure to changing interest rates on our line of credit because the line expires on June 30, 2004, and due to the short term nature of the borrowings. We have not undertaken any additional actions to cover interest rate market risk and are not a party to any other interest rate market risk management activities.

Additionally, we do not have significant exposure to changing interest rates on invested cash, which was approximately $33.4 million and $41.2 million at December 31, 2003 and 2002, respectively. We invest cash on a short term basis in money market accounts and other investment-grade securities and do not purchase or hold derivative financial instruments for trading purposes.

BUSINESS

Overview

Newtek Business Services, Inc. is a holding company for several wholly and majority-owned operating subsidiaries and capcos. The major focus of our businesses is to provide high value and cost efficient services to small and medium-sized businesses. We currently operate in three principal lines of business and will add a fourth upon the conclusion of this offering. These four lines of business are as follows:

•	Certified capital companies. A capco is a company we form pursuant to a state-sponsored program which is designed to encourage investment in small and new businesses and to create economic activity and jobs in the sponsoring state. To induce investors to participate in capco programs, the state provides a capco with tax credits to issue to its investors, all of which must be insurance companies. After it is capitalized, the capco is obligated to invest its funds in small and new businesses within the state in accordance with statutory requirements relating to such matters as the size of the business, location and number of employees. We have used our capcos to finance our SBA, payment processing and financial reporting businesses.

We use a substantial portion of our initial proceeds from the insurance company investors to purchase insurance for repayment of principal and for the protection of the investors, should the tax credits become voided or forfeited. In all of the capcos we have organized, after payment of the organizational costs and the capco insurance premium, the remaining cash, plus the proceeds of any premium financing we do, is equal to approximately 50% of the amount initially raised. To date, the primary source of cash for Newtek itself has been the statutorily fixed, annual management fees of 2.5% of each capco’s initial capital. Most of our revenue, income and cash flow has come from state-sponsored capco programs and other related investments and operations. However, the revenue to us resulting from the capco tax credits is non-cash and is used exclusively to satisfy obligations of the capcos to deliver tax credits to their investors. Moreover, the terms of the capco programs will not allow the distribution of profits from the capco to us until our capcos have completed their business cycles and invested all of their funds. Until we are able to distribute cash earnings of our capco businesses to the holding company, we must rely on relatively small management fees received from the capcos and future earnings of non-capco investments, if any, as the sources of cash to meet our expenses.

•	Small business loans. Through our majority-owned subsidiary NSBF we make small business loans guaranteed by the SBA under the section 7(a) loan program and related section 504 business real estate loan program. The SBA definition eligible small businesses based on standard industry codes and generally includes business with less than $25,000,000 in revenues and no more than 1,500 employees.

•	Payment processing. Newtek Merchant Solutions offers credit card, debit card and gift card processing services and check approval services to approximately 5,000 small and medium-sized businesses through its four payment processing companies and its full-service processing center in Milwaukee, Wisconsin. Newtek Merchant Solutions also provides these services to local and regional banks and credit unions that do not offer their own payment processing services so that these banks may offer these services to their merchant clients through us.

•	Website hosting. On April 28, 2004, we signed a definitive agreement to acquire CrystalTech. Netcraft, an independent consultant has cited CrystalTech as the world’s third largest website hosting enterprise utilizing exclusively Microsoft Windows 2003®. As of December 31, 2003, CrystalTech had approximately 26,000 active accounts in approximately 80 countries (although over 80% of such accounts are generated in the United States). Completion of the acquisition is contingent upon our arrangement for financing through this offering or otherwise, obtaining certain consents or approvals, and other customary closing conditions. See “CrystalTech Acquisition.”

During the three month period ending March 31, 2004, we had revenues of approximately $7,870,000, of which the operation of the capcos resulted in non-cash revenues related to the capco tax credits of approximately $2,024,000, or 26% of total revenue. During the fiscal year ended December 31, 2003, we had revenues of approximately $60,493,000, of which the operation of the capcos resulted in non-cash revenues related to the capco tax credits of approximately $44,933,000, or 74% of total revenue. During 2002, the operation of the capcos resulted in non-cash revenues related to the capco tax credits of approximately $30,603,000, or 88% of total revenue. Our net income for 2003 and 2002 was approximately $9,569,000 and $8,168,000, respectively. Our assets at December 31, 2003 were approximately $192,184,000, up from $169,055,000 a year earlier.

Our Industries in General

Certified Capital Companies

A capco is either a corporation or a limited liability company established in and chartered by one of the nine jurisdictions currently with authorizing legislation: Alabama, Colorado, District of Columbia, Florida, Louisiana (sometimes referred to as a capco fund in this jurisdiction), Missouri, New York, Texas and Wisconsin. Aside from seed capital provided by an organizer such as Newtek, a capco will issue debt and equity instruments exclusively to insurance companies, and the capcos are then authorized under the respective state statutes to make targeted equity or debt investments in qualified companies, which in most cases may be majority-owned or primarily controlled by the capcos after the investments are consummated. In conjunction with the investment in these companies, the capcos may also provide loans to the companies. In most cases, the tax credits provided by the states are equal to the amount of investment by the insurance companies in the notes of the capcos, which can be utilized by them over no less than ten years, or approximately 10% per year. These credits are unaffected by the returns or lack of returns on investments made by the capcos.

The first capco program was enacted in Louisiana in 1984 but did not become a popular vehicle for investment until the program was modified to its current form in 1994. Participation in capco programs as an organizer is open to any investor or venture capital company. In each of the states, capcos have been organized either by a local company operating in that state or by one of the four companies such as us which participate in most capco programs. With the exception of Newtek, these national companies, to our knowledge, are all privately-held and operating as venture capital investment firms. Capcos operate as a private sector mechanism to channel funds from insurance companies to support small and medium-sized businesses and rely on the ability of the managers of the capcos to find, evaluate and make the investments within the terms of the programs.

Small Business Lending

The Small Business Act of 1953 created the SBA to provide management and financial assistance to small businesses. We participate in two loan programs managed by the SBA: the section 7(a) loan program and the section 504 loan program. Section 7(a) of that Act established this loan program to encourage lenders to provide loans to qualifying small businesses. The section 504 program provides growing businesses with long-term, fixed-rate financing for major fixed assets.

The section 7(a) program is the SBA’s largest lending program, representing over 80% of all SBA lending. The SBA can guarantee up to 85% of loans of $150,000 or less, and up to 75% of loans in excess of $150,000, generally subject to a maximum guaranty of $1,500,000 per borrower. Loans originated under the section 7(a) program can bear either fixed or adjustable rates of interest, as negotiated between the lender and the borrower at origination.

The section 504 program is different from the section 7(a) program in that the lender makes a 50% first-lien loan, the SBA makes a 40% second-lien loan, and the borrower provides 10% equity. The SBA provides its 40% through the sale of SBA guaranteed debentures.

During the past ten years, the SBA has facilitated approximately 380,000 loans totaling over $85 billion under the section 7(a) program. Loans are generally limited to the amount of federal guarantee authorization available. For the federal fiscal year ending September 30, 2004, the SBA has been authorized to issue guarantees to cover up to $12.5 billion of loans. For fiscal years 2005, authorizations are in place for approximately $12.5 billion.

In 1975, a secondary market was created through which broker/dealers could sell the government-guaranteed portions of their loans to institutional investors. Because the government guarantees a portion of each loan, these loan portions are typically sold for premiums up to 110% of the principal amount, with a servicing fee retained by the lender.

While there are numerous participants in the small business lending market, and particularly in the SBA-guaranteed loan programs, including national depository institutions such as Bank of America and Wachovia Bank, there are only 14 nationwide SBA-licensed small business lending companies.

Electronic Payment Processing

The use of card-based forms of payment, such as credit and debit cards, by consumers in the United States has steadily increased since 1991. According to the Federal Reserve, electronic payments in the U.S. grew fivefold from 1979 to 2000, while the number of paper checks circulated fell by 10 billion between 1995 and 2002. In addition, the Nilson Report predicts that credit, debit and stored value card transactions will surpass cash and checks combined in 2009.

The proliferation of credit and debit cards has made the acceptance of card-based payment a necessity for businesses, both large and small, in order to remain competitive. Small businesses are a vital component of the U.S. economy and are expected to contribute to the increased use of card-based payment methods. The lower costs associated with card-based payment methods today are making these services more affordable to a larger segment of the small business market. By accepting card-based payments, merchants can access a broader universe of consumers, enjoy faster settlement times and reduce transaction errors. We believe these businesses are experiencing increased pressure to accept card-based payment methods in order to remain competitive and to meet consumer expectations. As a result, significant opportunities exist for continued growth in the application of card-based transaction processing services to the small business market.

Website Hosting

The dramatic growth in Internet usage and the enhanced functionality, accessibility, cost effectiveness, and security of Internet-enabled applications have made it attractive for small and medium-sized companies to conduct business on the Internet. However, we believe that many of small and medium-sized companies lack the resources and expertise to develop, maintain and enhance, on a cost-effective basis, the necessary Internet capabilities. An increasing number of businesses are choosing to outsource the hosting and management of their information technology applications.

Although the demand for Internet services has increased over the past three years, the number of providers has decreased because of industry consolidation and bankruptcies. We believe this trend will continue and will benefit a small number of service providers that have the infrastructure and distribution capabilities to cost effectively provide scalability, performance and reliability. Furthermore, the website hosting industry has struggled to effectively market to small and medium-sized businesses due to the relatively high cost of marketing a single product or service line to a large, untapped market. The higher costs are typically passed on to the end user in the form of higher service fees or other add-ons. We believe that by marketing website hosting with a variety of other business services to the small and medium-sized business market through our cost effective marketing distribution channel, we will not need to increase the pricing or sacrifice the quality to our website hosting services.

Our Solutions

In order to compete effectively, we believe small and medium-sized businesses need to obtain reliable, flexible financing and to access business services that will enable and automate transactions with their customers. Additionally, we believe small businesses have begun to use the Internet to cost effectively penetrate their market and more broadly distribute their products and services. We have built a company that serves the financial and business needs of small and medium-sized businesses. Key elements of our solutions include:

•	Investing in companies that serve the small business market through funding from the capco programs. Currently we participate in 11 capco programs (and manage a twelfth, Exponential, which we acquired in 2002) in various states, making investments in companies that serve the small and medium-sized business market and attempting to foster economic growth and development within these states. Management has a proven track record of raising capco funds, raising approximately $185,000,000 over the past four years, and maintaining compliance within the state programs. Our capco debt instruments have all been rated AAA or the equivalent by Standard and Poor’s or another nationally recognized rating agency. As of the end of 2003, all of our capcos were in material compliance with all applicable requirements and seven of the 10 operational capcos (an 11th was formed in January 2004, and has not as yet subject to any investment requirement) had met their statutory minimum investment thresholds. The capcos compete with the other participants in their respective state programs for the allocation of tax credits based on obtaining investment commitments from insurance company investors. Companies such as us, which can demonstrate a track record of being able to design and implement capco programs, have an advantage over the new and local capco competitors. We began operations in 1998 and have since that time maintained a market share of allocated tax credits and funds of approximately 25% of total allocations. We believe that the reasons we have been able to compete in this business line are the strengths of our management, the experience we have had in structuring and marketing the tax credit programs to insurance company investors and our ability to operate our business in the full disclosure environment of a public company.

•	Providing credit through our participation in the SBA small business loan guarantee programs. Through NSBF, we specialize in making small business loans guaranteed by the SBA for the purpose of acquiring commercial real estate, machinery, equipment and inventory and refinancing debt and funding franchises and for working capital and business acquisitions. NSBF is one of 14 companies licensed to provide SBA loans nationwide under the section 7(a) loan program for small businesses and the related section 504 business real estate loan program. Historically, these programs account for approximately $10 billion and $3 billion of loans each year. From our date of acquisition through March 31, 2004, NSBF had funded 73 loans for a total of approximately $36,350,000, and was servicing a portfolio of loans for others in the principal amount of approximately $127,768,000.

•	Offering a full suite of payment processing capabilities to our small and medium-sized merchants. Newtek Merchant Solutions offers credit card, debit card and gift card processing services and check approval services to approximately 5,000 small and medium-sized businesses through our full service processing center in Wisconsin.

During 2003, we processed approximately $215,000,000 in credit, debit and gift card transactions for our merchant customers.

•	Establishing marketing alliances with national business organizations and credit unions to identify business needs of small companies and broadly deliver our services. We have formed key marketing alliances with national business organizations, such as Merrill Lynch and Cendant Corporation, business and trade organizations such as the Credit Union National Association and the Community Bankers of Wisconsin, and affinity organizations such as Revelation Corporation of America, Navy Federal Credit Union and Veterans’ Corporation of America. Through the use of the data collected on our small and medium-sized business customers as well as our ability to access data on the customers, members and participants of our marketing partners, we can cross-sell our business services to a wider audience.

•	Providing website hosting services through our recently announced acquisition of CrystalTech. Our proposed acquisition of CrystalTech will enable us to provide website hosting services to the small and medium-sized business marketplace. Upon consummation of this offering and the acquisition, we will be able to offer website hosting services to our existing customers as well as provide complementary business services to CrystalTech’s existing 26,000 customers.

Our Strategy

Through our business relationships, we continually assess new product offerings and services for our small and medium-sized business customers. As we seek to enhance our position as a leading provider of business services to our marketplace we have implemented the following strategies:

•	Aggressively focus our business model to provide products and services to the small and medium-sized business market. Over the last three years, we have refined our business model to focus on developing and marketing products and services aimed at small and medium-sized businesses like those we fund through our capco programs. As our product and service offerings grow and diversify, we intend to continue to reduce our dependence on the capco programs as a source of funding and revenue.

•	Further develop national recognition of the “Newtek” brand through marketing alliances. We have formed key marketing alliances with national business organizations such as Merrill Lynch and Cendant Corporation, business and trade organizations such as the Credit Union National Association and the Community Bankers of Wisconsin, and affinity organizations such as Revelation Corporation of America, Navy Federal Credit Union and the semi-public Veterans’ Corporation of America. These strategic partners, through their customers, members and participants, generate small business lending and payment processing business for us and build awareness of our brand name. We intend to develop further our “Newtek” brand by seeking out and entering into new marketing alliances.

•	Cross-sell additional products and services to small and medium-sized businesses. Our web-based, proprietary referral system is a custom-designed customer relationship management tool which allows us to utilize our marketing alliance partners’ client base efficiently and cost effectively and assures our alliance partners full transaction transparency with the highest level of customer service. We will seek to expand the use of this tool to cross-sell our products and services to our customer base and the customers we acquire through acquisitions, including those of CrystalTech and our alliance partners.

•	Opportunistically acquire companies or assets to provide complementary products and services to small and medium-sized businesses. By strategically acquiring companies or assets in our primary product and service markets, we can expand our customer base and create cross-selling opportunities for our growing suite of complementary goods and services. We believe that the acquisition of CrystalTech furthers this objective.

•	Focus our cross marketing and acquisition strategies on the addition of small and medium-sized business customers. We plan to grow the marketing programs of our current businesses and acquire other complementary businesses to build a large unified base of small and medium-sized business customers.

•	Continue to develop our state-of-the-art technology to process new business and financial transactions. Our applications processing technology allows us to process new business received by our small and medium-sized business customers utilizing a web-based system and a centralized processing point. Our trained representatives use these web-based applications as a tool to acquire and process data, eliminating the need for our customers to complete multiple paper forms in face-to-face meetings. We will continue to develop this system because it is customer friendly, allows us to process applications efficiently and allows us to store client information for further processing and future cross-selling efforts.

•	Continue to access the capco market as capco opportunities arise. We believe there is continued opportunity to use the capco programs as a funding source to facilitate the growth of our businesses.

Our Principal Businesses

Certified Capital Companies

The authorizing statutes in each of the states in which our capcos operate explicitly allow and encourage the capcos to make equity interests in companies, which in most cases may include majority or controlling interests. Consequently, we may, consistent with our business objectives, acquire equity interests in companies through the use of the capco funds and provide management and other services to these companies. The investments by the capcos create jobs and foster economic development by directing capital from insurance companies to growing and early-stage companies in need of financing. These investments are consistent with the objectives of the programs as stated in most capco statutes.

Because our capcos have arranged for the repayment of a portion of the capco notes through insurance policies issued by The National Union Fire Insurance Company of Pittsburgh or American International Specialty Lines Insurance Company, both affiliates of AIG, and a portion of the capco notes is “paid” through the delivery of tax credits, our capcos are under no pressure to generate short-term profits and may invest for long-term profitability. As a result, we have the ability to devote the necessary time, attention and resources to these companies which they require. All but one of our current majority-owned companies produced a loss for 2003.

Currently seven of our capcos have been in operation for three or four years, four have been formed in the last two years and one was formed in January 2004 (in Louisiana, three of our capcos are organized as separate funds under the one capco license). In all of the capcos we have organized, after payment of the organizational costs and the capco insurance premium, the remaining cash, plus the proceeds of premium financing, if any, is equal to approximately 50% of the amount initially raised. Where the structure of a particular capco program requires the use of a significant portion of our cash for the insurance premium, we typically rely on a premium financing arrangement with an affiliate of the capco insurer in order to supplement our initial cash position. An important feature of all capco programs is that a minimum of 50% of the initial investment in the capcos must be placed in qualified business investments within a specified time, usually five years. As each capco receives repayment of debt, including interest, as well as the return of and on equity investments, from its investees, it is able to reinvest the funds in other qualified businesses, which may be its affiliated companies or others. It is through this “investment-return-and-reinvestment” process that our capcos are able to meet the minimum investment requirements of the capco programs.

In 2003, our capcos received total repayments or returns of approximately $6,300,000, in 2002 they received approximately $14,000,000 and in 2001 they received approximately $12,100,000. These funds supplemented the funds available from investors for meeting minimum investment requirements. At March 31, 2004, seven of our eleven operating capcos had met their respective minimum investment requirements. An eleventh capco was funded and began operations in January 2004 and is at the beginning of its business cycle, with the entire amount of its certified capital yet to be invested. On a cumulative basis through March 2004, our capcos have received insurance company investment funds of approximately $185,000,000. As of March 31, 2004, we were in full compliance with all of our current capco funding requirements but have yet to invest approximately $121,000,000, in the aggregate, which we will be required to invest in order to satisfy all minimum investment requirements. The period remaining for the investment of the balance of these funds ranges from one to four years, depending on the program.

Revenue generated by our capcos represents our largest single source of revenue, equal to approximately 74% of our gross revenue in 2003, 88% in 2002 and 90% in 2001. During the three month period ended March 31, 2004, the capco revenue was approximately $2,024,000, or 26% of gross revenue. This revenue was the principal source of our net income in 2003, 2002 and 2001.

We and our capcos do not generate any revenue for goods or services from the companies in which we invest. The companies in which the capcos invest do provide services, and to a much lesser degree goods, to each other. However, the effect of such inter-company revenues and expenses are eliminated in consolidation of the financial results. We rely on the annual management fees of 2.5% of certified (initial) capital, as fixed by the capco statutes, as our principal source of cash to cover our operating expenses. This covers all supportive services generally provided by us; however, these fees are paid out of capco cash on hand and are not set aside or reserved for payment out of the funds received by the capcos. As the capcos reach the end of their business cycle, and have achieved investment of the full amount of their respective certified capital, cash distributions out of the capcos become possible, subject to certain limitations on sharing formulas pursuant to the various statutes.

We believe small businesses need active management as well as capital investments to succeed. In order to make the capco investments successful, and thus to fulfill the public policy objectives of the capco programs, we have enhanced the capco funding mechanism by actively adding management resources, technical, operational and professional expertise and non-capco funds. The services range from advice and assistance with strategic relationships to direct and daily involvement in policy making and management. This has included, for example, the development of the “NEWTEK” branding for each of the majority-owned companies without charge, as well as the significant assistance that we provided to NSBF in the negotiation of an extension of a $75,000,000 credit line with Deutsche Bank, expiring on March 31, 2004 (and subsequently extended through June 30, 2004), which included a $3,000,000 debt forgiveness and conversion of $1,500,000 of debt into preferred stock of the company. This was followed by our arranging the subsequent sale in January 2003 of $2,000,000 in preferred stock to a unit of Credit Suisse First Boston Corporation in conjunction with a referral agreement between Credit Suisse First Boston and NSBF.

Capco Tax Credits. In return for the capcos making investments in the targeted companies, the states provide tax credits to insurance companies which provide funds to the capcos. The tax credits are available to offset state taxes levied on gross annual insurance premium income. In most cases, the tax credits provided by the states are equal to the amount of investment by the insurance companies in the notes of the capcos. In order to maintain its status as a capco and to avoid recapture or forfeiture of the tax credits, each capco must meet a number of specific investment requirements, including a minimum investment schedule. The occurrence of a final loss of capco status, referred to as decertification as a capco, could result in loss or possible recapture of the tax credits. To protect against such losses, our capcos have agreed with their funding insurance companies to provide, in the event of decertification, payments by the capco or, as described below, by the capco insurer to the funding insurance companies in the nature of compensatory payments to replace the lost tax credits. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Income From Capco Tax Credits.”

Capco Investment Requirements. Each of the state capco programs has a requirement that a capco, in order to maintain its certified status, must meet certain investment requirements, both qualitative and quantitative.

Quantitative Requirements. The quantitative requirements on capco investments include minimum investment amounts within certain time periods, or milestones, for investment of “certified capital” (the amount of the original funding of the capco by the insurance companies). For example in the state of New York, a capco must invest at least 25% of its certified capital by 24 months from the initial investment date, 40% by 36 months and 50% by 48 months. The minimum investment requirements and time milestones, along with the related tax credit recapture requirements, are set out in detail elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Income from Capco Tax Credits” and Note 1 of “Notes to Consolidated Financial Statements – Revenue Recognition.” The minimum requirements are calculated on a cumulative basis and allow the capcos to receive a return of an investment and re-invest the funds for full additional credit towards the minimum requirements.

Qualitative Requirements. The qualitative requirements applicable to capco investments include limitations on the initial size of the recipients of the capco funds, including the number of their employees, the location within the respective state of the recipients and the recipients’ commitment to remain therein for a specified period of time, the types of business conducted by the recipients, and the terms of the investments in the recipients. Most significant for our business is the fact that the capco programs generally do not pose any obstacle to investments in qualified businesses which result in significant, majority or, in some cases, controlling ownership positions. This enables us to achieve both the public policy objectives of the capco programs of increasing the number of small businesses and job opportunities in the state, as well as our own objectives of developing a number of small business service companies which may become profitable and return a meaningful return to our shareholders and to the local participants in the businesses. In addition, because the businesses that we are building provide needed and, in our judgment, cost effective goods and services to other small businesses, the growth of this important segment of a state’s economy may be accelerated.

Enforcement of Requirements. The various states, which administer these programs through their insurance, banking or commerce departments, conduct periodic reviews and on-site examinations of the capcos in order to verify that the capcos have met applicable investment requirements and are otherwise acting in conformance with the statutes and rules. Capcos are required to maintain detailed records so as to demonstrate to state examiners compliance with all applicable requirements. The failure of a capco to meet one of the statutory minimum quantitative investment benchmarks within the time specified would constitute grounds for the loss of the capco’s status, or its decertification, and the loss and recapture of some or all of the tax credits previously passed through the capco to its investors. A decertification of one of our capcos would have a material adverse effect on our business in that it would require the capco insurer to make compensatory payments equal to the lost tax credits and, in the case of an actual or threatened decertification, would permit the insurer to assume partial or complete control over the assets of the capco in order to cover its losses. Compliance with these requirements is reflected in contractual provisions of the agreements between each capco and its investors. The capcos covenant to their investors to use the funds only for investments as permitted by the capco laws or for related expenses and to refrain from taking any action which would cause the capco to fail to continue in good standing.

Compliance. As of March 31, 2004, all of our capcos were in compliance with all applicable requirements and seven of eleven capcos with any operational history had met their minimum 50% investment thresholds. This eliminates any material risk of decertification and tax credit recapture or loss for its insurance company investors in these capcos. This represents approximately $121,200,000 of tax credits, or about 73% of the tax credits associated with all of our capcos.

Capco Insurance. The capco notes require, as a condition precedent to the funding of the notes, that insurance be purchased to cover the risks associated with the operation of the capcos. This insurance is purchased from two AAA credit-rated insurers, American International Specialty Lines Insurance Company and National Union Fire Insurance Company of Pittsburgh, both subsidiaries of AIG, an international insurer. In order to comply with this condition to the funding, the closings on the capco notes are structured as follows: (1) the investors wire the cash proceeds from the notes issuance directly into an escrow account, and (2) the escrow agent, pursuant to the requirements under the notes and escrow agreement, automatically and simultaneously funds the purchase of the capco insurance from the proceeds received. We are not entitled to the use and benefit of the net proceeds received until the escrow agent has completed the purchase of the insurance.

Under the terms of this insurance, which is for the benefit of the investors, the capco insurer incurs the primary obligation to repay the investors a substantial portion of the debt as well as to make compensatory payments in the event of a loss of the availability of the related tax credits. In the event of either a threat of or a final decertification by a state, the capco insurer would be authorized to assume partial or complete control of the business of the particular capco so as to ensure compliance with investment or other requirements. This would likely avoid final decertification and the necessity of insurance or cash payments in lieu of forfeited or recaptured tax credits. However, control by the capco insurer would also result in significant disruption of the particular capco’s business and likely result in significant financial loss to that capco. Decertification would also likely impair our ability to obtain certification for capcos in additional states as new legislation makes other opportunities available. The capcos are individually insured, and the assets of one are not at risk for the obligations of the others. AIG itself has not agreed to guarantee the obligations of its subsidiary insurers.

The following chart describes the role of capcos in our business and the major sources of our revenue and income:

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(1)	We have invested approximately $3,900,000 in seed capital for 11 capcos through March 2004.

(2)	Our capcos (in conjunction with our capco insurer) have raised approximately $185,000,000 from insurance company investors through March 31, 2004.

(3)	Approximately $74,600,000 invested in businesses through March 31, 2004.

(4)	Approximately $53,500,000 actually invested in such companies through March 31, 2004.

(5)	A smaller portion of investments are venture capital-type or passive investments, both debt and equity.

(6)	Our non-capco revenue increased by over four times from 2002 to 2003 and increased from 8% to 24% of total revenue.

Principal Operating Businesses. The structures through which we own and manage our operating, or non-capco, lines of business can be divided broadly into two categories: (1) those which are majority-owned and (2) those which we either primarily control through lesser equity positions or contractual rights or in which we have a passive or venture-type investment. At March 31, 2004, we had 19 majority-owned companies through which we conduct our principal business activities, all of which were as a result of investments through the capco programs. All of these businesses were initially financed primarily by capco funding and are located and operated by business professionals located in the respective states.

Small Business Lending

We acquired a majority interest in NSBF on December 31, 2002 using a combination of capco funding and cash and non-cash resources. NSBF specializes in making small business loans guaranteed by the SBA for the purpose of acquiring commercial real estate, machinery, equipment and inventory, refinancing debt and funding franchises and for working capital and business acquisitions. This lending is both direct and through various financing partners. NSBF is one of 14 companies licensed to provide loans nationwide under the section 7(a) loan program for small businesses and the related section 504 business real estate loan program.

Prior to our acquisition and recapitalization of NSBF, it had been poorly managed and plagued by bad loans. When we purchased NSBF, it had a negative shareholders’ equity. During the course of the year prior to our acquisition, we and the new NSBF management team had carefully reviewed the problems and prepared a detailed plan for the operations of the company following the acquisition. As a part of the reorganization, we assisted NSBF to arrange a strategic investment of $2,000,000 by an affiliate of Credit Suisse First Boston, which they obtained in exchange for preferred stock representing a 20% equity interest in NSBF and other basic rights typical of a preferred stock. At the same time, NSBF entered into a referral agreement, to permit the cross referral of loan prospects, between NSBF and another affiliate, Column Financial, Inc.

During 2003, NSBF focused on integrating into Newtek and developing a technologically advanced loan application and processing program along with Harvest Strategies, LLC (or Newtek Strategies), another of our affiliated companies. This program guides business owners step-by-step through the loan application process and enables them to be pre-qualified for a small business loan by completing an on-line application. These program tools are distinguishable from competitive products because they can be private-labeled and utilized on the websites of third parties. NSBF’s private label on-line application system is a strong marketing tool, providing advantages in penetrating the customer bases of our marketing alliance partners. These marketing alliances with strategic partners are an essential part of our business strategy to open up broad groups of small and medium-sized businesses to our principal operating businesses. We have partnerships with national business organizations such as Merrill Lynch and Cendant Corporation, business and trade organizations such as the Credit Union National Association and the Community Bankers of Wisconsin, and affinity organizations such as Revelation Corporation of America, Navy Federal Credit Union and the semi-public Veterans’ Corporation of America.

During 2003, NSBF developed an expanded management team with significant experience in the small business lending market. John Cox, NSBF’s Chairman and Chief Executive Officer, worked for the SBA for 30 years and was previously Associate Administrator for Financial Assistance. In this capacity, Mr. Cox was the senior management official in charge of all SBA business lending. Michael Dowd, NSBF’s Chief Operating Officer, worked for the SBA for 25 years and was National Director for Loan Programs where he was responsible for formulation of all policies and procedures governing the implementation of the section 7(a) and section 504 loan programs, including all loan making, loan servicing, loan monitoring and review functions. During 2003, NSBF hired Peter Downs to serve as NSBF’s President. Mr. Downs spent 16 years in various small business lending positions within the banking industry, most recently as National Director of SBA lending for Citibank, coordinating SBA underwriting and sales for Citibank nationwide.

From the date we acquired NSBF through March 31, 2004, NSBF had funded 73 loans for a total of approximately $36,350,000, all of which had floating interest rates, and was servicing a portfolio of loans for others in the principal amount of $127,768,000. NSBF was our only majority controlled company showing pre-tax income for 2003, which was approximately $751,000.

Electronic Payment Processing

We conduct our electronic payment processing business nationwide through five majority-owned companies which offer credit card, debit card and gift card processing services and check approval services to approximately 5,000 small and medium-sized businesses. These five subsidiaries are described below.

Universal Processing Services—Wisconsin, LLC, or Newtek Merchant Solutions of Wisconsin, or UPS-WI, provides credit card, debit card and gift card processing and check approval services directly to merchants. UPS-WI obtains the majority of its merchant customers through agreements with independent sales organizations, including our other four subsidiaries, and other associations throughout the country which then contract with UPS-WI to provide processing services. UPS-WI pays these organizations and associations a percentage of the processing revenue derived from their respective merchants. UPS-WI assists merchants with their initial installation of processing equipment and initial and on-going service needs. On a wholesale basis, UPS-WI acts as a processor for merchants that are brought to it through our affiliated companies and other third-party marketing organizations. UPS-WI had contracts with 100 independent sales consultants as of December 31, 2003, and has grown its customer base significantly during 2002 and 2003. UPS-WI is currently adding approximately 225 electronic payment processing customers per month and has reached a customer base of approximately 2,500 as of December 31, 2003. Because of the growth experienced in 2003, UPS-WI had positive cash flow and earnings for the last quarter of 2003.

The following three subsidiaries operate under the name “Newtek Merchant Solutions:”

•	Universal Processing Services, LLC, or Newtek Merchant Solutions of New York, was organized in March 2001 and is based in New York City.

•	Universal Processing Services—Louisiana, LLC, or Newtek Merchant Solutions of Louisiana, was organized in March 2001 and is based in New Orleans.

•	Universal Processing Services—Colorado, LLC, or Newtek Merchant Solutions of Colorado, was organized in December 2002 and is based in Evergreen, Colorado.

Each of these subsidiaries markets credit, debit and gift card processing services, check approval services and ancillary processing equipment and software to merchants who accept credit cards, debit cards, gift cards, checks and other non-cash forms of payment. In addition to marketing these services directly to businesses, each company is currently establishing relationships with local and regional banks that do not offer their own merchant processing in order to enable them to offer these services to their clients through Newtek Merchant Solutions. Each subsidiary contracts for the actual processing services provided to its merchants and customers through an agreement with UPS-WI. Each of the Newtek Merchant Solutions companies has seen an increase in customers and monthly residual payments.

Since inception, each of these Newtek Merchant Solutions affiliates have all experienced operating losses in each year of operations. These losses have been primarily attributable to general corporate overhead and compensation and commissions paid, which together have been greater than the revenues generated on an annual basis. Based upon the continued growth of the customer bases of these companies, we expect all will turn profitable due to increases in monthly residual payments in the next 12 months.

AMS, based in Coral Springs, Florida, was acquired by our Florida capco and us in August 2003 for a combination of cash and stock. AMS provides electronic payment services, hardware and software to approximately 2,500 businesses and government agencies through ten sales representatives covering the Florida market. During 2003, AMS added 60-70 new clients every month. We plan to grow AMS beyond the Florida market and to expand its product base to include all of the products and services that our existing processor, UPS-WI, offers. Over time, AMS will be re-branded as a part of Newtek Merchant Solutions and marketed in conjunction with our other business services and financial products.

Website Hosting Services

Upon the completion of this offering and the consummation of the acquisition of CrystalTech, we will be engaged in the business of providing website hosting services to more than 26,000 current customers of CrystalTech. Founded in 1997, CrystalTech provides simple shared hosting plans and more complex dedicated hosting plans. The core of the business is a suite of software developed in-house for a fully integrated and automated control center which monitors and crosschecks all internal and external activities of clients’ websites. According to its management, CrystalTech has sufficient employees and technical capabilities to double its current customer base with little or no additional capital expenditures.

CrystalTech’s dedication to superior customer service is reflected in the growth of its customer base, from approximately 3,900 net new customers in 2001 to approximately 9,600 net new customers in 2003. Gross revenue increased by almost 90% in each of the years 2002, 2001 and 2000 and 45% in 2003. CrystalTech uses only

Microsoft Windows® technology. Netcraft, a prominent independent Internet consulting firm, has described CrystalTech as the third largest hosting service in the world providing exclusively Microsoft Windows 2003® hosting. Because of the efficiency of CrystalTech’s operations and its firm commitment to customer service, CrystalTech has been able to build a business with significant growth in its customer base and increasing positive cash flow and profitability.

Our Emerging Businesses

Financial Information Systems

We have three majority-owned subsidiaries which design and implement financial and management reporting systems and provide outsourced financial management functions:

Group Management Technologies, LLC, or Newtek Financial Information Systems of Florida, or GMT, is based in Florida and provides administrative and technological support for small and medium-sized businesses by designing and implementing specialized financial and management reporting systems and by providing outsourced financial management functions that reduce costs and management requirements for its clientele. GMT targets the market segment of businesses that are too small to afford a full time financial executive but have grown to the point where managerial and financial controls must be introduced in order to effectively grow the business. GMT’s specialists work closely with management to create budgets and forecasts that serve as planning tools as well as performance evaluation and control benchmarks.

Since its formation in November 1999, GMT has experienced operating losses in each year of operations. While GMT has been unable to build a client base beyond the Newtek affiliated companies, we believe that our financial information system offerings are well designed and technologically advanced and will, with proper management and marketing which we are currently implementing, be able to contribute both revenue and profit to us in the future.

Group Management Technologies of Louisiana, LLC, or Newtek Financial Information Systems of Louisiana, or GMT-LA, was organized in December 2002 and is based in Louisiana. GMT-LA is engaged in the same line of business as GMT. We anticipate that in the future GMT-LA will contract with GMT for some of the consulting and bookkeeping services that are supplied to its clients. Since its inception, GMT-LA has experienced losses, and accordingly we are restructuring both its business plan and management team.

Global Business Advisors of Wisconsin, LLC, or Newtek Capital Advisers of Wisconsin, or GMT-WI, was organized in March 2003 and is based in Wisconsin. GMT-WI is engaged in the same line of business as GMT. We anticipate that in the future GMT-WI will contract with GMT and other affiliated entities for some of the services that are supplied to its clients.

Small Business Tax Services

Newtek Tax, LLC was formed in 2003 without the use of capco funds to provide tax filing, preparation and advisory services to small and medium-sized businesses. Newtek Tax will provide comprehensive tax services that are customized to fit each client. With specialists available in many different areas of taxation, Newtek Tax will offer a wide breath of significant tax-related expertise. Because Newtek Tax was formed during the latter portion of 2003, it did not provide any material financial results for the year ended December 31, 2003. Newtek Tax will market its products to customers of all our affiliated companies utilizing our proprietary referral system.

Small Business Insurance Products and Services

We formed Newtek Insurance Agency, LLC in Washington, D.C. in 2003 without using capco funds, and it has yet to begin operations and has no employees. Newtek Insurance Agency will serve as a retail agency and will market its products to the customers of all our affiliated companies. It will provide customized business insurance products for small and medium-sized businesses, including key-man life, accident and health, business owners’ protection and property and casualty insurance. It is currently fully licensed in 40 states, with the intention of being licensed in all 50 states by the end of 2004. We anticipate that this business will also use our web-based centralized processing system.

Newtek Insurance Agency will commence insurance brokerage operations in the second or third quarter of 2004.

Our Secondary Business Lines

Exponential was originally organized in the mid-1990s to participate in the New York State capco program (as a competitor of Newtek). This capco has made five small equity investments and three additional investments of both debt and equity. Exponential has also organized another investment vehicle, Exponential of New York, LP, that has made five equity investments and two others involving debt investments. Our interest in Exponential was due to the high reputation of its management and its ability to identify and make investments in the northern and western areas of New York State.

We also own a majority interest in the three companies listed below which to date have not contributed materially to our operations or results. These companies continue to operate at modest levels with de-emphasized product offerings. Due to limited management talent, limited capital and/or low levels of business activity, these ventures are not expected to produce any material revenue or profitability in the near future. These companies accounted for approximately $321,000 in revenue and $512,000 in losses in 2003, net of intercompany activity. These companies are:

•	Newtek Securities, LLC;
•	Transworld Business Brokers of New York, LLC, or/ Newtek Business Exchange; and
•	Global Small Business Services, LLC, or Newtek Client Services.

In addition, we formed the two companies described below during 2003, and we have begun the process of integrating these companies into our Newtek-branded product offering. For these majority-owned companies, we typically take an active role in managing their operations. These companies accounted for approximately $16,000 in revenue and $170,000 in losses in 2003, net of intercompany activity.

Louisiana IT Specialists, LLC, or Newtek IT Services Louisiana, or NITS, provides data mining services and database analysis to small and medium-sized businesses to help them solve business problems and make strategic decisions. NITS utilizes data mining tools to predict future trends and behaviors, allowing clients to make proactive, knowledge-driven decisions. By scouring databases for hidden patterns and predictive information, NITS can answer business questions that traditionally have been too time-consuming to resolve.

Louisiana Community Financial Services, LLC, or Newtek Community Financial Services, or LCFS, was organized in response to the specific needs of small community banks and their small business customers in Louisiana. LCFS has developed a suite of small business products and services specifically tailored to be marketed and sold as ancillary service offerings alongside traditional community banking services as a part of an affinity marketing program. These products and services serve the dual purpose of improving the operations and performance of the small and medium-sized business end-client, as well as providing a method by which small local and community banks can effectively compete with larger national banking franchises, by referring customers to providers of non-core services without having to allocate the resources to provide those services. This strategy allows the local bank to maintain its close relationship with its small business customer without having to add significant infrastructure to expand its product/service offering.

We primarily control two entities in which we have less than majority investments through the capco programs – NicheDirectories, LLC and Starphire Technology, LLC. These entities are accounted for under the equity method. For primarily controlled companies, we generally have significant involvement in and influence over their operating activities, including rights to participate in material management decisions. Because of the determination to focus our business on our principal business lines, we treat these investments as secondary to our principal businesses. While these investments are monitored and some time, attention and resources are provided to the companies as necessary to preserve the investments and meet minimum management commitments, we do not expect any of these investments to result in any meaningful returns to us. All of these investments were written down to zero at the end of 2002.

We have also made investments, usually smaller or in the form of debt, in a number of other companies. We are generally not actively involved in the management or day-to-day operations of companies in which our equity ownership and voting power is less than 25%. Instead, we offer these businesses advisory services or assistance with particular projects, as well as the collaborative services of our affiliated companies. In pursuing business objectives, we intend to hold a decreasing portion of our total assets in companies in which we have voting power of less than 25%, and as of December 31, 2003, such passive investments had either repaid debt, been liquidated or written off.

Description of Properties

We conduct all of our business activities in facilities leased from unrelated parties at market rates. We maintain offices in Garden City, New York of 2,000 square feet, and New York, New York, of approximately 10,000 square feet. Our annual base rental cost for these facilities for the year ended December 31, 2003 was approximately $84,000 and $240,000, respectively. In addition, our capcos maintain offices in each of the states in which they operate; the costs of the capco facilities are covered by the agreements with the regional managers who operate the capcos. We believe that our present facilities are adequate for our current level of operations.

Employees

As of March 31, 2004, we had 100 employees in our consolidated companies.

Legal Proceedings

From time to time we and our subsidiaries are parties to various legal proceedings in the normal course of business. At March 31, 2004, we are not involved in any material pending litigation other than one routine lawsuit incidental to seeking repayment of funds loaned and related counterclaims. We anticipate that the ultimate resolution of such matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

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CRYSTALTECH ACQUISITION

On April 28, 2004 we entered into an agreement to purchase certain assets and assume certain liabilities of CrystalTech Web Hosting, Inc., an Internet website hosting company for $10,000,000 in cash and shares of our common stock equal in market value to $250,000, plus additional shares of our common stock equal to up to $250,000 of restricted stock to be awarded to employees who remain with CrystalTech. In addition, we have agreed to make additional payments to the seller of up to $1,250,000 in cash and up to $1,750,000 worth of our common stock based on the achievement of certain profitability benchmarks. We will acquire the “CrystalTech Web Hosting” name, and we plan to operate the business with the current management team.

Headquartered in Phoenix, Arizona, CrystalTech serves customers in the United States and throughout the world. Netcraft, a prominent independent Internet consulting firm in the United Kingdom, publicly described CrystalTech in late 2002 as the eighth largest website hosting business utilizing exclusively Microsoft Windows®. More recently, Netcraft described CrystalTech as the third largest provider of website hosting utilizing exclusively Microsoft Windows 2003®, with approximately 26,000 customers. CrystalTech’s leased Phoenix facility consists of 13,000 square feet occupying the entire ground floor of a new two story building. CrystalTech boasts a 70% rate of new customers indicating they were referred by another customer and low attrition rates of approximately 20% in 2002 and 2003, compared to an industry attrition rate of 25% for the same periods. Over the past two years, CrystalTech has consistently added to its customer base. During the first three months of 2004, CrystalTech added over 1,100 new customers in each month.

CrystalTech’s core competency is its ability to offer a variety of secure and reliable website hosting options to a diverse client base through a proprietary integrated software infrastructure and control center. According to CrystalTech, its fully automated control center replaces over 90% of typical help center requirements, allowing a client to solve issues online without extensive staffing. The integrated control center monitors and crosschecks all internal and external activities and ensures that clients are billed for each and every service used. The center has historically had a 99.5% uptime rate and the ability to serve clients 24 hours a day. The system has given CrystalTech a reputation of excellent service and support.

CrystalTech is currently owned and operated by its founder and Chief Executive Officer, Tim Uzzanti. Mr. Uzzanti and the current management team have been responsible for the development of CrystalTech’s integrated software infrastructure that is so vital to the company’s profitability. Mr. Uzzanti has agreed to enter into a two-year employment agreement conditioned upon the closing of the acquisition and the two other top managers have agreed to stay as well.

Strategic Rationale

The CrystalTech acquisition is consistent with our strategy to pursue acquisitions of complementary business lines focused on providing financial services to small and medium-sized businesses. We believe that CrystalTech will provide us with a solid base for continued growth and further development of our strategy of cost-effective distribution of financial and business services by our owned or affiliated companies. The acquisition will enable us to offer website hosting and related services to our small and medium-sized business customers and cross-market our products and services to CrystalTech’s 26,000 existing customers. We anticipate these synergies will increase the revenue of both CrystalTech and our other business lines, but we do not expect to create any substantial cost savings. During 2003, CrystalTech earned approximate $2,300,000 on revenues of approximately $5,524,000.

Completion of the CrystalTech acquisition

Our obligation to consummate the CrystalTech acquisition is subject to a number of customary conditions that must be satisfied by CrystalTech or waived by us. In addition, the following conditions must be met in order to consummate the transaction:

•	obtain financing of at least $12,000,000, of which $10,000,000 is to be used as the cash portion of the purchase price, which condition will be satisfied upon the completion of this offering;
•	execute a two year employment agreement with Mr. Uzzanti and two other managers; and
•	receive any material consents from third parties required to consummate the CrystalTech acquisition, including, in particular, Microsoft Corporation and the facility’s landlord

Termination of the Asset Purchase Agreement

We and CrystalTech may mutually agree to terminate the asset purchase agreement at any time prior to the closing of the acquisition. In addition, the asset purchase agreement provides that either of us can unilaterally terminate the asset purchase agreement if:

•	the acquisition is not completed by June 17, 2004 or, if we exercise our one-month option to extend the closing date to July 19, 2004, unless the acquisition does not occur by that date due to the failure of the terminating party to perform its obligations under the asset purchase agreement; or
•	the other party materially breaches any of its representations, warranties or covenants under the asset purchase agreement and the breach is not cured within ten days after notice of breach is given.

In order to exercise the option to extend the closing date of the acquisition, we must pay the seller a nonrefundable deposit of $100,000 for the extension to July 19, 2004; we have previously deposited $100,000 to extend the date from May 17 to June 17, 2004. If the acquisition closes prior to the expiration of the extended closing period, the deposits will be credited to the purchase price payable to seller at closing. However, if the acquisition does not close prior to the expiration of the extended closing period, or if we terminate the asset purchase agreement after May 17, 2004 (other than due to the failure of the seller to perform its obligations under the asset purchase agreement), we will forfeit the deposits paid to the seller.

PRO FORMA FINANCIAL INFORMATION

We have prepared the unaudited pro forma combined consolidated financial data set forth below to show the effect on us of the acquisition by our subsidiary acquisition corporation of substantially all of the assets and specified liabilities of CrystalTech, under the purchase accounting method in accordance with GAAP. The unaudited pro forma combined consolidated financial statements combine the historical consolidated financial statements of us and CrystalTech. The unaudited pro forma combined consolidated balance sheet as of March 31, 2004 gives effect to the acquisition as if it had been completed on March 31, 2004. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2003, and the three months ended March 31, 2004, give effect to the CrystalTech acquisition as if it had been completed on January 1, 2003.

We derived the information for the year ended December 31, 2003 from (1) the audited financial statements, including the related notes, of CrystalTech for the year ended December 31, 2003, which have been included in a filing by us with the SEC on Form 8-K and are included in the financial statements of this prospectus, and (2) our audited Consolidated Financial Statements, including the related notes, set forth elsewhere in this prospectus.

We have included in the pro forma combined consolidated financial statements all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of results of the historical periods. Additionally, we expect to incur reorganization and restructuring expenses as a result of the CrystalTech acquisition. The effect of these estimated expenses has been reflected in the unaudited pro forma combined consolidated balance sheet. We also anticipate that the acquisition will provide us with the opportunity to earn more revenue. However, we do not reflect these anticipated benefits in the pro forma financial information. While the pro forma financial information is helpful in showing the expected financial effect of the CrystalTech acquisition, it is not intended to show how we and CrystalTech would have actually performed had the CrystalTech acquisition been completed prior to the historical periods or how the companies will perform in the future.

The actual consolidated financial position and results of operations of the combined companies following the CrystalTech acquisition will differ, perhaps even significantly, from the pro forma amounts reflected below because, among other things:

•	the assumptions used in preparing the pro forma financial information may be revised in the future due to changes in values of assets or liabilities, including changes in operating results between the dates of the unaudited pro forma financial information and the date on which the acquisition is completed; and
•	adjustments may need to be made to the unaudited historical financial information upon which such pro forma information was based.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2004

	Newtek Business Services, Inc. Historical Consolidated	CrystalTech Web Hosting, Inc. Historical	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Cash	$42,564,071	$691,556	$16,107,137	(a)	$59,362,764
Restricted cash	2,680,680	—	—		2,680,680
Credits in lieu of cash	68,497,004	—	—		68,497,004
Investments in Qualified Businesses	1,584,057	—	—		1,584,057
SBA loans receivable, net	52,473,931	—	—		52,473,931
Structured insurance product	3,095,057	—	—		3,095,057
Accounts receivable	673,010	118,909	(118,909	)(b)	673,010
Receivable from bank	2,841,915	—	—		2,841,915
Software development costs	—	28,816	—	(c)	28,816
SBA loans held for sale	2,282,374	—	—		2,282,374
Prepaid insurance & expenses	14,655,535	59,423	—	(c)	14,714,958
Property & equipment, net	812,333	372,910	—	(c)	1,185,243
Customer accounts	2,889,295	—	1,757,550	(c)	4,646,845
Goodwill	1,832,621	—	12,410,762	(c)	14,243,383
Other assets	3,839,255	13,852	—	(c)	3,853,107

Total assets	$200,721,138	$1,285,466	$30,156,540		$232,163,144
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable & accrued liabilities	$5,932,724	$137,178	—	(c)	$6,069,902
Contingent purchase price payable	—	—	3,000,000	(g)	$3,000,000
Note payable in credits in lieu of cash	69,726,477	—	—		69,726,477
Bank notes payable	55,642,027	—	—		55,642,027
Notes payable	11,042,842	631,250	(631,250	)(b)	11,042,842
Deferred tax liabilities	9,631,616	—	—		9,631,616
Deferred revenues	—	874,697	(269,869	)(c)	604,828

Total liabilities	151,975,686	1,643,125	2,098,881		155,717,692

Minority interest	8,092,837	—	—		8,092,837

SHAREHOLDERS’ EQUITY
Common stock	533,040	—	$21,000	(d)	654,040
Additional paid-in capital	28,449,520	—	27,808,167	(d)	56,257,687
Unearned compensation	(1,867,315)		(229,167	)(h)	(2,096,482)
Retained earnings (Accumulated deficit)	13,537,370	(357,659)	357,659	(d)	13,537,370

Total shareholders’ equity	40,652,615	(357,659)	28,057,659		68,352,615

Total liabilities and shareholders’ equity	$200,721,138	$1,285,466	$30,156,540		$232,163,144

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	Adjustment to reflect cash received in offering, and the cash paid to the sellers at the closing date:

Amount received in offering	$27,450,000
Cash paid to seller	(10,000,000)
Acquisition costs	(955,000)
Cash on hand not purchased	(691,556)
Purchase price adjustment	303,693	See (c)

Total	$16,107,137

(b)	Asset not purchased or liability not assumed.

(c)	Reconciliation of net assets acquired, amounts paid or payable, and allocation of excess purchase price:

Fair value of assets acquired:
Cash		$303,693	See (e)
Software Development Costs		28,816
Prepaid insurance and expenses		59,423
Property & Equipment, net		372,910
Other Assets		13,852

		$778,694

Fair value of liabilities assumed:
Accounts payable and accrued liabilities		$137,178
Deferred Revenues – fees received in advance		874,697
Deferred Revenues – set-up fees		(269,869)

Total liabilities		$742,006

Net assets acquired		$36,688
Less purchase price paid:
Cash paid at closing	10,000,000
Stock issued at closing	(250,000)
Contingent purchase price	(3,000,000)
Acquisition costs	(955,000)	$(14,205,000)

Excess of purchase price over net assets acquired		$(14,168,312)

Allocated to customer merchant accounts and other intangibles		$1,757,550	See	(f)
Allocated to goodwill		12,410,762

		$14,168,312

(d)	Adjustment to reflect additional paid-in capital as follows:

Common stock issued	$121,000	See (h)
Additional paid-in capital resulting from issuance of Newtek common stock	27,808,167	See (h)
Elimination of CrystalTech accumulated deficit	357,659

	$28,286,826

(e)	The Asset Purchase Agreement, paragraph 1(c), provides that $303,693 will be an adjustment to the purchase price and accordingly will remain as cash in the Company.

(f)	The value of the customer accounts is based directly on an independent valuation preformed by an investment banking firm experienced in valuing such assets. Management of Newtek reviewed both the detail of the independent valuation and the details of the asset being considered and determined that the estimated fair valued stated was reasonable.

(g)	The Asset Purchase Agreement, paragraph 2(e), provides for contingent payments of $1,250,000 in cash and $1,750,000 in our stock based on certain earnings hurdles. We have determined that the payment of these amounts currently appears likely.

(h) Cash proceeds received in this offering	$27,450,000
Add: value of shares issued in CrystalTech acquisition	250,000
Add: unearned compensation on restricted shares issued to employees of CrystalTech	229,167
Less: par value of shares issued in this offering and CrystalTech acquisition	(121,000)

Total	$27,808,167

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2003

	Newtek Business Services, Inc. Historical Consolidated	CrystalTech Web Hosting, Inc. Historical	Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$60,492,800	$5,524,165	$—		$66,016,965
Operating expenses	42,423,063	3,224,425	786,354	(a)	46,433,842

Income (loss) before minority interest and provision for taxes	18,069,737	2,299,740	(786,354)		19,583,123
Minority interest in income	(1,598,040)	—	—		(1,598,040)
Income (loss) before (provision) benefit for taxes	16,471,697	2,299,740	(786,354)		17,985,083
(Provision) benefit for taxes	(7,089,639)	—	(620,488	)(b)	(7,710,127)

Net income (loss) from continuing operations	$9,382,058	$2,299,740	$(1,406,842)		$10,274,956

Weighted average number of shares (basic)	25,777,147		6,400,000	(c)	32,177,147
Weighted average number of shares (diluted)	26,177,274		6,400,000	(c)	32,577,274
Income per share (basic)	$0.36				$0.32
Income per share (diluted)	$0.36				$0.32

Notes to Unaudited Pro Forma Condensed Consolidated

Statement of Income

(a)	Adjustments to operating expenses assuming the acquisition had been consummated on January 1, 2003:

Amortization of deferred compensation	$83,334
Amortization of customer merchant accounts	703,020

$786,354

Customer accounts represent the portfolio of accounts that were purchased in the acquisition (approximately 26,000 customer accounts) which will be providing most of the acquired company’s revenues. Based upon management’s experience, we have determined that a 30 month period is appropriate for amortization. In addition, it is within the industry standard.

(b)	Adjustment to reflect a pro forma effective tax rate of 41% based on our historical effective tax rate.

(c)	Share reconciliation:

Secondary offering of $30,000,000 at $5.00 a share	6,000,000
$250,000 of our common stock at $5.00 a share to be paid at closing (excludes an additional equal amount of stock to be issued to CrystalTech employees as restricted shares subject to three year vesting)	50,000
$750,000 and $1,000,000 contingent payments in stock	350,000

due if earnings hurdles are met	6,400,000

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Three Months Ended March 31, 2004

	Newtek Business Services, Inc. Historical Consolidated	CrystalTech Web Hosting, Inc. Historical	Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$7,870,493	$1,777,362	$—		$9,647,855
Operating expenses	11,059,037	781,713	196,588	(a)	12,037,338

Income (loss) before minority interest and provision for taxes	(3,188,544)	995,649	(196,588)		(2,389,483)
Minority interest in income	300,314	—	—		300,314

Income (loss) before (provision) benefit for taxes	(2,888,230)	995,649	(196,588)		(2,089,169)
(Provision) benefit for taxes	1,184,174	—	(327,615	) (b)	856,559

Net income (loss) from continuing operations	$(1,704,056)	$995,649	$(524,203)		$(1,232,610)

Weighted average number of shares (basic)	26,471,248		6,400,000	(c)	32,871,248
Weighted average number of shares (diluted)…	26,471,248		6,400,000	(c)	32,871,248
Income per share (basic)	$(0.06)				$(0.04)
Income per share (diluted)	$(0.06)				$(0.04)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(a)	Adjustments to operating expenses assuming the acquisition had been consummated on January 1, 2004:

Amortization of deferred compensation	$20,833
Amortization of customer merchant accounts and other intangibles	175,755

$196,588

Customer accounts represent the portfolio of accounts that were purchased in the acquisition, (26,000 customer accounts) which will be providing most of the acquired company’s revenues. Based upon management’s experience, we have determined that a 30 month period is appropriate for amortization. In addition, it is within the industry standard.

(b)	Adjustment to reflect a pro forma effective tax rate of 41% based on our historical effective tax rate.

(c)	Share reconciliation:

Secondary offering of $30,000,000 at $5.00 a share	6,000
$250,000 of our common stock at $5.00 a share to be paid at closing (excludes an additional equal amount of stock to be issued to CrystalTech employees as restricted shares subject to three year vesting)	50,000
$750,000 and $1,000,000 contingent payments in stock	350,000

due if earnings hurdles are met	6,400,000

CrystalTech’s revenues increased by approximately $381,000 to $1,777,000 for the three months ended March 31, 2004, from approximately $1,397,000 for the three months ended March 31, 2003, due to the significant increase in the number of website hosting customers and increased fees. CrystalTech’s revenues are primarily derived from set-up charges to establish a customer’s account and monthly recurring service fees for the use of the Company’s web hosting and software support services. Payment for website hosting and related services is generally received one to twelve months in advance and revenues are recognized as services are rendered.

Cost of revenues increased by approximately $7,000 to $374,000 for the three months ended March 31, 2004 from approximately $367,000 for the three months ended March 31, 2003 due to the increase in website hosting customers, offset by more favorable contracts with vendors for cost of services. General and administrative expenses decreased by approximately $315,000 to $292,000 for the three months ended March 31, 2004 from $607,000 for the three months ended March 31, 2003, primarily due to the effects of the decision to reduce overhead expenses, particularly its employee count.

Depreciation and amortization expenses increased by approximately $86,000 to $102,000 for the three months ended March 31, 2004 from approximately $16,000 for the three months ended March 31, 2003, due to the increase in the property and equipment purchased.

CrystalTech’s revenues increased by approximately $1,762,000 to $5,524,000 for the year ended December 31, 2003, from $3,762,000 for the year ended December 31, 2002, due to the significant increase in the number of website hosting customers and increased fees; this was offset somewhat by an increase in marketing expenses. CrystalTech’s revenues are primarily derived from set-up charges to establish a customer’s account and monthly recurring service fees for the use of the Company’s web hosting and software support services. Payment for website hosting and related services is generally received one to twelve months in advance and revenues are recognized as services are rendered. The following table details the changes in the deferred revenue accounts:

	2002	2003	Change
Service fees received in advance	$264,000	$327,000	$63,000
Deferred set-up fees	212,000	296,000	84,000

	$476,000	$623,000	$147,000

Cost of revenues decreased by approximately $94,000 to $1,564,000 for the year ended December 31, 2003 from $1,658,000 for the year ended December 31, 2002, primarily due to the more favorable website hosting contracts CrystalTech negotiated with its vendors. General and administrative expenses decreased by approximately $351,000 to $1,231,000 for the year ended December 31, 2003 from $1,582,000 for the year ended December 31, 2002, primarily due to the effects of the decision to reduce overhead expenses, particularly its employee count.

Sales and marketing expenses increased by approximately $35,000 to $73,000 for the year ended December 31, 2003 from $38,000 for the year ended December 31, 2002, due to management’s decision to try new marketing initiatives throughout the year in an effort to increase revenues. Depreciation and amortization expenses increased by approximately $109,000 to $357,000 for the year ended December 31, 2003 from $248,000 for the year ended December 31, 2002, due to the increase in the property and equipment purchased.

MANAGEMENT

Directors, Executive Officers and Key Employees

Our business and affairs are under the direction of our board of directors. There are currently seven members of the board, of which four qualify as “independent” directors under applicable rules. Each director is elected by the shareholders annually for a one year term. Officers are elected by the board and, except as provided in the employment agreements we have with each of our three executive officers, serve at the discretion of the board. The following table provides information about our directors and executive officers as of the date of this prospectus, including their business backgrounds and the names of public companies and other selected entities for which they also serve as directors. Our board of directors has determined that Messrs. Beck, Payan, Schottenstein and Shenfeld each meet the requirement of “independence” under applicable rules of the SEC and the Nasdaq National Market.

Name	Age	Position
Barry Sloane (1)	44	Chairman of the Board of Directors, Chief Executive Officer and Secretary
Jeffrey G. Rubin (1)	37	President and Director
Brian A. Wasserman (1)	38	Treasurer, Chief Financial Officer and Director
David C. Beck (2)(3)	61	Director
Christopher G. Payan (2)(3)(4)	29	Director
Jeffrey M. Schottenstein (2)(4)	63	Director
Steven A. Shenfeld (3)(4)	44	Director
John R. Cox	67	Chairman and Chief Executive Officer of Newtek Small Business Finance
T. Alan Schmidt	44	President of Universal Processing Services – Wisconsin, LLC
Tim Uzzanti*	31	President and Chief Executive Officer of CrystalTech

* Mr. Uzzanti’s position is contingent upon the completion of the CrystalTech acquisition.

(1) Member of Executive Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

(4) Member of Corporate Governance and Nominating Committee.

Barry Sloane has been our Chairman of the Board, Chief Executive Officer and Secretary since inception in 1999. From July 1995 to January 1999, Mr. Sloane was the founder and principal of The Sloane Organization, LLC, engaged in financial consulting and investment banking. From September 1993 through July 1995, Mr. Sloane was a Managing Director of Smith Barney, Inc. where he directed the Commercial and Residential Real Estate Securitization Unit and, prior to that, he was national sales manager for institutional mortgage and asset backed securities sales. From April 1991 through September 1993, he was founder and President of Aegis Capital Markets, a consumer loan origination and securitization business which was eventually taken public with the name of “Aegis Consumer Funding.” From October 1988 through March 1991, Mr. Sloane was Senior Vice President of Donaldson, Lufkin and Jenrette, where he was responsible for directing sales of mortgage-backed securities.

Jeffrey G. Rubin has been our President and a Director since February 1999. In June 1994, Mr. Rubin founded, financed and participated in the day-to-day management of Optical Dynamics Corporation, formally known as Fastcast Corporation, an early stage technology company. Mr. Rubin served as an officer of that company and a member of the board of directors until December 1997. From January 1992 through January 1998, Mr. Rubin served as a private venture capitalist. From September 1989 through January 1994, Mr. Rubin served as Vice President of American European Corporation, an import/export company, and participated in management in various capacities. Mr. Rubin also has served as a director of BRT Realty Trust, a New York Stock Exchange listed company, since March 2004.

Brian A. Wasserman has been our Chief Financial Officer, Treasurer and a Director since 1999. From December 1997 until December 1999, Mr. Wasserman was the general partner of two private venture capital limited partnerships with diverse public and private investments. From December 1997 until November 1999, Mr. Wasserman was a directors of Heuristic Development Group (subsequently, Virtual Communities, Inc.), a publicly-traded company engaged in the development, marketing, sale and licensing of the Intellifit System, a computerized system which generates personalized exercise prescriptions. From 1997 to November 1999 Mr. Wasserman was a director of REXX Environmental Corporation, a publicly-traded holding company in the environmental remediation business which, following the sale of its entire business to third parties, merged with us in 2000. Previously, Mr. Wasserman was an audit and tax manager with Coopers & Lybrand, LLP. Mr. Wasserman is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

David C. Beck has been Managing Director of Copia Capital, LLC, a private equity investment firm, since September 1998. Prior to joining Copia, Mr. Beck was Chairman and Chief Executive Officer of Universal Savings Bank, Milwaukee and First Interstate Corporation of Wisconsin, a publicly traded company. He is a certified public accountant and has served on a number of boards of both publicly-held and private corporations. Mr. Beck joined our board in 2002.

Christopher G. Payan has been Senior Vice President, Chief Financial Officer, Co-Chief Operating Officer, Secretary and Treasurer of Emerging Visions, Inc., a publicly traded company. From 1995 through July 2001 Mr. Payan worked for Arthur Anderson LLP, where he provided various audit, accounting, operating, consulting and advisory services to numerous small and mid-sized private and public corporations in various industries. Mr. Payan is a certified public accountant and joined our board in 2003.

Jeffrey M. Schottenstein has specialized in the investment and restructuring of diverse companies since 1974. He has served since 1983 as an executive officer and as a director of Schottenstein Investment, a diversified investment holding company with $650,000,000 in assets. Previously he served as Vice President of Schottenstein Store’s Value City Stores Division and Chief Executive Officer of Schottenstein Realty Company, which specializes in the investment and restructuring of companies. Mr. Schottenstein has been involved in the capitalization and restructuring of numerous retail enterprises. Mr. Schottenstein joined our board in 2001.

Steven A. Shenfeld has been general partner of M.D. Sass Financial Strategies, LP, a private equity fund focused on the acquisition of investment management companies and hedge funds since 2002. From December 1999 to 2000, he was senior managing director of Amroc Investments LLC. From December 1999 until 2003, Mr. Shenfeld has also been a managing director of Avenue Capital Management, LLC, a multi-billion dollar hedge fund. From April 1996 through October 1999, Mr. Shenfeld was on the management committee of BancBoston Robertson Stephens where he managed the Debt Capital Markets Division. Mr. Shenfeld was also a director of BancBoston’s Section 20 broker-dealer. Mr. Shenfeld has extensive experience in capital markets and investment banking and has managed investment businesses including high yield securities, leveraged finance, private placements, asset securitization and investment grade corporates. From April 1991 through March 1996, Mr. Shenfeld was Head of Sales and Trading in Global Finance at Bankers Trust Securities. Previously, Mr. Shenfeld worked for Donaldson, Lufkin and Jenrette and Salomon Brothers. Mr. Shenfeld joined our board in 2000.

John R. Cox has been Chairman and Chief Executive Officer of Newtek Small Business Finance since its acquisition and reorganization by us in December 2002. Prior to joining Newtek, he was a principal of JRC Consulting, LLC, specializing in small business loan programs. In 1997 Mr. Cox, after 30 years at the U.S. Small Business Administration, retired as Associate Administrator for Financial Assistance, where he was responsible for the administration of all SBA loan programs nationwide.

T. Alan Schmidt is the President and Chief Operating Officer of Universal Processing Services—Wisconsin, LLC, or Newtek Merchant Solutions of Wisconsin. In January 2001, Mr. Schmidt founded and served as President of American Merchant Services, an independent sales organization targeting small businesses for merchant credit, debit, check and gift card processing, which was acquired by Newtek Merchant Services in December 2001. From February 1994 to October 1999, Mr. Schmidt was the Vice President of Business of Business Integration at Universal Payment Processing, a part of Universal Savings Bank, Milwaukee, where he was responsible for establishing a complete credit card processing operation. Previously, Mr. Schmidt served as the Vice President of Operations at Fist Interstate Bank of South Dakota, a merchant processing division, subsequently acquired by First Data Corporation in October 1992.

Tim Uzzanti will join our management team upon the completion of the CrystalTech acquisition. Currently he is the President and Chief Executive Officer of CrystalTech. Mr. Uzzanti founded CrystalTech in 1997 and is currently the Chief Executive Officer. In addition, he has also founded SmarterTools, Inc., which is engaged in the software development business, and concurrently serves as the Chief Executive Officer. From 1997 to 1999, Mr. Uzzanti worked for Honeywell International, Inc., where he was in charge of the development of the “Pilot Internet Practice Service,” an Internet-based flight simulator.

Our board of directors maintains four committees: an executive committee, an audit committee, a compensation committee and a corporate governance and nominating committee, and may establish others or reconstitute the current committees in the future.

Executive Committee

The members of the executive committee are Messrs. Sloane, Rubin and Wasserman, each of whom are executive officers. The executive committee is able to act in the place of the full board in matters requiring immediate attention.

Audit Committee

The members of the audit committee are Mr. Beck, as chair, and Messrs. Schottenstein and Payan, each of whom are independent directors. The audit committee is, generally, responsible for selection and retention of our independent auditors, reviewing with our independent auditors the plans and results of the audit engagement, approving professional services provided by our independent auditors, reviewing the independence of our independent auditors and reviewing the adequacy of our internal accounting controls. In addition, the audit committee has established a communications channel independent of management to permit employees or other interested parties to raise questions about accounting practices directly with the chair of the committee. The board of directors and the audit committee have adopted a written charter to govern its operations.

Compensation Committee

The members of the compensation committee are Mr. Shenfeld, as chair, and Messrs. Beck and Payan, each of whom are independent directors. The compensation committee is generally responsible for general oversight and implementation of our two stock incentive plans for recommending to the board the compensation of the three executive officers and the terms of their respective employment. The board of directors has adopted a written charter for the compensation committee.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Mr. Schottenstein, as chair, and Messrs. Shenfeld and Payan, each of whom are independent directors. The corporate governance and nominating committee is generally responsible for identifying corporate governance issues, creating corporate governance policies and identifying and recommending potential candidates for election to the board and reviewing director compensation and performance. The corporate governance and nominating committee was created pursuant to the adoption by the board of written corporate governance guidelines.

Directors’ Compensation

Our board has adopted a plan for compensation of non-employee directors, for the years ending December 31, 2003 and 2004, which gives effect to the time and effort required of each of them in the performance of their duties. The plan approved by the board provides annual compensation, paid quarterly in our common stock:

•	for participation on the board: $25,000;
•	for acting as chair of the compensation committee or the corporate governance and nominating committee: $15,000;
•	for acting as chair of the audit committee: $60,000; and
•	for acting as “lead” independent director: $15,000.

As a result of this plan, our independent directors each received common stock in the following amounts for 2003 and are expected to receive a similar amount in 2004, based on the closing price of our common stock on the last trading day of each quarter:

• David C. Beck	$100,000
• Steven A. Shenfeld	$40,000
• Jeffrey M. Schottenstein	$40,000
• Christopher G. Payan	$25,000

EXECUTIVE COMPENSATION

The information set forth below describes the components of the total compensation of our Chief Executive Officer and our other applicable executive officers for services rendered in all capacities during the years ended December 31, 2001, 2002 and 2003.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Securities Underlying Options/SARs (#)	All Other Compensation(2) ($)
Barry Sloane, Chairman, CEO and	2003	$286,668	$250,000	—	$2,860
Secretary	2002	$313,750	—	—	$3,135
	2001	$250,000	—		$2,860
Jeffrey G. Rubin	2003	$286,668	$125,000	—	$1,380
President	2002	$313,750	—	—	$1,045
	2001	$250,000	—	—	$1,380
Brian A. Wasserman	2003	$286,668	$125,000	—	$1,380
Treasurer and CFO	2002	$330,000	—	—	$1,070
	2001	$250,000	—	—	$1,380
John R. Cox, Chairman and CEO of Newtek Small Business Finance	2003	$250,000	—	—	—
T. Alan Schmidt, President, Newtek Merchant Services	2003	$81,662	—	—	—

(1) Represents the value of cash compensation which the named individuals have deferred receipt of and directed that eventual payment be in the form of shares of our common stock.

(2) Represents the amount of premium paid by us on term life insurance for the named executive for the periods shown. None of the named individuals have any interest in the cash surrender value of the respective insurance policies, nor is there any understanding or agreement whereby the individuals are to be given any such interest.

Employment Agreements

We have entered into employment agreements with:

•	Barry Sloane, as Chairman and Chief Executive Officer;
•	Jeffrey G. Rubin, as President; and
•	Brian A. Wasserman, as Treasurer and Chief Financial Officer.

Each employment agreement provides for:

•	a term ending June 30, 2005;
•	an annual salary of $350,000 for Mr. Sloane;
•	an annual base salary of $285,000 for Messrs Rubin and Wasserman;
•	at least one annual salary review by the board of directors;
•	participation in any discretionary bonus plan established for senior executives;
•	retirement and medical plans, customary fringe benefits, vacation and sick leave; and
•	$2,000,000 of split-dollar life insurance coverage.

In addition, NSBF has entered into a two year employment agreement with John Cox in his capacity as chief executive officer of our SBA lender which runs through December 31, 2004. It provides for an annual salary of $250,000 and participation in discretionary bonus and benefit plans as are generally available to all of our executives.

Each of the foregoing four agreements contains a non-competition provision (during the term of the employment agreement) that requires the executive to devote substantially all of his business time and efforts to the performance of his duties under the agreement. The executive is not prohibited, however, from:

•	serving on the boards of directors of, and holding offices or positions in, companies or organizations which, in the opinion of the board of directors, will not present conflicts of interest with us; or
•	investing in any business dissimilar from ours or, solely as a passive or minority investor, in any business.

The respective board may terminate an executive’s employment for just cause as defined in the agreement, and upon the termination, no severance benefits are available. If the board terminates an executive without just cause, or the executive terminates his employment with good reason as defined in the agreement, or if the term of the agreement is not extended for an additional year, the executive will be paid severance benefits in an amount equal to six months’ compensation. If the executive’s employment terminates during the term of the agreement due to death, disability, or retirement after age 62, the executive will be entitled to his compensation, vested rights and benefits through the date of termination. The executive is able to voluntarily terminate his agreement by providing 60 days’ written notice to the board of directors, in which case the executive is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

Each employment agreement, other than Mr. Cox’s, contains provisions stating that in the event of the executive’s involuntary termination of employment (other than for just cause) in connection with, or within six months after, any change in control of the company, the executive will be paid within ten days of the termination a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of change in control. “Control” generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of our voting stock, or the control of the election of a majority of directors or the exercise of a controlling influence over our management or policies.

Each employment agreement also provides for a similar lump sum payment to be made in the event of the executive’s voluntary termination of employment within 30 days of a change in control, or within 90 days of a “trigger event,” certain specified events following any change in control, whether approved by the board of directors or otherwise, which have not been consented to in writing by the executive including:

•	requiring the executive to move his personal residence or perform his principal executive functions more than 50 miles from he executive’s primary office;
•	failing to maintain existing employee benefit plans, including material vacation, fringe benefits, and retirement plans;
•	assigning duties and responsibilities to the executive which are other than those normally associated with his position;
•	materially diminishing the executive’s authority and responsibility; and
•	failing to elect or re-elect the executive to our board of directors.

We have negotiated a form of employment agreement for Tim Uzzanti as chief executive officer of CrystalTech with a two year term at an annual salary of $200,000 It contains confidentiality provisions and provisions restricting his ability to engage in the website hosting business other than with CrystalTech during and for a period following his employment by CrystalTech. A copy of Mr. Uzzanti’s proposed employment agreement is attached as an exhibit to the registration statement of which this prospectus is a part.

T. Alan Schmidt, the chief operating officer of Newtek Merchant Services does not currently have an agreement with the company.

Cash Bonus Plan

We have established the Newtek Business Services, Inc. Cash Bonus Plan for the purpose of providing our employees with incentive compensation in the form of cash bonuses. All full-time employees are eligible to receive cash bonuses under the plan. If an employee’s employment is terminated for cause as defined in the plan, then the employee shall be ineligible to receive a bonus, and an employee whose employment otherwise terminates shall be eligible for a bonus that fiscal year, prorated to the number of days the employee was employed by the Company during its fiscal year. The Compensation Committee administers the plan. Bonuses are paid at the discretion of the Compensation Committee or the full Board of Directors. The aggregate amount of bonuses payable for any fiscal year are established by the Board of Directors and are based in part on the Company’s pre-tax net profit for that fiscal year.

Equity Compensation Plans

The following table provides information as of April 1, 2004 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (*)	1,827,371	$4.40	2,422,629
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	1,827,371	$4.40	2,422,629

(*) Consists of the company’s 2000 Stock Incentive and Deferred Compensation Plan. Excludes the 2003 Stock Incentive Plan which was adopted in October 2003 and is to be submitted to a vote of our shareholders at our next annual meeting in June 2004. All awards under the 2003 Stock Incentive Plan were for shares of restricted stock and are expressly contingent upon the receipt of shareholder approval at the annual meeting.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2003, 2002 and 2001, we obtained financial consulting services from a professional services firm, Janover Rubinroit, in the approximate amounts of $211,000, $180,000 and $157,000, respectively. Two of the partners of this firm are the father-in-law and brother-in-law of Brian Wasserman, our Chief Financial Officer and a director.

Effective September 30, 2002, we issued options for the purchase of 211,753 shares of our common stock to Jeffrey M. Schottenstein, a director, in exchange for his interest in one of our capcos. Mr. Schottenstein was a participant in the organization and capitalization of the capco and participates in its operations without compensation (other than as a director). The options are exercisable for $0.01 per share for ten years but may not be exercised fully for the first three years. Due to restrictions attached to the options and the underlying securities, the parties negotiated a valuation of the interest exchanged equal to $3.30, reduced by a 45% discount due to lack of liquidity. Based on this valuation of the options, we paid Mr. Schottenstein $384,332 for his interest in this capco. This exchange was a part of our program to reduce or eliminate minority interests in our subsidiary companies. Mr. Schottenstein did not take part in the consideration or approval by the board of the transaction, which was negotiated by management and approved unanimously by the remaining members of the board.

During the past twelve months, Maxim Group LLC, one of the underwriters in this offering, has provided us with certain analyses and services relating to the application of Statement of Financial Accounting Standards No. 142 (Goodwill and Intangible Assets) in connection with certain acquisitions, including our proposed acquisition of CrystalTech.

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PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock (1) as of May 18, 2004, and (2) as adjusted to reflect the sale of shares by us in this offering, by:

•	our directors;
•	each of our three executive officers and three additional key employees;
•	all of our executive officers and directors as a group; and
•	each shareholder known to us to be the beneficial owner of more than 5% of our common stock.

The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options held by that person that are exercisable on or within 60 days after May     , 2004. We have calculated the percentage of our common stock beneficially owned by a person assuming that the person has exercised all such options and that no other persons has exercised any options. Unless otherwise noted, each person has sole voting and dispositive power with respect to all shares of common stock beneficially owned.

Three of our shareholders, all of whom are executive officers, have agreed to sell up to shares of common stock to the underwriters to cover over-allotments, if any, equally with shares sold by us pursuant to a similar option and on the same terms. The number of shares in the column “Number of Shares Being Offered” represents all of the shares the selling shareholders may sell pursuant to this offering. The selling shareholders named below have agreed with us and the underwriters to pay any underwriting commissions from the proceeds of the shares sold.

Name(1)	Positions with the Company	Prior to This Offering			Number of Shares Being Offered (2)	Subsequent to This Offering
		Total Beneficial Ownership		% of Class		Total Beneficial Ownership	% of Class
Barry Sloane	Chairman, Chief Executive Officer and Secretary	4,752,429	(3)	17.53
Jeffrey G. Rubin	President and Director	4,757,499	(4)	17.58
Brian A. Wasserman	Treasurer, Chief Financial Officer and Director	4,732,521	(5)	17.46
David C. Beck	Director	72,095	(6)	*	—	72,095	*
Christopher G. Payan	Director	11,991		*	—	11,991	*
Steven A Shenfeld	Director	572,164	(6)(7)	2.11	—	572,164
Jeffrey M. Schottenstein	Director	270,191	(6)(8)	1.00	—	270,191	*
John R. Cox	Chairman, Chief Executive Officer of NSBF	131,500	(6)	*	—	131,500	*
T. Alan Schmidt	President, Universal Processing Services—Wisconsin, LLC, or Newtek Merchant Solutions of Wisconsin	—		—	—	—	—

Tim Uzzanti	President, Chief Executive Officer of CrystalTech	—	—	—	—	—
All executive officers and directors as a group (10 persons)		15,307,390	56.32	—

* Less than 1%

(1) Unless otherwise stated, the address of each person listed is c/o Newtek Business Services, Inc., 100 Quentin Roosevelt Blvd., Suite 408, Garden City, New York 11530.

(2) The number of shares being offered represents the maximum number of shares to be sold by the selling shareholders assuming the exercise of the full amount of the underwriters’ over-allotment option; an additional equal number of shares will be sold by us in order to fill the over-allotment.

(3) Includes 87,125 shares owned by the B. Sloane Family Foundation as to which Mr. Sloane shares voting and dispositive control over such shares.

(4) Includes 107,125 shares owned by the J. Rubin Family Foundation as to which Mr. Rubin shares voting and dispositive control over such shares.

(5) Includes 37,852 shares owned by the B. Wasserman Family Foundation as to which Mr. Wasserman shares voting and dispositive control over such shares and includes 2,355,000 shares owned by Mrs. Andrea Wasserman, Mr. Wasserman’s spouse. Mr. Wasserman disclaims beneficial ownership of the shares owned by Mrs. Wasserman, and Mrs. Wasserman disclaims beneficial ownership of the shares owned by Mr. Wasserman.

(6) Includes 45,000, 55,000, 50,000 and 77,000 shares underlying stock options held by Messrs Beck, Shenfeld, Schottenstein and Cox, respectively.

(7) Includes 408,730 shares and 99,996 options to acquire shares held by a limited liability company of which Mr. Shenfeld is a member and manager, the assets of which he disclaims pecuniary interest except to the extent of his pecuniary interest in the company.

(8) Includes options to acquire 211,753 shares issued to Mr. Schottenstein in exchange for his interest in one of our capcos.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary and is subject to the provisions of our certificate of incorporation, bylaws, and provisions of applicable law.

Our certificate of incorporation authorizes our board of directors to issue 39,000,000 shares of our common stock, par value $0.02 per share, and 1,000,000 shares of our preferred stock, par value $.02 per share. At May 18, 2004, there were 26,671,976 shares of common and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted for a vote. Shareholders are not entitled to cumulate votes for the election of directors. Common shareholders are entitled to share ratably in any dividends that may be declared by the board of directors out of funds legally available therefor. Holders of common stock do not have preemptive, redemption, conversion or other preferential rights and, upon the liquidation, dissolution or winding up of our company, are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, which may be granted to the holders of preferred stock. All shares outstanding before this offering are, and the shares to be issued in this offering will be, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of holders of any classes or series of preferred stock that we may issue in the future.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue, without further action by the holders or our common stock, up to 1,000,000 shares of preferred stock in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as are provided in resolutions adopted by the board. The issuance of preferred stock could have an adverse effect on the rights of holders of common stock. For example, any preferred stock may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up of the company, or both. In addition, any preferred stock may have class or series voting rights.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of management. The issuance of the preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, New York, NY.

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UNDERWRITING

Roth Capital Partners, LLC and Maxim Group LLC are the underwriters of the offering described in this prospectus. We and the selling shareholders identified in this prospectus have entered into an underwriting agreement with respect to the shares of our common stock being offered. In connection with this offering and subject to certain conditions contained in the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell, the number of shares of our common stock listed below:

Underwriter	Number of Shares

Roth Capital Partners, LLC	[___________________	]

Maxim Group LLC	[___________________	]

Total	[__________________	]

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of our common stock. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that our common stock can be resold at or above the offering price. Our common stock is traded on The Nasdaq Stock Market’s National Market under the symbol “NKBS.”

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase the                      shares of common stock offered by this prospectus, if any shares are purchased. This commitment does not apply to                      shares of common stock subject to an over-allotment option granted by us and an option for an equal number of shares granted by the selling shareholders to the underwriters to purchase additional shares of common stock in this offering. The underwriting agreement also provides that the obligations of the underwriters to pay for and accept delivery of shares of common stock are subject to the passing upon of certain legal matters by counsel and certain other conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission.

Conduct of the Offering

The following table shows the public offering price, proceeds to us before expenses, underwriting discount and proceeds to the selling shareholders. Certain expenses of the underwriters that are reimbursable by us are not included in the table. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Share	Without Option	With Option
Public offering price
Proceeds to Newtek, before expenses
Underwriting discount
Proceeds to the selling shareholders		—

The underwriters will initially offer the shares of common stock to be sold in this offering directly to the public at the public offering price set forth on the cover page of this prospectus. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms from time to time. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Over-allotment Option

Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional              shares of common stock on the same terms and at the same per share price as the other shares of common stock being purchased by the underwriters from us. In addition, the selling shareholders identified in this prospectus have granted the underwriters a similar option, also exercisable for 45 days, to purchase              shares of common stock on the same terms and at the same price. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the shares of common stock that the underwriters have agreed to purchase from us. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and commissions, and proceeds to us before offering expenses will be $            , $             and $            , respectively, and the total proceeds to the selling shareholders will be $            .

Indemnification

The underwriting agreement provides for indemnification between us, the selling shareholders and the underwriters against specified liabilities, including liabilities under the Act, and for contribution by us, the selling shareholders and the underwriters to payments that may be required to be made with respect to those liabilities.

Underwriter’s Compensation

We have agreed to sell the shares of common stock to the underwriter at the initial offering price of $             per share, which represents the initial public offering price of the shares of common stock set forth on the cover page of this prospectus less the 6% underwriting discount. The underwriting agreement also provides that we will pay the underwriter a non-accountable expense allowance equal to 2.5% of the gross proceeds ($50,000 of which has been previously advanced to the underwriters) from the sale of common stock offered by this prospectus, including any common stock purchased on exercise of the over-allotment option. Any commissions or discounts related to the sale of common stock by the selling shareholders will be paid by them and we will have no obligation with respect to such costs.

Furthermore, subject to certain exceptions, we have granted the underwriters a right of first refusal to act as lead underwriters or placement agents for any public or private equity offering that we undertake during the period following the closing of this offering ending fifteen months following the closing of this offering. As of the date of this prospectus, the underwriters have not introduced us to any candidate and therefore no fees are due, owing or potentially due to the underwriters under such agreement.

Lock-up Agreements

The underwriting agreement provides that our officers, directors or holders in excess of 5% of our common stock will enter into “lock up” agreements with the underwriters pursuant to which such individuals or entities will not, without the consent of the underwriters, which consent shall not be unreasonably withheld, during the 9 month period following the closing of this offering, sell, contract to sell, grant an option for the sale of or otherwise dispose of any of our securities, whether publicly or in a private placement, except that:

(1) During the such 9 month period, Barry Sloane, Brian A. Wasserman and Jeffrey G. Rubin (our three principal executive officers and all 5% or more shareholders subject to the lock up) may make gifts of our common stock to bona fide charitable institutions or otherwise for tax or estate planning purposes to their families or trusts for the benefit of their families, it being agreed that: (A) such gifts of common stock shall not exceed 30,000 shares for each such person such 9 month period, and (B) that the shares of common stock gifted shall be valued at the fair market value on the date of the gift; and

(2) if (A) our shares of common stock have traded at or above a price equal to 150% of the price to the public in connection with this offering for not less than 20 consecutive trading during such 9 month period, and (B) the minimum average trading volume for the common stock during such 20 day period has exceeded 40,000 shares per day, then such 9 month period shall be reduced to 6 months.

In addition, the underwriting agreement provides that we will not, for a period of 9 months following the closing of this offering, offer, sell or distribute any of our securities at a discount from the then current market price without the prior written consent of the underwriters which consent shall not be unreasonably withheld. However, during such 9 month period, we may contribute or otherwise transfer up to 300,000 shares of our common stock in a bona fide transaction to a capco. In addition (i) if we desire to contribute in excess of 300,000 shares of our common stock to a capco, we shall first obtain the written approval of the underwriters, which shall not be unreasonably withheld, (ii) the shares of common stock issued to a capco shall not be issued at more than a 20% discount to the then fair market value of our common stock on the day prior to the closing of the subject capco transaction, and (iii) the shares of common stock issued to a capco shall be unregistered securities and without registration rights prior to a one year holding period from the date of the closing of this offering.

In addition, the underwriting agreement provides that we will not, for a period of 12 months from the closing of this offering, offer or sell any convertible securities convertible at a price that may, at the time of conversion, be less than the market price of the common stock of the date of the original sale.

Finally, the underwriting agreement provides that during the 12 month period following the closing of this offering, without the consent of the underwriters, which consent shall not be unreasonably withheld, no holders of registration rights relating to our securities will exercise any such registration rights.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase shares of our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Over-allotments occur when an underwriter, on behalf of the underwriting syndicate, sells more of our shares than it purchases from us in this offering. In order to cover the resulting short position, an underwriter may exercise the over-allotment option described above. Additionally, an underwriter may engage in syndicate covering transactions. Syndicate covering transactions are bids for or purchases of our common stock on the open market by an underwriter in order to reduce a short position incurred by an underwriter on behalf of the underwriting syndicate. There is no contractual limit on the size of any syndicate covering transaction.

•	Stabilizing transactions consist of bids or purchases made by an underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•	A penalty bid is an arrangement permitting an underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter was later repurchased by the underwriter and therefore was not effectively sold to the public by such underwriter.

In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the Nasdaq National Market or otherwise. Neither we nor the underwriters make any representation or prediction about the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Cozen O’Connor will pass on the validity of our common stock being registered. Ellenoff Grossman & Schole LLP will pass upon certain legal matters on behalf of the underwriters.

EXPERTS

The consolidated financial statements of Newtek Business Services, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ending December 31, 2003 included in the registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of CrystalTech Web Hosting, Inc. as of December 31, 2003 and 2002, and for the year ending December 31, 2003 included in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and our Bylaws provide that our directors, officers, employees or agent shall be indemnified as to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, as long as the director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in our best interests. Our Bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person.

In addition, the New York Business Corporation Law empowers us to indemnify and advance expenses to our directors, officers, employees or agents. Additionally, the New York Business Corporation Law states that indemnification and advancement of expenses permitted by that Law is not exclusive to any other rights which those seeking indemnification or advancement of expenses may be entitled pursuant to any bylaw, agreement, vote of shareholders or disinterested director or otherwise.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Act, as amended and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers, and controlling persona pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our file number under the Securities Exchange Act is 1-16123. You may read and copy, upon payment of a fee set by the SEC, any documents that we file with the SEC as its public reference room at 450 Fifth Street, N.W., Washington, D.C. You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s website at www.sec.gov.

This prospectus is part of registration statement on Form S-1 that we have filed with the SEC to register the common stock offered hereby under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are also available at the SEC’s public reference rooms or through its EDGAR database on the Internet.

You may obtain a copy of these filings at no cost by writing to us at Newtek Business Services, Inc., 100 Quentin Roosevelt Boulevard, Suite 408, Garden City, New York, Attention: Ellen Merryman, or by telephoning us at (516) 794-0100.

You should rely only on the information contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

[remainder of page intentionally left blank.]

INDEX TO FINANCIAL STATEMENTS

PAGE NO.
Report of Independent Auditors, February 28, 2004	F1-1

Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002	F1-2

Consolidated Statements of Income for the years ended December 31, 2003, December 31, 2002 and December 31, 2001	F1-3

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2003, December 31, 2002 and December 31, 2001	F1-5

Consolidated Statements of Cash Flows for the years ended December 31, 2003, December 31, 2002 and December 31, 2001	F1-6

Notes to Consolidated Financial Statements	F1-9

Consolidated Balance Sheets as of March 31, 2004 (unaudited) and December 31, 2003	F2-1

Consolidated Statements of Operations for the three month periods ended March 31, 2004 and 2003 (unaudited)	F2-2

Consolidated Statements of Cash Flows for the three month periods ended March 31, 2004 and 2003 (unaudited)	F2-3

Notes to Unaudited Consolidated Financial Statements	F2-5

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three month period ended March 31, 2004	F2-16

Report of Independent Auditors of CrystalTech Web Hosting, Inc., March 4, 2004	F3-1

CrystalTech Web Hosting, Inc. Balance Sheets as of December 31, 2003 and 2002	F3-2

CrystalTech Web Hosting, Inc. Statements of Operations for the years ended December 31, 2003 and 2002	F3-3

CrystalTech Web Hosting, Inc. Statements of Shareholder’s Deficit	F3-4

CrystalTech Web Hosting, Inc. Statements of Cash Flow for the years ended December 31, 2003 and 2002	F3-5

Notes to Consolidated Financial Statements	F3-6

CrystalTech Web Hosting, Inc. Balance Sheets as of March 31, 2004 (unaudited) and December 31, 2003	F4-1

CrystalTech Web Hosting, Inc. Statements of Income and Accumulated Deficit (unaudited) for the three months ended March 31, 2004 and 2003	F4-2

CrystalTech Web Hosting, Inc. Statements of Cash Flows (unaudited) for the three months ended March 31, 2004 and 2003	F4-3

Notes to Financial Statements (unaudited)	F4-4

Report of Independent Auditors

To the Board of Directors and Stockholders

of Newtek Business Services, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Newtek Business Services, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company changed the manner in which it accounts for investments in variable interest entities upon adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities”, on July 1, 2003.

As discussed in Note 1, the Company changed the manner in which it accounts for goodwill upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002.

PricewaterhouseCoopers LLP

New York, New York

February 28, 2004

F1-1

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
Cash and cash equivalents	$33,444,611	$41,171,358
Restricted cash	2,107,471	—
Credits in lieu of cash	71,294,083	41,580,950
SBA loans receivable, net of reserve for loan losses	52,050,725	56,073,016
Accounts receivable, (net of allowance of $96,480 and 34,466, respectively)	469,768	661,351
Receivable from bank	2,670,353	2,938,309
SBA loans held for sale	3,619,582	—
Accrued interest receivable	281,072	285,151
Investments in qualified businesses—equity method investments	300,000	1,091,110
Investments in qualified businesses—held to maturity investments	1,420,179	3,962,353
Structured insurance product	3,054,705	2,893,301
Prepaid insurance	13,282,630	14,056,196
Prepaid expenses and other assets	2,661,196	575,772
Furniture, fixtures and equipment, (net of accumulated depreciation of $390,011 and $190,590, respectively)	670,715	546,231
Customer merchant accounts (net of accumulated amortization of $269,380 and $43,325, respectively)	3,024,298	356,675
Goodwill	1,832,621	2,862,965

Total assets	$192,184,009	$169,054,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$6,095,440	$4,218,367
Notes payable—certified investors	3,829,973	3,844,181
Notes payable—insurance	4,115,136	5,369,896
Notes payable—other	1,000,000	480,500
Borrowings under line of credit	—	450,000
Bank notes payable	51,990,047	53,824,492
Note payable in credits in lieu of cash	65,697,050	65,196,116
Deferred tax liability	10,815,790	3,726,151

Total liabilities	143,543,436	137,109,703

Minority interest	8,393,151	4,772,741

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock (par value $0.02 per share; authorized 39,000,000 shares, issued and outstanding 26,209,211 and 25,341,428, not including 582,980 shares held in escrow)	524,184	506,828
Additional paid-in capital	26,588,400	20,992,827
Unearned compensation	(2,106,588)	—
Retained earnings	15,241,426	5,672,639
Total stockholders’ equity	40,247,422	27,172,294

Total liabilities and stockholders’ equity	$192,184,009	$169,054,738

See accompanying notes to these consolidated financial statements

F1-2

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

	2003	2002	2001
Revenue:
Income from tax credits	$44,933,405	$30,603,046	$21,497,956
Electronic payment processing	6,297,246	1,584,476	121,418
Servicing fee and premium income	2,701,842	—	—
Interest and dividend income	4,059,321	900,127	1,845,238
Recovery of investment previously written off	350,000	28,635	105,000
Gain on sale of property	—	16,841	—
Other income	2,150,986	1,536,502	335,574

Total revenue	60,492,800	34,669,627	23,905,186

Expenses:
Interest	13,878,956	11,485,367	11,577,169
Payroll and consulting fees	8,407,347	4,564,954	2,664,716
Electronic payment processing costs	3,684,962	632,024	42,348
Professional fees	5,327,789	3,145,246	2,060,635
Insurance	2,468,835	1,951,248	1,529,688
Write-down of asset held for sale to net realizable value	—	—	168,071
Other than temporary decline in value of investments	1,996,040	1,602,365	476,645
Equity in net losses of affiliates	—	729,109	2,279,852
Provision for loan losses	473,418	—	—
Goodwill impairment	1,435,232	—	—
Other	4,750,484	3,041,338	1,133,103

Total expenses	42,423,063	27,151,651	21,932,227

Income before minority interest, provision for income taxes and extraordinary items	18,069,737	7,517,976	1,972,959
Minority interest	(1,598,040)	(335,324)	(508,783)

Income before provision for income taxes and extraordinary items	16,471,697	7,182,652	1,464,176
Provision for income taxes	(7,089,639)	(2,657,410)	(534,616)

Income before extraordinary items	9,382,058	4,525,242	929,560
Extraordinary gain on acquisition of minority interests	—	907,766	—
Extraordinary gain on acquisition of a business	186,729	2,735,243	—

Net income	$9,568,787	$8,168,251	$929,560

F1-3

Weighted average common shares outstanding
Basic	25,777,147	24,183,501	21,889,958
Diluted	26,177,274	24,293,540	21,909,527
Income per share after extraordinary gain
Basic	$.37	$.34	$.04
Diluted	$.37	$.34	$.04
Income per share before extraordinary gain
Basic	$.36	$.19	$.04
Diluted	$.36	$.19	$.04

See accompanying notes to these consolidated financial statements.

F1-4

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Shares	Common Stock	Additional Paid-in- Capital	Unearned compensation	(Accumulated Deficit) Retained Earnings	Total
Balance at December 31, 2000	21,373,460	$427,469	$12,267,052	$—	$(3,425,172)	$9,269,349
Issuance of common stock and warrants	839,057	16,781	1,745,413	—	—	1,762,194
Distributions to Capco members	—	—	(607,542)	—	—	(607,542)
Compensation expense	—	—	37,976	—	—	37,976
Net Income	—	—	—	—	929,560	929,560

Balance at December 31, 2001	22,212,517	$444,250	$13,442,899	—	$(2,495,612)	$11,391,537
Issuance of common stock and warrants	3,128,911	62,578	7,460,794	—	—	7,523,372
Compensation expense	—	—	89,134	—	—	89,134
Net income	—	—	—	—	8,168,251	8,168,251

Balance at December 31, 2002	25,341,428	$506,828	$20,992,827	—	$5,672,639	$27,172,294
Issuance of common stock	642,020	12,841	2,428,423	—	—	2,441,264
Exercise of stock options	203,243	4,065	597,826	—	—	601,891
Deferred compensation relating to restricted stock and restricted stock unit issuances	22,520	450	2,422,972	(2,423,422)	—	—
Compensation expense	—	—	146,352	316,834	—	463,186
Net income	—	—	—	—	9,568,787	9,568,787

Balance at December 31, 2003	26,209,211	$524,184	$26,588,400	$(2,106,588)	$15,241,426	$40,247,422

See accompanying notes to these consolidated financial statements.

F1-5

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

	2003	2002	2001
Cash flows from operating activities:
Net income	$9,568,787	$8,168,251	$929,560
Adjustments to reconcile net income to net cash used in operating activities:
Other than temporary decline in value of investments, net of recoveries	1,646,040	1,573,730	371,645
Write-down of asset held for sale to net realizable value	—	—	168,071
Equity in losses of affiliates		729,109	2,279,852
Extraordinary gains	(186,729)	(3,643,009)	—
Gain on sale of asset held for sale	—	(16,841)	—
Loss on disposition of assets	—	39,725	—
Income from tax credits	(44,933,405)	(30,603,046)	(21,497,956)
Deferred income taxes	7,089,639	2,657,410	534,616
Depreciation and amortization	484,484	147,681	74,054
Provision for loan losses	473,418	—	—
SBA loans originated for sale	(18,684,588)	—	—
Proceeds from sale of SBA loans	15,065,006	—	—
Goodwill Impairment	1,435,232	—	—
Accretion of interest income	(175,612)	(175,615)	(161,407)
Accretion of interest expense	11,596,998	10,732,980	10,676,928
Non cash compensation	569,981	229,564	96,776
Minority interest	1,598,040	335,324	508,783
Changes in assets and liabilities, net of the effect of business acquisitions:
Prepaid insurance	1,773,566	506,227	1,366,535
Discount on loan originations, net	416,222
Prepaid expenses, accounts receivable and other assets	(1,562,399)	(213,509)	(179,231)
Accounts payable and accrued expenses	1,848,073	(376,122)	(1,005,441)

Net cash used in operating activities	(11,977,247)	(9,908,141)	(5,837,215)

Cash flows from investing activities:
Investments in qualified businesses (held to maturity investments)	(1,200,000)	(2,334,724)	(12,559,893)
Investments in qualified businesses (equity method investments)	—	—	(900,000)
Investments in qualified businesses (consolidated entities)	(9,510,000)	(13,860,832)	(11,128,283)
Other investments	(4,640)	—	(489,500)
Return of capital—equity method investments	350,000
Return of investments—held to maturity—investments	1,569,744	8,742,909	11,862,284
Return of investments—consolidated entities	4,406,020	5,302,583	210,000
Consolidation of majority owned entities	5,991,718	8,871,734	10,893,283
Cash received from acquisitions	—	2,474,512	—
Distributions from equity method investees	—	—	240,399
Purchase of furniture, fixtures and equipment	(323,905)	(279,438)	(107,361)
Cash paid for acquisition of AMS, net of cash received	(1,707,728)	—	—
SBA Loans originated for investment	(6,416,688)	—	—

F1-6

Payments received on SBA loans	9,549,339	—	—
Proceeds from sale of property	—	348,770	—

Net cash provided by (used in) investing activities	2,703,860	9,265,514	(1,979,071)
Cash flows from financing activities:
Proceeds from issuance of notes payable to certified investors	6,657,930	29,999,543	—
Cash paid for Coverage A (Syndication of Notes)	(2,533,722)	(14,513,665)	—
Proceeds from issuance of note payable-insurance	—	—	5,200,000
Principal payments of note payable-insurance	(2,254,760)	(7,034,136)	(1,595,968)
Repayments of note payable—bank and other	(866,225)	(125,000)	—
Proceeds from borrowings from—bank and other	—	480,500	575,000
Proceeds from sale of preferred stock of subsidiary	2,000,000	—	—
Change in restricted cash	(2,107,471)	—	—
Principal payment of mortgage payable	—	(306,929)	(62,410)
Contributions from minority members	22,370	50,500	57,000
Distributions to members	—	—	(608,840)
Payments on SBA bank notes payable	(1,834,445)		—
Net proceeds from issuance of common stock	2,462,963	2,091,206	726,389

Net cash provided by financing activities	1,546,640	10,642,019	4,291,171

Net (decrease) increase in cash and cash equivalents	(7,726,747)	9,999,392	(3,525,115)
Cash and cash equivalents—beginning of year	41,171,358	31,171,966	34,697,081

Cash and cash equivalents—end of year	$33,444,611	$41,171,358	$31,171,966

Supplemental disclosure of cash flow activities:
Cash paid for interest	$399,491	$953,073	$399,285

Issuance of notes in partial payment for insurance	$1,000,000	$3,000,000	$—

Fixed assets acquired under capital lease obligations	$—	$147,738	$—

Reduction of credits in lieu of cash and notes payable in credits in lieu of cash balances due to delivery of tax credits to Certified Investors	$15,220,272	$10,832,872	$17,183,989

Issuance of common stock in connection with acquisition of Commercial Capital Corp.	$—	$900,194	$—

Issuance of common stock in connection with acquisition of Exponential	$—	$988,750	$—

Issuance of common stock in connection with settlement of AMS liabilities acquired	$111,000	$—	$—

Issuance of warrant in connection with purchase of Coverage A Insurance	$—	$510,831	$—

Consolidation of investments previously accounted for under the equity or cost method	$—	$537,083	$—

F1-7

Acquisition of minority interests resulting in goodwill:
Newtek Business Services common stock issued	$362,388	$1,951,168	$978,303
Less: Deferred tax benefit acquired	—	14,873	—
Less: Minority interests acquired	—	887,652	—

Goodwill recognized	$362,388	$1,048,643	$978,303

Acquisition of Capcos minority interests resulting in extraordinary gain:
Minority interest acquired	—	$1,369,156	—
Add: Deferred tax benefit acquired	—	479,404	—
Less: Newtek Business Services common stock issued	—	940,794	—

Extraordinary gain recognized	$—	$907,766	$—

AMS Acquisition: Assets acquired (including customer merchant accounts valued at approximately $2,909,953)	$3,074,871	—	—
Less: Liabilities assumed	(159,871)	—	—
Less: Cash received in acquisition	(7,272)	—	—
Less: Notes issued to seller	(1,200,000)	—	—

Cash paid for acquisition, net of cash received and acquisitions costs paid	$1,707,728	$—	$—

See accompanying notes to these consolidated financial statements.

F1-8

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation and description of business

The consolidated financial statements of Newtek Business Services, Inc. and Subsidiaries (the “Company” or “Newtek”) included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and include all majority owned subsidiaries or those which Newtek is considered to be the primary beneficiary of (as defined under FIN 46 and FIN 46R). All inter-company balances and transactions have been eliminated in consolidation.

Newtek Business Services, Inc., is engaged in the business of providing financial products and business services to small- and medium-sized businesses through ownership and/or operation of specific primary lines of business (Note 22), as well as organizing certified capital companies (“capcos”) and investing funds made available under the capco programs in small businesses.

The following is a summary of each Capco or Capco fund, state of certification and date of certification:

Capco	State of Certification	Date of Certification
WA	New York	May 1998
WP	Florida	December 1998
WI	Wisconsin	October 1999
WLA	Louisiana	October 1999
WA II	New York	April 2000
WNY III	New York	December 2000
WC	Colorado	October 2001

The State of Louisiana has four “capco funds” which are all a part of and consolidated with the WLA Capco (the first fund). The second, Wilshire Louisiana Partners II, LLC (WLPII), and the third, Wilshire Louisiana Partners III, LLC (WLPIII), were formed in October 2001, and October 2002, respectively. The fourth, Wilshire Louisiana Partners IV, LLC (WLPIV) was formed in October 2003. In general, the Capcos issue debt and equity instruments, generally warrants or shares of common stock (“Certified Capital”), to insurance company investors (“Certified Investors”). The Capcos then make targeted investments (“Investments in Qualified Businesses”, as defined under the respective state statutes, or, “Qualified Businesses”), with the Certified Capital raised. Such investments may be accounted for as either consolidated subsidiaries, under the equity method or cost method of accounting, depending upon the nature of the investment and the Company’s and/or the Capco’s ability to control or otherwise exercise significant influence over the investee. Participation in each Capco program legally entitles the Capco to receive (or earn) tax credits from the state upon satisfying quantified, defined investment percentage thresholds and time requirements. In order for the Capcos to maintain their state-issued certifications, the Capcos must make Investments in Qualified Businesses in accordance with these requirements. These state requirements are mirrored in the limitations agreed to by each Capco in its written agreements with its Certified Investors and limit the activities of the Capcos to conducting the business of a capco. Each Capco also has separate, legal contractual arrangements with the Certified Investors obligating the Capco to refrain from unauthorized activities, to use the proceeds from the notes only for Capco-authorized (i.e., “qualified”) investments, to limit fees for professional services related to

F1-9

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

making, buying or selling investments to $200,000 per Capco annually; and to pay interest on the aforementioned debt instruments whether or not it meets the statutory requirements for Investments in Qualified Businesses.

The Capco can satisfy this interest payment, at the Capco’s discretion, by delivering tax credits in lieu of paying cash. The Capcos legally have the right to deliver the tax credits to the Certified Investors. The Certified Investors legally have the right to receive and use the tax credits and would, in turn, use these tax credits to reduce their respective state tax liabilities in an amount usually equal to 100% (WLA, WLPII, and WLPIII -110%) of their certified investment. The tax credits can be utilized over a ten-year period at a rate of 10% (WLA, WLPII, and WLPIII—11%) per year and in some instances are transferable and can be carried forward.

On December 31, 2002, the Company acquired a majority stake in a US Small Business Administration (“SBA”) lender (see Note 20). As a nonbank SBA lender, the company (originally named Commercial Capital Corp., now named Newtek Small Business Finance (“NSBF”) originates, sells (in whole or in part) and services loans for qualifying small businesses, which are partially guaranteed by the SBA. NSBF sells the SBA guaranteed portion of such loans to third-party investors, retains the unguaranteed portion and continues to service the loans. NSBF has the ability to originate loans throughout the United States. Presently, the loans originated are primarily to customers in the Northeast United States. The lender’s competition for originating SBA loans comes primarily from banking organizations and the other nonbank entities holding an SBA license.

Cash and cash equivalents

All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents. The Company has bank balances in excess of the $100,000 of depository insurance provided by the Federal Deposit Insurance Corporation. Substantially all of the cash and cash equivalents as of December 31, 2003 and 2002, respectively, were restricted for use in managing and operating the Capcos and qualified investments.

In the Company’s Statement of Cash Flows, cash invested in consolidated entities is presented as a cash outflow, and cash in those entities is presented as an inflow, “Consolidation of majority owned entities.”

The Company recognizes income from tax credits as its capcos make qualified investments and satisfy statutory investment percentage thresholds within specified time requirements. Newtek believes that the presentation in the statement of cash flows of gross investments made is appropriate since it provides disclosure of the aggregate amount of investment activity during the reporting period, thus providing the information relative to achieving the Company’s investment thresholds and the corresponding recognition of income from tax credits.

Restricted Cash

Under the terms of an agreement between Newtek Small Business Finance (“NSBF”) and Deutshe Bank, all payments received from NSBF’s borrowers except for principal and interest on the guaranteed portion of the loans are transferred into a restricted bank account. NSBF cannot use these funds until the end of a calendar month at which time the funds are used to pay required principal and interest to the bank and certain other required payments. As of December 31, 2003, restricted cash was $2,107,471.

F1-10

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

Under the terms of the processing agreement between Newtek Merchant Solutions of WI (“ NMS-WI”), and their primary processing bank, NMS-WI maintains a cash account as a reserve against chargeback losses. As processing fees are received by the processing banks, a certain percentage is allocated to the cash reserve account. Total cash held at the processing bank at December 31, 2003 and 2002 totaled approximately $103,000 and $13,000, respectively, and is included in other assets on the consolidated balance sheets.

Revenue Recognition

Income from tax credits: Following an application process, a state will notify a company that it has been certified as a Capco. The state then allocates an aggregate dollar amount of tax credits to the Capco. However, such amount is neither recognized as income nor otherwise recorded in the financial statements since it has yet to be earned by the Capco. As described in “Basis of presentation and description of business,” earlier in this note, the Capco is legally entitled to earn tax credits upon satisfying defined investment percentage thresholds within specified time requirements and corresponding non-recapture percentages. At December 31, 2003, as summarized earlier in this note, the Company had Capcos in five states. Each statute requires that the Capco invest a threshold percentage of Certified Capital in Qualified Businesses within the time frames specified. As the Capco meets these requirements, it avoids grounds under the statute for its disqualification for continued participation in the Capco program. Such a disqualification, or “decertification” as a Capco results in a recapture of all or a portion of the allocated tax credits; the proportion of the recapture is reduced over time as the Capco remains in general compliance with the program rules and meets the progressively increasing investment benchmarks.

As the Capco progresses in its investments in Qualified Businesses and, accordingly, places an increasing proportion of the tax credits beyond recapture, it earns an amount equal to the non-recapturable tax credits and records such amount as income, with a corresponding asset called “credits in lieu of cash’, in the consolidated balance sheet. The amount earned and recorded as income is determined by multiplying the total amount of tax credits allocated to the Capco by the percentage of tax credits immune from recapture (the earned income percentage) under the state statute. To the extent that the investment requirements are met ahead of schedule, and the percentage of non-recapturable tax credits is accelerated, the present value of the tax credit earned is recognized currently and the asset, credits in lieu of cash, is accreted up to the amount of tax credits available to the Certified Investors. If the tax credits are earned before the state is required to make delivery (i.e., investment requirements are met ahead of schedule, but credits can only be used at a rate of 10% per year), then the present value of the tax credits earned are recorded upon completion of the requirements, in accordance with Accounting Principles Board Opinion No. 21. The receivable (called “credits in lieu of cash”) is accreted to the annual deliverable amount which can then be delivered to the insurance company investors in lieu of cash interest.

The allocation and utilization of Capco tax credits is controlled by the state la w. In general, the Capco applies for tax credits from the state and is allocated a specific dollar amount of credits which are available to be earned. The Capco provides the state with a list of the Certified Investors, who have contractually agreed to accept the tax credits in lieu of cash interest payments on their notes. The tax credits are claimed by Certified Investors on their state premium tax return as provided under each state Capco and tax law. State regulations specify the amount of tax credits a Certified Investor can claim and the period in which they can claim them. Each state periodically reviews the Capco’s operations to verify the amount of tax credits earned. In addition, the state maintains a list of Certified Investors and therefore has the ability to determine whether the Certified Investor is allowed to claim this deduction.

F1-11

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

The total amount of tax credits allocated to each of the aforementioned Capcos, the required investment percentages, recapture percentages and related earned income percentages, and pertinent dates are summarized as follows:

	The First to Occur
State Capco or Fund	Total Tax Credits Allocated	Investment Benchmark	Investment Benchmark Date	Decertification Recapture Thresholds	Recapture Percentage	Earned Income Percentage
FLORIDA	$37,384,028	20%	12/31/00	Prior to 20%	100%	0%
Wilshire		30%	12/31/01	After 20 before 30%	70%	30%
Partners (WP)		40%	12/31/02	After 30 before 40%	60%	40%
		50%	12/31/03	After 40 before 50%	50%	50%
				After 50%	0%	100%

NEW YORK	$35,160,202			Prior to 25%	100%	0%
Wilshire		25%	12/21/02	After 25 before 40%	85%	15%
N.Y. Partners III		40%	12/21/03	After 40 before 50%	70%	30%
(WNY III)		50%	12/21/04	After 50%	0%	100%

COLORADO	$16,175,415			Prior to 30%	100%	0%
Statewide Pool		30%	4/22/05	After 30 before 50%	80%	20%
Wilshire Colorado		50%	10/25/07	After 50%	0%	100%
Partners (WC)				Prior to 30%	100%	0%

COLORADO	$5,882,352	30%	4/22/05	After 30 before 50%	80%	20%
Rural Pool		50%	10/25/07	After 50%	0%	100%
Wilshire Colorado
Partners (WC)

LOUISIANA	$18,040,000			Prior to 30%	100%	0%
Wilshire LA		30%	10/14/02	After 30 before 50%	70%	30%
Advisers(WLA)		50%	10/14/04	After 50%	0%	100%

WISCONSIN	$16,666,667			Prior to 30%	100%	0%
Wilshire		30%	10/25/02	After 30 before 50%	70%	30%
Investors (WI)		50%	10/25/04	After 50%	0%	100%

LOUISIANA	$8,000,000			Prior to 30%	100%	0%
Wilshire		30%	10/15/05	After 30 before 50%	87.5%	12.5%
LA Partners III		50%	10/15/07	After 50%	0%	100%
(WLPIII)

LOUISIANA	$6,800,000			Prior to 30%	100%	0%
Wilshire		30%	10/15/06	After 30 before 50%	87.5%	12.5%
LA Partners IV		50%	10/15/08	After 50%	0%	100%
(WLA IV)

NEW YORK	$6,807,866			Prior to 25%	100%	0%
Wilshire		25%	4/7/02	After 25 before 40%	85%	15%
N.Y. Advisers II		40%	4/7/03	After 40 before 50%	70%	30%
(WNYA II)		50%	4/7/04	After 50%	0%	100%

F1-12

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

NEW YORK	$3,810,161			Prior to 25%	100%	0%
Wilshire		25%	6/22/00	After 25 before 40%	85%	15%
Advisers(WA)		40%	6/22/01	After 40 before 50%	70%	30%
		50%	6/22/02	After 50%	0%	100%

LOUISIANA	$3,355,000			Prior to 30%	100%	0%
Wilshire		30%	10/15/03	After 30 before 50%	87.5%	12.5%
LA Partners II		50%	10/15/05	After 50%	0%	100%
(WLA II)

Under the various state Capco provisions, there is a difference in the amount of qualified investments made and the amount of income recognized by the respective Capcos upon satisfaction of the various benchmarks. The table below relates the investments made, as a percentage of total funds and in Dollar amounts, to the income recognized as each benchmark is achieved. In all of these programs, a majority of the Company’s income from the delivery of the tax credits will be recognized no later than five years into the ten year programs.

State Capco or Fund	Allocated Tax Credits	Investment Benchmark Percentage/Dollars		Earned Income Percentage/Dollars
FLORIDA	$37,384,028	20%	$7,476,806	30%	$11,215,208
Wilshire		30%	$11,215,208	40%	$14,953,611
Partners (WP)		40%	$14,953,611	50%	$18,692,014
		50%	$18,692,014	100%	$37,384,028

NEW YORK.	$35,160,202	25%	$8,790,051	15%	$5,274,030
Wilshire N.Y		40%	$14,064,080	30%	$10,548,060
Partners III (WNY III)		50%	$17,580,101	100%	$35,160,202

COLORADO	$16,175,415	30%	$4,852,625	20%	$3,235,083
Wilshire Colorado		50%	$8,087,708	100%	$16,175,415
Partners (WC)
Statewide Pool

COLORADO	$5,882,352	30%	$1,764,706	20%	$1,176,470
Wilshire Colorado		50%	$2,941,176	100%	$5,882,352
Partners (WC)
Rural Pool

LOUISIANA	$18,040,000	30%	$4,920,000	30%	$5,412,000
Wilshire LA		50%	$8,200,000	100%	$18,040,000
Advisers (WLA)

WISCONSIN	$16,666,667	30%	$5,000,000	30%	$5,000,000
Wilshire		50%	$8,333,334	100%	$16,666,667
Investors (WI)

LOUISIANA	$8,000,000	30%	$2,400,000	12.5%	$1,000,000
Wilshire LA		50%	$4,000,000	100%	$8,000,000
Partners III (WLPIII)

F1-13

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

NEW YORK.	$6,807,866	25%	$1,701,967	15%	$1,021,180
Wilshire N.Y		40%	$2,723,146	30%	$2,042,360
Advisers II (WNY II)		50%	$3,403,933	100%	$6,807,866

LOUISIANA	$6,800,000	30%	$2,040,000	12.5%	$850,000
Wilshire LA		50%	$3,400,000	100%	$6,800,000
Partners IV (WLP IV)

NEW YORK	$3,810,161	25%	$952,540	15%	$571,524
Wilshire		40%	$1,524,064	30%	$1,143,048
Advisers (WA)		50%	$1,905,081	100%	$3,810,161

LOUISIANA	$3,355,000	30%	$915,000	30%	$1,006,500
Wilshire LA		50%	$1,525,000	100%	$3,355,000
Partners II (WLP II)

F1-14

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

During each of the years ended December 31, 2003 and 2002, certain Capcos satisfied the required investment benchmarks and the related recapture percentages requirements and, accordingly, earned a portion of the tax credits.

Electronic payment processing revenue: Merchant processing and fee income are derived from electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically merchants are charged for these processing services at a bundled rate based on a percentage of the dollar amount of each transaction however, additional fees may be charged for each transaction. Certain merchant customers are charged a flat fee per transaction, while others may also be charged miscellaneous fees, including fees for handling chargebacks, association bank fees as well as interchange and assessments paid to credit card associations (MasterCard and Visa) pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Revenues derived from the processing of transactions are recognized at the time the merchants’ transactions are processed. Related interchange and assessment costs and bank processing fees are also recognized at that time. Interchange and bank processing fees include costs directly attributable to the furnishing of transaction processing and other services to the Company’s merchant customers. The most significant components of cost of service include interchange and assessment costs, which are set by the credit card associations. Interchange is passed on to the entity issuing the credit card used in the transaction and assessments are retained by the credit card associations. Interchange and assessment fees are billed primarily as a percent of dollar volume processed and, to a lesser extent, as a per-transaction fee.

The Company recognizes consulting revenues as earned. Consulting revenues are earned at the time the related services are provided and when the right to receive payment is assured. Realized gains on investments are recognized only at the time the investments are sold. The Company also earns revenues from its consolidated entities (consolidated operating entities).

Interest and SBA Loan Fees—SBA Loans

Interest income on loans is recognized as earned. When a SBA loan is 90 days past due with respect to principal or interest and, in the opinion of management, interest or principal on individual loans is not collectible, or at such earlier time as management determines that the collectibility of such principal or interest is unlikely, the accrual of interest is discontinued and all accrued but uncollected interest income is reversed. Cash payments subsequently received on nonaccrual loans are recognized as income only where the future collection of the recorded value of the SBA loan is considered by management to be probable. Certain related direct costs to originate loans (including fees paid to SBA loan brokers) are deferred and amortized over the contractual life of the SBA loan using a method that approximates the effective interest method.

Allowance for Possible SBA Loan Losses

An allowance for possible SBA loan losses is established by a provision for possible SBA loan losses charged to operations. Actual SBA loan losses or recoveries are charged or credited directly to this allowance. The provision for possible SBA loan losses is management’s estimate of the amount required to maintain an allowance adequate to reflect the risks in the SBA loan portfolio; however, ultimate losses may vary from the current estimates. This estimate is reviewed periodically and any necessary adjustments are made in the period in which they become known.

F1-15

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

On an individual basis, the Company evaluates all non-performing loans for possible impairment. The amount of impairment is determined by comparing the carrying value of the SBA loan to the estimated fair market value of the collateral NSBF holds and the difference is added to the Allowance for Possible Losses. NSBF will have a new appraisal done on the collateral if management feels it may have changed in value. If the carrying amount of the SBA loan (net of the allowance for possible loss) is different than the actual net recovery amount after liquidation of the collateral, then the Company will record a gain/loss in its Consolidated Statement of Income at the time of disposition.

Additionally, all loans are also evaluated as a group, and the Company uses industry wide statistics of SBA loan losses and management’s experience in the industry to record reserves on its SBA loan portfolio.

Sales and Servicing of SBA Loans

NSBF originates loans to customers under the SBA program that generally provides for SBA guarantees of 50% to 75% of each SBA loan, subject to a maximum guarantee amount. NSBF sells the guaranteed portion of each SBA loan to a third party and retains the unguaranteed principal portion in its own portfolio. A gain is recognized on these loans through collection on sale of a premium over the adjusted carrying value. Gain on sale of the guaranteed portion of the loans is recognized at the date of the sales agreement when control of the future economic benefits of the SBA loan is surrendered. At December 31, 2003 the amount of loans held for sale were $3,619,582. At December 31, 2002 NSBF had no outstanding receivables from the sale of the guaranteed portion of loans sold.

NSBF accounts for its capitalized servicing rights and sales of finance receivables in accordance with Statement of Financial Accounting Standards No. 140 (SFAS No. 140), “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” a replacement of FASB Statement No. 125, which became effective on April 1, 2001. In accordance with SFAS No. 140, upon sale of the loans to third parties, NSBF’s investment in an SBA loan is allocated among the retained portion of the SBA loan (unguaranteed), the sold portion of the SBA loan (guaranteed) and the value of SBA loan servicing retained, based on the relative estimated fair market values of each at the sale date. The difference between the proceeds received and the allocated carrying value of the SBA loan sold is recognized as a gain on sale of loans. In each SBA loan sale, NSBF retains servicing responsibilities and receives servicing fees of a minimum of 1% of the guaranteed loan balance. The purchasers of the loans sold have no recourse to NSBF for failure of customers to pay amounts contractually due.

The servicing fees are reflected as an asset which is amortized over an estimated life using a method approximating the effective interest method; in the event future prepayments are significant or impairments are incurred and future expected cash flows are inadequate to cover the unamortized servicing asset, additional amortization or impairment charges would be recognized. In the calculation of its servicing asset, NSBF is required to estimate its adequate servicing compensation.

Capitalized servicing rights are recorded at the date of sale based on the allocated carrying value (discussed above) and amortized into other revenue in proportion to, and over the period of, the estimated future net servicing income on the underlying financial assets. Impairment is recognized through a valuation allowance, to the extent the fair value is less than the capitalized amount.

Reserve for Losses on Merchant Accounts

Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with merchandise quality or merchant services. Such disputes may not

F1-16

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

be resolved in the merchant’s favor. In these cases, the transaction is “charged back” to the merchant, which means the purchase price is refunded to the customer through the merchant’s acquiring bank and charged to the merchant. If the merchant has inadequate funds, the Company or, under limited circumstances, the Company and the acquiring bank, must bear the credit risk for the full amount of the transaction. The Company evaluates its risk for such transactions and estimates its potential loss for chargebacks based primarily on historical experience and other relevant factors. As of December 31, 2003 and 2002 reserves totaled approximately $17,000 and $0, respectively.

Earnings Per Share

Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. The dilutive effect of common stock equivalents is included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive.

Stock—Based Compensation

The Company has elected to continue using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for employee stock options. With regard to stock options, no stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock at the date of grant. Compensation expense on restricted shares granted to employees is measured at the fair market value on the date of grant and recognized in the consolidated statement of income on a pro-rata basis over the service period which approximates the vesting period.

The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in SFAS 148 “Accounting for Stock-based Compensation-Transition and Disclosure- an amendment of SFAS 123” had been used in accounting for employee stock options.

	Stock Compensation
	2003	2002	2001
As reported
Net income	$9,568,787	$8,168,251	$929,560
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, Net of related tax effects	(560,031)	(1,007,371)	(554,266)

Pro forma net income	$9,008,756	$7,160,880	$375,294

Earnings per share:
Basic—as reported	$.37	$.34	$.04

Basic—pro forma	$.35	$.30	$.02

Diluted—as reported	$.37	$.34	$.04

Diluted—pro forma	$.34	$.29	$.02

F1-17

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

For 2003, 2002 and 2001, the weighted average fair value of each option granted is estimated on the date of grant using the Black Scholes model with the following assumptions: expected volatility of 59-85%, risk-free interest rate of 1.61% to 6.15%, respectively, expected dividends of $0 and expected terms of 1-6 years.

Goodwill

Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies or interests in companies acquired. The Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Intangible Assets” (“SFAS 142”) as of January 1, 2002. This statement requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. Based upon the Company’s performance of the impairment tests using the fair value approach (discounted cash flow method) required by the standard, the Company has determined that an impairment of $1,435,232, all of which relates to the Company’s Capco and other reporting segment, was incurred for the year ended December 31, 2003, and has recorded this charge in the accompanying consolidated statement of income (Note 21) . The Company determined that no impairment existed as of December 31, 2002.

The Company considers the following to be some examples of important indicators that may trigger an impairment review outside its annual impairment review under the provisions of SFAS 142: (i) significant under-performance or loss of key contracts acquired in an acquisition relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of the acquired assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. In assessing the recoverability of the Company’s goodwill and intangibles, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. The fair value of an asset could vary, depending upon the estimating method employed, as well as assumptions made.

Furniture, fixtures and equipment

Furniture, fixtures and equipment which is comprised primarily of office equipment, are stated at cost, less accumulated depreciation. Depreciation of furniture, fixtures and equipment is provided on a straight-line basis using estimated useful lives of the related assets (five years).

Software and website development costs

The Company capitalizes its web site development costs and computer software costs consistent with the provisions of Emerging Issues Task Force (“EITF”) Issue 00-02, “Accounting for Web Site Development Costs” and Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”

Income taxes

Deferred tax assets and liabilities are computed based upon the differences between the financial statement and income tax basis of assets and liabilities using the enacted tax rates in effect for the year in which those temporary differences are expected to be realized or settled. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.

F1-18

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. The most significant estimates are with respect to valuation of investments in qualified businesses, goodwill impairment valuation and loans receivable. Actual results could differ from those estimates.

Fair value of financial instruments

The carrying values of accounts payable and accrued expenses approximate fair value because of the short term maturity of these instruments. The carrying value of investments in qualified businesses, loans receivable, structured insurance product, notes and loans payable, credits in lieu of cash, notes payable in credits in lieu of cash, bank notes payable, and provision for possible loan losses approximate fair value based on management’s estimates.

New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to the Company’s existing financial instruments effective July 1, 2003, the beginning of the first fiscal period after June 15, 2003. The Company has not entered into any financial instruments within the scope of SFAS No. 150 since May 31, 2003, nor does it currently hold any financial instruments within its scope.

In January of 2003, the FASB issued Financial Accounting Series Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires a variable interest entity to be consolidated by the primary beneficiary of the entity, which represents the company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The provisions of FIN 46 are effective immediately for those variable interest entities created after January 31, 2003. On December 24, 2003, the FASB issued a revision to FIN 46, which among other things deferred the effective date for certain variable interests. Application is required for interests in special-purpose entities in the period ending after December 15, 2003 and application is required for all other types of variable interest entities in the period ending after March 31, 2004. The Company has elected not to defer the application of FIN 46 and FIN 46R to its interests in potential variable interest entities created prior to February 1, 2003.

F1-19

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued):

As a result of adoption of FIN 46 and FIN 46R during the current year, the Company determined that it is the primary beneficiary of two variable interest entities in which it previously had accounted for under the equity method or cost method of accounting. Accordingly, the Company has consolidated such entities into the Company’s financial statements, and the net effect of such consolidation at December 31, 2003 was not significant to the Company’s financial position. Additionally, the Company evaluated investments made after January 31, 2003 and determined that several entities were variable interest entities which were consolidated under the provisions of FIN 46.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

NOTE 2—INSURANCE:

On November 19, 1998, WA purchased a structured insurance product covering a ten-year period (the “Capco Policy”) from an AAA rated international insurance company (the “insurer”). This insurance provides for (i) the repayment, on the maturity date, of the note payable issued by WA to the Certified Investors in connection with the capitalization of WA (“Note”) (“Coverage A”) and (ii) the loss or recapture of the state tax credits delivered to the Certified Investors (“Coverage B”). Notwithstanding the insurer’s obligation, WA (alone among Newtek’s Capcos) remains primarily liable for repayment of the Note. Premiums for the Capco Policy have been paid in full at inception and the Capco Policy is non-cancelable. The Capco paid a total of $1,805,599 for the Capco Policy. The costs of Coverage A and B were $1,647,905 and $157,694, respectively. Under Coverage A, the insurer is required to pay the principal amount of the Note, $2,673,797, on the maturity date in June 2008. Accordingly, the Company has recorded the Coverage A payment as an asset, called “structured insurance product”, and has been increasing the recorded amount through an accretion to interest income. For each of the years ended December 31, 2003, 2002 and 2001 the Company recorded $102,938 as interest income. At the June 2008 Note maturity date, the asset balance will be $2,673,797, the insurer will pay the Certified Investors, and the Company will reverse this asset balance in full with a corresponding reversal of the Note balance.

On May 10, 2000, in conjunction with a supplemental funding WA purchased another structured insurance product, or Capco Policy, covering an eight-year period, from an AAA rated international insurance company. This insurance provides for the same terms and conditions as the aforementioned initial insurance product as described above. The Company paid a total of $821,500 for this additional Capco Policy. The costs of Coverage’s A and B were $661,432 and $160,068, respectively. Under Coverage A, the insurer is required to pay the principal amount of the Note, $1,136,364, on the maturity date in June 2008. For each of the years ended December 31, 2003, 2002 and 2001, the Company recorded $58,469 as interest income. At the June 2008 Note maturity date, the asset balance will be $1,136,364, the insurer will pay the Certified Investors, and the Company will reverse this asset balance in full with a corresponding reversal of the Note balance.

For all other Capcos, the proceeds from the issuance of the debt instruments, Capco warrants or Company common stock to the Certified Investors were deposited into escrow accounts which required that the insurance contracts be concurrently and simultaneously purchased from the insurer before the remaining proceeds could be released to and utilized by the Capco. These insurance contracts are similar to those described above; however, the Coverage A portion of these contracts makes the insurer primarily obligated for scheduled cash payments owed to the Certified Investors due to the notes issuance. The Capcos, however, are secondarily or contingently, liable for such payment.

For all Capcos (including WA), the Company has also purchased (as well as financed) Coverage B insurance which provides for the payment of cash in lieu of tax credits in the event the Capco becomes decertified. The Capcos remain primarily liable for the requirement to deliver tax credits (or make cash payments in lieu of tax credits not delivered). The amount paid for Coverage B has been recorded as

F1-20

NOTE 2—INSURANCE (Continued)

prepaid insurance and is being amortized to expense over the life of the Capco Policy. The prepaid insurance balance of $13,282,630 at December 31, 2003 and $14,056,196 at December 31, 2002 is comprised solely of the unamortized cost of Coverage B insurance.

The Company is primarily liable for the payments expected to be made by the insurer for the Wilshire Advisers note payable only.

The Company’s Coverage A and B purchases are summarized as follows (there were no such purchases in the year ended December 31, 2001):

Capco or Capco Fund	Date of Purchase	Premium Paid for Coverage A(3)		Premium Paid for Coverage B(3)
WA	November 1998	$1,647,905	(1)	$157,694

Total—1998		$1,647,905		$157,694

WP	April 1999	$23,127,927	(2)	$3,998,948
WLA	October 1999	9,175,844	(2)	2,193,741
WI	October 1999	9,086,227	(2)	2,352,786

Total—1999		$41,389,998		$8,545,475

WNYII	April 2000	$5,019,803	(2)	$504,745
WA	May 2000	661,432	(1)	160,068
WLPII	October 2000	2,456,565	(1)	319,958
WNYIII	December 2000	29,052,790	(2)	4,137,438

Total—2000		$37,190,590		$5,122,209

WCOP	April 2002	$11,654,021	(2)	$3,604,978
WLPIII	October 2002	2,859,644	(2)	1,089,134

Total 2002		$14,513,665		$4,694,112

WLPIV	October 2003	$2,533,722		$1,093,216

Total 2003		$2,533,722		$1,093,216

(1) Coverage A has been accounted for as a structured insurance product as described previously in this Note.

(2) Coverage A has been accounted for as described in Note 10.

(3) Coverage B has been accounted for as described previously in this Note. Additionally, a portion of the premiums paid for Coverage’s A and B were financed by notes and the issuance of warrants.

The Company’s Coverage B purchases and related amortization are summarized as follows:

Prepaid Insurance as of 12/31/01	$10,820,841
Prepaid Insurance purchased during the year ended 12/31/02	4,694,112
Additional Prepaid Insurance adjustment	169,284
Amortization of Prepaid Insurance for the year ended 12/31/02	(1,628,041)

Prepaid Insurance as of 12/31/02	$14,056,196

Prepaid Insurance purchased during the year ended 12/31/03	1,093,216
Amortization of Prepaid Insurance for the year ended 12/31/03	(1,866,782)

Prepaid Insurance as of 12/31/03	$13,282,630

F1-21

NOTE 2—INSURANCE (Continued):

All Capcos receive funding from the Certified Investors for the sales of notes, warrants or Company stock regardless of the accounting treatment of the Capco insurance.

NOTE 3—INVESTMENTS IN QUALIFIED BUSINESSES:

The following table is a summary of investments as of December 31, 2003, shown separately between their debt and equity components, and all terms of each are summarized. There are no expiration dates on any of the financial instruments, unless disclosed.

The various interests that the Company acquires in its qualified investments are accounted for under three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company’s voting interest, or the economics of the transaction if the investee is determined to be a variable interest entity.

Consolidation Method. Investments in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, those the Company has effective control over, or those deemed to be a variable interest entity in which the Company is the primary beneficiary under the provisions of FIN 46 “Consolidation of Variable Interest Entities” are generally accounted for under the consolidation method of accounting. Under this method, an investment’s financial position and results of operations are reflected within the Company’s Consolidated Balance Sheet and Consolidated Statements of Income. All significant inter-company accounts and transactions, including returns of principal, dividends, interest received and investment redemptions have been eliminated. The results of operations and cash flows of a consolidated operating entity are included through the latest interim period in which the Company owned a greater than 50% direct or indirect voting interest, exercised control over the entity for the entire interim period or was otherwise designated as the primary beneficiary. Upon dilution of control below 50%, or upon occurrence of a triggering event requiring reconsideration as to the primary beneficiary of a variable interest entity, the accounting method is adjusted to the equity or cost method of accounting, as appropriate, for subsequent periods.

Equity Method. Investees that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee’s Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee, including voting rights associated with the Company’s holdings in common, preferred and other convertible instruments in the investee.

Under the equity method of accounting, an investee’s accounts are not reflected within the Company’s Consolidated Balance Sheet and Consolidated Statements of Income; however, the Company’s share of the earnings or losses of the investee is reflected in the caption “Equity income (loss)” in the Consolidated Statements of Income.

Cost Method. Investees not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company’s share of the earnings or losses of such companies is not included in the Consolidated Balance Sheet and Consolidated Statements of Income. However, cost method impairment charges are recognized, as necessary, in the Consolidated Statement of Income. If circumstances suggest that the value of the investee has subsequently recovered, such recovery is not recorded until realized. In some of the entities which the Company accounts for under the cost or equity method, the Company may own warrants that if

F1-22

NOTE 3—INVESTMENTS IN QUALIFIED BUSINESSES (Continued):

exercised, would cause the Company to use either the equity or consolidation method. As of December 31, 2003, the Company does not expect these warrants to be exercised in the near future.

The Company’s debt and equity investments have in virtually all cases been made with funds available to Newtek through the Capco programs. These programs generally require that each Capco meet a minimum investment benchmark within 5 years of initial funding. The investments listed below qualify for this purpose. In addition, any funds received by a Capco as a result of a debt repayment or equity return may, under the terms of the Capco programs, be reinvested and this will be counted towards the Capcos’ minimum investment benchmarks.

In accordance with the provisions of Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investment in Debt and Equity Securities”, the Company classifies its debt investments as held-to-maturity and such investments are initially recorded at amortized cost. On a monthly basis, Newtek’s Investment Committee meets to evaluate the Company’s investments. The Company considers several factors in determining whether an impairment exists on the investment, such as the investee’s net book value, cash flow, revenue growth and net income. In addition, the Investment Committee considers other factors, such as the economy and the investee company’s industry, to determine if an other than temporary decline in value exists in the Company’s investment.

DEBT INVESTMENTS

Investee Investment Date (s) Maturity Date Interest Rate	Newtek IT Services, LLC Mar-01 Mar-02 5.75%	Direct Creations, LLC Sep-01, Nov-01 Jun-04, LIBOR	1-800 Gift Certificates Jul-99, Jul-01 Jul-02 Various	Starphire Technologies, LLC Jun-01 Jun-02 5.75%	Merchant Data Systems, Inc. Aug-00 May-04 0.00%	Distribution Video and Audio Corp June-00 June-02 10.00%	4G’s Truck Renting Nov 99, Dec 00 Jun-02 Aug-03 7.40%	Silver Tray Dec-03 Dec-03 6.25%

Principal outstanding at December 31, 2001	$3,500,000	$1,358,333	$1,059,197	$1,000,000	$913,956	$825,000	$475,000
Debt investments made in 2002	—	—	—	—	—		100,000
Return of principal— 2002	(3,500,000)	—	(559,197)	(1,000,000)	—	(825,000	(475,000)
Other than temporary decline in value of investments—2002	—	—	—	—	28,635
Converted from debt to equity	—	(735,100)	(500,000)	—	—
Conversion of debt to equity in DC Media spinoff	—	(250,000)	—	—	—
Principal outstanding at December 31, 2002	—	$373,233	—	—	$942,591		$100,000
Debt investments made in 2003	—	—	—	—	—			900,000
Return of principal— 2003	—	(103,846)	—	—	—		(100,000)	(900,000)
Other than temporary decline in value of investments—2003	—	—	—	—	(942,591)		475,000
Principal outstanding at December 31, 2003	—	269,387	—	—	—	—	100,000	—

F1-23

NOTE 3—INVESTMENTS IN QUALIFIED BUSINESSES (Continued):

DEBT INVESTMENTS

Investee Investment Date (s) Maturity Date(s) Interest Rate	Transworld Business Brokers, LLC Jun-01 Jun-04 5.00%	Buy Seasons, Inc. Jun-01 Jun-06 11.00%	Newtek Financial Info Services of FL Nov-.99 Nov-01 5.25%	Autotask Group Oct-02 Sep-03 7.75%	Louisiana BIDCO Loans Various Various Prime +1%	Gulf Coast Bidco Dec-02 Various Various
Principal outstanding at December 31, 2001	240,000	180,000	101,641	—	2,520,757	—
Debt investments made in 2002	—	—	—	200,000	1,062,224	972,500
Investment consolidated with parent	—	—	(101,641)	—	—	—
Return of principal – 2002	(100,000)	(180,000)	—	—	(2,103,712)	—
Other than temporary decline in value of its investments—2002 (B )	—	—	—	—	(245,240)	—
Principal outstanding at December 31, 2002	$140,000	—	—	$200,000	$1,234,029	$972,500
Debt investments made in 2003	—	—	—	300,000	—	—
Return of principal—2003	(140,000)	—	—	(200,000)	(125,898)	—
Reclassification to consolidated based on FIN 46 adoption	—	—	—	—	—	(972,500)
Other than temporary decline in value of investments—2003	—	—	—	—	(257,339)	—
Principal outstanding at December 31, 2003	—	—	—	$300,000	$850,792	—

DEBT INVESTMENTS—Summary

Total
Principal outstanding at December 31, 2001	$12,173,884
Debt investments made in 2002	2,334,724
Investment restructured and consolidated with parent	(101,641)
Return of principal—2002	(8,742,909)
Other than temporary decline in value of investments—2002 (B)	(216,605)
Converted from debt to equity	(1,235,100)
Conversion of debt to equity in DC Media spinoff	(250,000)

Principal Outstanding at December 31, 2002	3,962,353
Debt investments made in 2003	1,200,000

Return of principal—2003	(1,569,744)
Other than temporary decline in value of investments—2003 (C)	(1,199,930)
Reclassification to consolidated based on FIN 46 adoption	(972,500)

Principal Outstanding at December 31, 2003	$1,420,179

F1-24

NOTE 3 – INVESTMENTS IN QUALIFIED BUSINESSES (continued):

EQUITY INVESTMENT

Investee Investment Date(s) Type of Investment Ownership Interest as of December 31, 2003	Direct Creations, LLC Various, Aug-02 Warrants <20%	1-800 Gift Certificates Jul-99 Common Stock/ Warrants 7.14%	Starphire Technologies, LLC Aug-00 Preferred Membership 50.00%	Merchant Data Systems, Inc. . Sep-00 Warrants 0%	Distribution Video and Audio Corp. Jun-00 Common Stock <20.00%	Niche Directories Sep-00, Dec-00 Preferred Membership 37.50%	Newtek IT Services, LLC Oct-00 Preferred Stock 50%
Total equity investments at December 31, 2001 (A)	—	25,000	727,679	—	200,000	475,208	430,545
Equity investments made in 2002	—	—	—	—	—	—	—
Equity in income (losses) 2002	—	—	—	—	—	(431,484)	—
Return of capital	—	(25,000)	—	—	—	—	—
Converted from debt to equity	$735,100	500,000	—	—	—	—	—
Other than temporary decline in Value of investments-2002 (B)	(464,277)	—	(727,679)	—	—	(43,724)	—
Investment consolidated with parent	—	—	—	—	—	—	(430,545)
Total equity investments at December 31, 2002	$270,823	$500,000	—	—	$200,000	—	—
Return of Capital	—	—	—	—	—	—	—
Equity in income (losses) 2003	—	—	—	—	—	—	—
Reclassification to consolidated based on FIN 46 adoption	—	—	—	—	—	—	—
Other than temporary decline in value of investments-2003	(270,823)	(500,000)	—	—	—	—	—
Investment consolidated with parent	—	—	—	—	—	—	—
Total equity investments at December 31, 2003	—	—	—	—	200,000	—	—

EQUITY INVESTMENTS

Investee Investment Date(s) Type of Investment Ownership Interest as of December 31, 2003	Buy Seasons Inc. Jun-01 Common Stock <20%	Newtek Financial Info Services of FL, LLC Jun-01 Common Stock. 87.48%	SBA Holdings, Inc. Sep.-02. Preferred Stock 90%	Newtek Financial Info Services of LA, LLC Dec.-02. Preferred Member 49%	Transworld Business Brokers LLC Jun-01. Preferred Membership 0%	Total
Total equity investments at December 31, 2001 (A)	100,000	(57,212)	—	—	317,912	2,219,132
Equity investments made in 2002	—	—	2,000,000	—	—	2,000,000
Equity in income (losses) 2002	—	—	—	—	(297,625)	(729,109)
Return of capital	—	—	—	—	—	(25,000)
Converted from debt to equity	—	—	—	—	—	1,235,100
Investment consolidated with parent	—	57,212	(2,000,000)	—	—	(2,373,333)
Other than temporary decline in value of investments-2002 (B)	—	—	—	—	—	(1,235,680)
Total equity investments at December 31, 2002	$100,000	—	—	—	$20,287	$1,091,110
Equity investments made in 2003	—	—	—	710,000	—	710,000
Reclassification of consolidated investment	—	—	—	272,627	—	272,627
Reclassification to consolidated based on FIN 46 adoption	—	—	—	(982,627)	—	(982,627)
Other than temporary decline in value of investments-2003	—	—	—	—	(20,287)	(791,110)
Recovery of investment	—	—	—	—	350,000	350,000
Return of capital	—	—	—	—	(350,000)	(350,000)
Total equity investments at December 31, 2003	100,000	—	—	—	—	300,000

F1-25

NOTE 3—INVESTMENTS IN QUALIFIED BUSINESSES (Continued):

(A) For 2001, the total amount per the balance sheet is $2,276,344, which is approximately $57,000 higher than the amount shown on this schedule, due to the Company’s decision to fund the losses in excess of the book value of an investment. Such $57,000 is recorded in accounts payable and accrued expenses in the accompanying balance sheet as of December 31, 2001.

(B) For 2002, the total amount per the Company’s Consolidated Statement of Income (for both equity and debt investments) is approximately $150,000 higher than the amount shown on this schedule, due to the permanent impairment of a “non-Capco” related investment which is not shown on this schedule.

(C) For 2003, the total amount per the Company’s Consolidated Statement of Income (for both equity and debt investments) is approximately $5,000 higher than the amounts shown on this schedule due to the permanent impairment of a “ non-Capco” related investment which is not shown on this schedule.

The Company has not guaranteed any obligation of these investees, and the Company is not otherwise committed to provide further financial support for the investees. However, from time-to-time, the Company may decide to provide such additional financial support which, as of December 31, 2003 was not significant. Should the Company determine that an impairment exists upon its periodic review, and it is deemed to be other than temporary, the Company will write down the recorded value of the asset to its estimated fair value and record a corresponding charge in the Company’s Consolidated Statement of Income.

All companies in which the Company has made equity investments provide the Company with unaudited financial statements. For each equity method investment, Newtek management reviews the facts and circumstances that are apparent to ascertain if an adjustment is necessary to the books of the investee to make its financial statements materially correct.

During the year ended December 31, 2002 the Company recorded an additional $380,000 of equity investee losses. In the case of Transworld Business Brokers, the Company determined that there was approximately $290,000 of unrecorded deferred tax liabilities which the Company computed. In addition, the Company determined approximately $90,000 of additional accounting and legal accruals that were not recorded by NicheDirectories.

NOTE 4—CUSTOMER MERCHANT ACCOUNTS

In connection with the acquisition of Automated Merchant Services (Note 20), the Company acquired customer merchant accounts valued at approximately $2,910,000 at the acquisition date. The carrying amount of customer merchant accounts, including those acquired prior to this acquisition, net of accumulated amortization at December 31, 2003 and 2002 is approximately $3,024,000 and $357,000, respectively. These accounts are being amortized over a sixty-six month period. Total amortization expense of customer merchant accounts included in the accompanying consolidated statements of income for the years ended December 31, 2003, 2002 and 2001 was approximately $226,000, $ 26,000 and $17,000, respectively. Total expected amortization expense for the next five fiscal years are as follows:

F1-26

NOTE 4—CUSTOMER MERCHANT ACCOUNTS (continued):

December 31:	Amount
2004	$606,934
2005	606,934
2006	604,478
2007	602,570
2008	550,377
2009	53,005

$3,024,298

NOTE 5—NOTES PAYABLE—CERTIFIED INVESTORS:

In June 1998 WA issued a note and a warrant to a Certified Investor for a total amount of $2,673,797. The Capco’s interest obligations under the note are as described in Notes 1 and 10. The warrant entitles the Certified Investor to purchase 13% of WA’s member units at a purchase price of $.01 per unit. The warrant can be exercised at any time after the fifth year of the 10 year term of the note. In 2002, the warrant was purchased by the Company for stock.

Of the total proceeds, the Company allocated $2,608,797 to the note and $65,000 to the warrant. The Company initially recorded the note at $2,608,797 and has been increasing such amount via an accretion to interest expense. For each of the years ended December 31, 2003, 2002 and 2001, the Company recorded $6,500 of interest expense for such accretion. At the maturity date in June 2008, the note balance will be $2,673,797 and the Insurer will pay such amount to the Certified Investor.

In May 2000, WA issued an additional note to a Certified Investor for total proceeds of $1,251,630. This note has been recorded at its face amount of $1,136,364, which is the amount payable at maturity in 2008. The interest rate on this note is 10%. The excess of the proceeds over the face amount, or $115,266, will be amortized to income over the term of the note.

Under the terms of the notes, WA is required to maintain minimum levels of working capital and tangible net worth, as defined. At December 31, 2003 and 2002 WA was in compliance with such requirements.

Following is a summary of the Note Payable Certified Investor balance:

Balance—December 31, 2001	$3,858,389
Less: Amortization of premium to income	(14,208)

Balance—December 31, 2002	$3,844,181
Less: Amortization of premium to income	(14,208)

Balance—December 31, 2003	$3,829,973

As described in Note 2, although WA purchased Coverage A, the Note purchase agreements were structured such that WA is primarily liable for the repayment of the total amount of principal on the notes payable to the Certified Investors. As such, WA is required to recognize a liability in the amount of its primary liability under the note. All of Newtek’s other Capcos, due to the concurrent purchase of the Capco Policies on or before the dates the notes were issued, are not primarily liable for a portion of the notes issued to the Certified Investors, as more fully described in Note 10.

Despite these accounting considerations, as both a legal and practical matter, Newtek continues to rely on the provisions of the Capco Policy for WA that requires the insurer to make the payment of the principal amount of the Certified Investor Notes at maturity.

F1-27

NOTE 6—NOTES PAYABLE—INSURANCE AND OTHER:

In October 1999, WI and WLA each borrowed $2,000,000 ($4,000,000 in total), from a financing company, AI Credit, to finance a portion of the total premiums due to an insurance company upon the creation of the two Capcos. The notes bore interest at 8.5%, and were payable in three installments beginning on April 1, 2001, with the final payment due on October 24, 2002. The balance of these notes was paid in its entirety (including any accrued interest) in October 2002.

In April 2000, WNYII borrowed $1,500,000 from a financing company, AI Credit, to finance a portion of the total premiums due to an insurance company upon the creation of this Capco. The note bore interest at 9.5%, and were payable in three installments beginning on October 13, 2001, with the final payment due on April 13, 2003. The accrued interest included in accounts payable and accrued expenses at December 31, 2002 amounted to approximately $86,000 and the balance of the note was paid in its entirety (including any accrued interest) in April 2003.

In October 2000, WLPII borrowed $300,000 from a financing company, AI Credit, to finance a portion of the total premiums due to an insurance company upon the creation of this Capco. The note bore interest at 9.92%, and was payable in three installments beginning on April 13, 2002, with the final payment due on October 13, 2003. Accrued interest included in accounts payable and accrued expenses at December 31, 2002 amounted to approximately $22,000. The final principal installment was repaid in October 2003.

In January 2001, WNYPIII borrowed $5,200,000 from a financing company, AI Credit, to finance a portion of the total premiums due to an insurance company upon the creation of this Capco. The note bears interest at 9.4%, and is payable in three installments beginning on July 31, 2002, with the final payment due on January 31, 2004. Accrued interest included in accounts payable and accrued expenses at December 31, 2003, and 2002 amounted to approximately $102,000, and $49,000, respectively. Subsequent to year end, the final installment on such note, including principal and accrued interest was repaid.

In April 2002, WC borrowed $2,000,000 from a financing company, AI Credit, to finance a portion of the total premiums due to an insurance company upon the creation of this Capco. The notes bear interest at 7.9%, and are payable in three installments beginning on October 22, 2003, with the final payment due on April 22, 2005. Accrued interest included in accounts payable and accrued expenses at December 31, 2003 and 2002 amounted to approximately $135,000 and 115,000, respectively.

In October 2002, WLPIII borrowed $1,000,000 from a financing company, AI Credit, to finance a portion of the total premiums due to an insurance company upon the creation of this Capco. The notes bear interest at 7.4%, and are payable in three installments beginning on April 15, 2003, with the final payment due on October 15, 2005. Accrued interest included in accounts payable and accrued expenses at December 31, 2003 and 2002 amounted to approximately $92,000 and 16,000, respectively.

In October 2003, WLPIV borrowed $1,000,000 from a financing company, AI Credit, to finance a portion of the total premiums due to an insurance company upon the creation of this Capco. The notes bear interest at 6.9%, and are payable in three installments beginning on March 30, 2005, with the final payment due on September 30, 2006. Accrued interest included in accounts payable and accrued expenses at December 31, 2003 amounted to approximately $14,000

These notes are collateralized by the assets of the respective Capcos.

F1-28

NOTE 6—NOTES PAYABLE—INSURANCE AND OTHER (Continued):

Following is a summary of the Notes Payable—Insurance balance:

Balance—December 31, 2001	$9,404,032
Less: Repayments made in 2002	(7,034,136)
Add: Borrowings by Capcos in 2002	3,000,000

Balance—December 31, 2002	$5,369,896
Less: Repayments made in 2003	(2,254,760)
Add: Borrowings by Capcos in 2003	1,000,000

Balance—December 31, 2003	$4,115,136

The Capcos borrowed these funds to assist in paying the premiums for the Capco insurance and thus providing greater liquidity in the Capcos. This additional borrowing enabled the Capcos to have more cash available to make more qualified investments. The borrowings can be repaid from the proceeds of returns to the capcos through principal and interest on debt investments and returns of or on equity from investments made or cash flows from operations. AI Credit, as well as the insurer for the Capco insurance policy, are subsidiaries of AIG.

In August 2003, in connection with the acquisition of Automated Merchant Services, Inc. (“AMS”), the company issued $1,200,000 of notes to the selling shareholders. The notes bear interest at 6%, and monthly payments of principal and interest are required until the maturity date of January 31, 2006. As of December 31, 2003, the unpaid principal amount of $1,000,000 is reflected on the balance sheet in notes payable-other.

The aggregate amounts of principal payments on notes payable – insurance and other maturing in each of the next three years are as follows (all are as of December 31st):

2004	$2,928,468
2005	1,813,334
2006	373,334

$5,115,136

NOTE 7—LINES OF CREDIT AND BANK NOTES PAYABLE:

In November 2001, the Company entered into a $1,500,000 one year revolving working capital loan agreement with JP Morgan Chase, bearing interest at the prime rate plus 0.25% per annum. The agreement expired in June 2003. At December 31, 2002, the Company had outstanding borrowings of $450,000 from the bank on this line of credit at an interest rate of 4.25%. The balance at December 31, 2002 was repaid in full in 2003. All assets of the Company, except for all assets in the Capco entities, collateralized such outstanding borrowings.

CCC also had a line of credit with another bank for $75,000,000. As of December 31, 2002, the amount outstanding under this line of credit was $51,325,862 and, less $1,500,000 which was converted into CCC Preferred Stock, was assumed by Newtek in connection with its acquisition of CCC (included in Bank Notes Payable on the accompanying consolidated balance sheet).

F1-29

NOTE 7—LINES OF CREDIT AND BANK NOTES PAYABLE (continued):

Commercial Capital Corp. (“CCC”) at the time of its acquisition by the Company had a $10 Million line of credit with a bank. As of December 31, 2002, the amounts outstanding under this line of credit were $3,998,630 and were assumed by the Company in connection with its acquisition of CCC (included in Bank Notes Payable on the accompanying consolidated balance sheet).

Effective with the Company’s acquisition of Commercial Capital, a new line of credit was provided by Deutsche Bank to the successor to Commercial Capital, Newtek Small Business Finance (“NSBF”). The aforementioned CCC credit lines were refinanced, with the aforementioned outstanding SBA loan balances aggregating, after accounting for the $1,500,000 conversion to preferred stock, $53,824,492 at December 31, 2002. The new line of credit for $75 Million expires June 30, 2004 and is guaranteed by the Company. Newtek Small Business Finance may request an increase in the line of credit, for which Deutsche Bank, in its sole discretion, may increase in total up to $100 Million. As of December 31, 2003, NSBF had $51,990,047 outstanding on the line of credit. The line of credit bears interest at the prime interest rate minus .50%, and is collateralized by the loans made by NSBF. The interest rate at December 31, 2003 was 3.50%. Interest on the line is payable monthly in arrears.

In addition, this line of credit requires that a percentage of all advances made to NSBF be deposited into an account in the name of the bank. The balance in this account as of December 31, 2003 was $2,670,353 and is included in receivable from bank on the accompanying balance sheet. This line of credit requires NSBF to meet certain administrative and financial covenants, including the maintenance of a minimum net worth, ratio of total indebtedness to net worth, limitation on permitted subordinated debt and profitability covenants as defined in the agreement. NSBF is in compliance with all of aforementioned covenants as of December 31, 2003.

Under the terms of the agreement, all payments received from NSBF’s borrowers except for principal and interest on the guaranteed portion of the loans are transferred into a restricted bank account. NSBF cannot use these funds until the end of a calendar month at which time the funds are used to pay required principal and interest to the bank and certain other required payments. As of December 31, 2003, restricted cash totaled $2,107,471.

NOTE 8—LOANS RECEIVABLE (NON-CAPCO):

Loans receivable are generated by NSBF, and are primarily related to entities in the Northeast region of the United States with concentrations in the restaurant and hotel and motel industries.

The unpaid principal amount of loans serviced for others of approximately $123.8 million and $141.5 million at December 31, 2003 and 2002, respectively, is not included on the accompanying consolidated balance sheet.

Below is a summary of the SBA loan receivable balance, net of SBA loan loss reserves as of December 31, 2003:

Balance at January 1, 2003	$56,073,016
SBA Loans originated for investments	6,416,688
Payments Received in 2003	(9,549,339)
Provision for SBA loan losses	(473,418)
Discount on loan originations, net	(416,222)

Balance at December 31, 2003	$52,050,725

F1-30

NOTE 8—LOANS RECEIVABLE (NON-CAPCO) (continued):

Below is a summary of the reserve for loan losses balance as of December 31, 2003:

Balance at January 1, 2003	$2,557,624
SBA Loan loss provision charged in 2003	473,418
Recoveries	125,386
Charge-offs	(1,542,815)

Balance at December 31, 2003	$1,613,613

Below is a summary of the SBA loans held for sale as of December 31, 2003:

Balance at January 1, 2003	$—
Loan originations for sale	18,684,588
Loans sold	(15,065,006)

Balance at December 31, 2003	$3,619,582

As of December 31, 2003 and 2002, SBA loans that were past due more than 90 days, but were still performing (accruing interest), amounted to $96,978 and $293,800, respectively. As of December 31, 2003 and 2002, SBA loans that were on a non-accrual basis amounted to $3,201,087 and $2,914,767, respectively. As of December 31, 2003 and 2002, SBA loans due after one year that have adjustable interest rates amount to $51,320,976 and $54,329,608, respectively.

The Company originates loans to customers under the SBA program that generally provides for SBA guarantees of 75% for loans greater than $250,000 and 50% for loans of less than $250,000, subject to a maximum guarantee amount. The Company typically sells the guaranteed portion of each loan to a third party and retains the unguaranteed principal portion in its portfolio. Loan losses are shared pro rata between the guaranteed and unguaranteed portions.

The following is a summary of Loans Receivable at:

	2003	2002
Due in one year or less	$168,292	$177,522
Due between one and five years	2,619,618	2,853,480
Due after five years	51,292,650	55,599,638

Total	54,080,560	58,630,640
Less : Allowance as of December 31	(1,613,613)	(2,557,624)
Less: Discount on loan originations, net	(416,222)	—

Balance – December 31	$52,050,725	$56,073,016

F1-31

NOTE 9—CREDITS IN LIEU OF CASH:

Following an application process, a state will notify a company that it has been certified as a Capco. The state then allocates an aggregate dollar amount of tax credits to the Capco. However, such amount is neither recognized as income nor otherwise recorded in the financial statements since it has yet to be earned by the Capco. The Capco is entitled to earn tax credits upon satisfying defined investment percentage thresholds within specified time requirements. Each statute requires that the Capco invest a threshold percentage of “certified capital” (the funds provided by the insurance company investors) in businesses defined as qualified within the time frames specified. As the Capco meets these requirements, it avoids grounds under the statute for its disqualification for continued participation in the Capco program. Such a disqualification, or “decertification” as a Capco results in a permanent recapture of all or a portion of the allocated tax credits. The proportion of the possible recapture is reduced over time as the Capco remains in general compliance with the program rules and meets the progressively increasing investment benchmarks. As the Capco progresses in its investments in Qualified Businesses and, accordingly, places an increasing proportion of the tax credits beyond recapture, it earns an amount equal to the non-recapturable tax credits and records such amount as income, with a corresponding asset called “credits in lieu of cash” in the balance sheet. The amount earned and recorded as income is determined by multiplying the total amount of tax credits allocated to the Capco by the percentage of tax credits immune from recapture (the earned income percentage) at that point. To the extent that the investment requirements are met ahead of schedule, and the percentage of non-recapturable tax credits is accelerated, the present value of the tax credit earned is recognized currently and the asset, credits in lieu of cash, is accreted up to the amount of tax credits deliverable to the Certified Investors. The obligation to deliver tax credits to the Certified Investors is recorded as notes payable in credits in lieu of cash. On the date the tax credits are utilizable by the Certified Investors, the Capco decreases credits in lieu of cash with a corresponding decrease to notes payable in credits in lieu of cash.

Following is a summary of the Credits in Lieu of Cash balance:

Balance – December 31, 2001	$21,810,776
Less: Deliveries made in 2002	(10,832,872)
Add: Credits earned in 2002	30,603,046

Balance – December 31, 2002	$41,580,950
Less: Deliveries made in 2003	(15,220,272)
Add: Credits earned in 2003	44,933,405

Balance – December 31, 2003	$71,294,083

NOTE 10—NOTES PAYABLE IN CREDITS IN LIEU OF CASH:

As described in Note 1, each Capco has separate contractual arrangements with the Certified Investors obligating the Capco to make payments on the aforementioned Notes.

At the time the Capcos obtained the proceeds from the issuance of the Notes, Capco warrants or Company common stock to the Certified Investors, the proceeds were deposited into escrow accounts which required that the insurance contracts be concurrently and simultaneously purchased from the insurer before the remaining proceeds could be released to and utilized by the Capco. The Capco Note agreements require, as a condition precedent to the funding of the Notes that insurance be purchased to cover the risks associated with the operation of the capco. This insurance is purchased from American

F1-32

NOTE 10—NOTES PAYABLE IN CREDITS IN LIEU OF CASH (continued):

International Specialty Lines Insurance Company and National Union Fire Insurance Company of Pittsburgh, both subsidiaries of American International Group, Inc. (AIG), an international insurer. AIG and these subsidiaries are AAA credit rated. In order to comply with this condition precedent to the funding, the notes closing is structured as follows: (1) the Certified Investors wire the proceeds from the notes issuance directly into an escrow account; (2) the escrow agent, pursuant to the requirements under the note and escrow agreement, automatically and simultaneously funds the purchase of the insurance contact from the proceeds received. The notes offering can not close without the purchase of the insurance and the Capcos are not entitled to the use and benefit of the net proceeds received until the escrow agent has completed the payment for the insurance. Under the terms of this insurance, the insurer incurs the primary obligation to repay the Certified Investors a substantial portion of the debt as well as to make compensatory payments in the event of a loss of the availability of the related tax credits. These insurance contracts are similar to those described in Note 2, however, the Coverage A portion of these contracts makes the insurer primarily obligated for a portion of the liability.

The Capcos, however, are secondarily, or contingently, liable for such payments. The Capco, as a secondary obligor, must assess whether it has a SFAS 5 contingency to record on the date of issuance and at every reporting date thereafter until the insurer makes all their required payments. At December 31, 2003, management has concluded that the likelihood of the Capcos becoming primarily liable for the payments required to be made by the insurer under Coverage A on the Notes is remote (i.e., the insurer failing to make payment), because the insurer, a subsidiary of a major multi-national insurance company, has a claims paying ability having the rating “AAA,” the highest available. The contingent obligation (the portion incurred by the insurer due to the purchase of the insurance) must be recorded at fair value, which the Company has assessed at zero at December 31, 2003 and 2002.

The Coverage B portion of these contracts is similar to the coverage described in Notes 2 and 6.

The Company has allocated the initial proceeds received in 2003 and 2002 from the Certified Investors as follows:

	2003	2002
Notes payable, including premiums	$6,657,930	$29,999,543
Company common stock	87,700	719,957

	$6,745,630	$30,719,500

Set forth below is the total amount of principal repayments due to Certified Investors for which the Company’s capcos are secondarily liable:

Year	Ending December 31
2004	$3,695,940
2005	41,312,861
2006	3,102,659
2007	10,503,806
2008	4,337,136
2009	70,450,695

Total	$133,403,097

The Capcos are primarily liable for the portion of the obligation not covered by the Coverage A portion of the insurance contracts. This liability has been recorded as notes payable in credits in lieu of cash, representing the present value of the Capcos’ total liability it must pay to the Certified Investors. Such amount will be increased by an accretion of interest expense during the term of the Notes and will decrease as the Capcos pay interest by delivering the tax credits, or paying cash.

F1-33

NOTE 10—NOTES PAYABLE IN CREDITS IN LIEU OF CASH (Continued):

The following is a summary of Notes issued by the Company’s Capcos and a reconciliation of Notes payable in credits in lieu of cash balances at December 31, 2003 (exclusive of proceeds allocated to warrants and Company common stock as noted above):

Capco, Due Date, Stated Rate and Imputed Interest Rate Of Note	Original Principal	Insurer’s Primary Obligation	Newtek’s Primary Obligation	Payments in Credits in Lieu of Cash	Accrued Interest (@ stated rate)	A Newtek’s Obligation at 12/31/03	Original Issue Discount on Newtek’s Obligation	Cumulative Amortized Discount	B Unamortized Discount At 12/31/03	(A+B)= Balance of Newtek Obligation @12/31/03
WI, due 2008, 10.0%,21.9%	$16,666,667	$(5,939,649)	$10,727,018	$(8,333,334)	$3,964,376	$6,358,060	$(3,146,579)	$1,713,576	$(1,433,003)	$4,925,057
WLA, due 2008, 11.7%,22.3%	$16,400,000	$(4,810,015)	$11,589,985	$(8,569,000)	$4,311,860	$7,332,845	$(4,365,829)	$2,550,252	$(1,815,577)	$5,517,268
WLP II, due 2009, 9.3%, 18.0%	$3,050,000	$(765,908)	$2,284,092	$(1,258,125)	$556,669	$1,582,636	$(699,097)	$361,025	$(338,072)	$1,244,564
WP, due 2010 9.2%, 19.2%	$37,384,028	$(15,266,802)	$22,117,226	$(14,019,010)	$9,582,930	$17,681,146	$(7,861,123)	$3,789,072	$(4,072,051)	$13,609,095
WNY II, due 2010, 9.5%, 27.9%	$6,807,866	$(2,929,053)	$3,878,813	$(2,042,360)	$1,505,061	$3,341,514	$(2,001,756)	$731,306	$(1,270,450)	$2,071,064
WNY III, due 2011, 8.7%,16.6%	$35,160,202	$(14,079,476)	$21,080,726	$(7,032,040)	$5,871,009	$19,919,695	$(6,608,240)	$2,125,862	$(4,482,378)	$15,437,317
WLP III, due 2012, 7.2%, 8.7%	$8,000,000	$(2,000,921)	$5,999,079	—	$392,400	$6,391,479	$(968,824)	$157,156	$(811,668)	$5,579,811
WCOL, due 2013, 10.3%, 13.60%	$22,057,767	$(9,349,608)	$12,708,159	—	$2,270,565	$14,978,724	$(2,234,795)	$366,633	$(1,868,162)	$13,110,562
WLPIV, due 2013, 5.7%, 9.0%	6,800,000	(1,858,632)	4,941,368	—	58,347	4,999,715	(816,590)	19,187	(797,403)	4,202,312

TOTALS	$152,326,530	$(57,000,064)	$95,326,466	$(41,253,869)	$28,513,217	$82,585,814	$(28,702,833)	$11,814,069	$(16,888,764)	$65,697,050

F1-34

NOTE 10 – NOTES PAYABLE IN CREDITS IN LIEU OF CASH (Continued):

The following is a summary of Notes issued by the Company and a reconciliation of Notes payable in credits in lieu of cash balances at December 31, 2002 (exclusive of proceeds allocated to warrants as noted above):

Capco, Due Date, Stated Rate and Imputed Interest Rate Of Note	Original Principal	Insurer’s Primary Obligation	Newtek’s Primary Obligation	Payments in Credits in Lieu of Cash	Accrued Interest (@ stated rate)	A Newtek’s Obligation at 12/31/02	Original Issue Discount on Newtek’s Obligation	Cumulative Amortized Discount	B Unamortized Discount At 12/31/02	(A+B)= Balance of Newtek Obligation @12/31/02
WI, due 2008, 10.0%, 21.9%	$16,666,667	$(5,939,649)	$10,727,018	$(5,000,000)	$3,211,911	$8,938,929	$(3,146,579)	$1,211,155	$(1,935,424)	$7,003,505
WLA, due 2008, 11.7%, 22.3%	$16,400,000	$(4,810,015)	$11,589,985	$(5,412,000)	$3,454,292	$9,632,277	$(4,365,829)	$1,870,427	$(2,495,402)	$7,136,875
WLP II, due 2009, 9.3%, 18.0%	$3,050,000	$(765,908)	$2,284,092	$(922,595)	$401,102	$1,762,599	$(699,097)	$281,356	$(417,741)	$1,344,858
WP, due 2010 9.2%, 19.2%	$37,384,028	$(15,266,802)	$22,117,226	$(10,280,607)	$7,847,562	$19,684,181	$(7,861,123)	$2,832,880	$(5,028,243)	$14,655,938
WNY II, due 2010, 9.5%, 27.9%	$6,807,866	$(2,929,053)	$3,878,813	$(1,361,573)	$1,132,496	$3,649,736	$(2,001,756)	$510,455	$(1,491,301)	$2,158,435
WNY III, due 2011, 8.7%, 16.6%	$35,160,202	$(14,079,476)	$21,080,726	$(3,516,020)	$3,991,370	$21,556,076	$(6,608,240)	$1,358,216	$(5,250,024)	$16,306,052
WLP III, due 2012, 7.2%, 8.7%	$8,000,000	$(2,000,921)	$5,999,079	—	$66,679	$6,065,758	$(968,824)	$24,452	$(944,372)	$5,121,386
WCOL, due 2013, 10.3%, 13.60%	$22,057,767	$(9,349,608)	$12,708,159	—	$900,183	$13,608,342	$(2,234,795)	$95,523	$(2,139,275)	$11,469,067

TOTALS	$145,526,530	$(55,141,432)	$90,385,098	$(26,492,795)	$21,005,595	$84,897,898	$(27,886,234)	$8,184,464	$(19,701,782)	$65,196,116

Under the note agreements, no interest is paid by the Capcos in cash provided that the Certified Investors receive the uninterrupted use of the tax credits. The Certified Investors acknowledge, in the note agreements, that the insurer is primarily responsible for making the scheduled cash payments as provided in the notes.

F1-35

NOTE 11—WARRANTS:

The warrants entitle the holders to purchase, for a $.01 exercise price, an interest in a Capco or Capco fund. The values ascribed to the warrants issued to the Certified Investors and the Insurer have been recorded as minority interests. In addition, certain minority interests have already been acquired by minority shareholders. A portion of the initial proceeds received from the Certified Investors is allocated to the warrants using a discounted cash flow method. The following is the aggregate percentage interest of the minority shareholders in each respective Capco or Capco fund as of December 31, 2003:

Capco or Capco Fund	% Interest
WP, Florida	9.8%
WI, Wisconsin	2.8%
WLA, Louisiana	14.4%
WNYII, New York	24%
WLPII, Louisiana (a Capco fund)	4.5%
NYIII, New York	8.9%
WC, Colorado	15%
WLPIII, Louisiana (a Capco fund)	5.0%
WLPIV, Louisiana (a Capco fund)	5.0%

NOTE 12—INCOME FROM TAX CREDITS:

As described in Note 1, each Capco has a contractual arrangement with a particular state that legally entities the Capco to earn and deliver tax credits (ranging from 10% to 11% per year) from the state upon satisfying certain criteria. During the years ended December 31, 2003, 2002 and 2001, certain of the Company’s Capcos satisfied certain investment benchmarks and the related recapture avoidance percentage requirements and accordingly, earned a portion of the tax credits. In addition, in 2003, 2002 and 2001, the Company recognized income from tax credits resulting from the accretion of the discount attributable to tax credits earned in prior years. As the tax credits are delivered to the Certified Investors, the asset balance is offset against notes payable in credits in lieu of cash (Note 10).

Below is a summary of Newtek’s Income from tax credits, by Capco and by year.

	Tax Credit Revenue Recognized:	Amount recognized since inception	Amount to be recognized in future periods (c)		Total Amount of Tax Credits Allocated
Wilshire Advisers, LLC
1999	371,228
2000	2,749,268
2001	94,742
2002	220,803
2003	122,904	3,558,945	251,216	(a)	3,810,161

Wilshire Partners, LLC
1999	10,592,326
2000	3,783,949
2001	3,713,360
2002	15,246,878

F1-36

	Tax Credit Revenue Recognized:	Amount recognized since inception	Amount to be recognized in future periods (c)		Total Amount of Tax Credits Allocated
2003	1,102,976	34,439,489	2,944,539	(a)	37,384,028

Wilshire Investors, LLC
1999
2000
2001	5,000,000
2002
2003	10,353,940	15,353,940	1,312,727	(a)	16,666,667

Wilshire LA Advisers, LLC
1999
2000
2001	5,412,000
2002
2003	11,207,104	16,619,104	1,420,896	(a)	18,040,000

Wilshire LA Partners 2, LLC
1999
2000
2001
2002	2,879,389
2003	112,373	2,991,762	363,238	(a)	3,355,000

Wilshire LA Partners 3, LLC
1999
2000
2001
2002
2003	909,091	909,091	7,090,909	(b)	8,000,000

Wilshire NY Advisers II, LLC
1999
2000
2001	2,003,824
2002	3,838,946
2003	228,025	6,070,795	737,071	(a)	6,807,866

Wilshire NY Partners III, LLC
1999
2000
2001	5,274,030
2002	5,274,030
2003	20,805,433	31,353,493	3,806,709	(b)	35,160,202

Wilshire Colorado Partners
1999
2000
2001
2002	3,143,000

F1-37

2003	91,559	3,234,559	18,823,208	(b)	22,057,767

Wilshire LA Partners 3, LLC
1999
2000
2001
2002
2003			6,800,000	(c)	6,800,000

Total
1999	10,963,554
2000	6,533,217
2001	21,497,956
2002	30,603,046
2003	44,933,405	114,531,178	43,550,513		158,081,691

(a)	These Capcos have met the final state mandated investment threshold hurdle, which means all of the tax credits have been earned. If the tax credits are “earned” before the state is required to make delivery, then the present value of the tax credit earned is recorded upon completion of the requirements. The balance shown represents the discounted portion of the tax credits which will be recognized in future periods.
(b)	The respective Capco has NOT met the final state mandated investment threshold hurdle, which means these tax credits have NOT been earned.
(c)	Amounts will be recognized to the extent the related minimum investment requirements are met.

NOTE 13—INCOME TAXES:

Provision for income taxes for the years ended December 31, 2003, 2002, and 2001 is as follows (there was no current provision):

Deferred provision:	2003	2002	2001
Federal	$6,101,319	$2,370,104	$476,028
State and local	988,320	287,306	58,588

Provision for income taxes	$7,089,639	$2,657,410	$534,616

F1-38

NOTE 13—INCOME TAXES (continued):

A reconciliation of income taxes computed at the U.S. federal statutory income tax rate (34%) to the provision for income taxes for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
	(Benefit) Provision	(Benefit) Provision	(Benefit) Provision
Provision for income taxes at U. S. federal statutory rate of 34%	$5,600,377	$2,442,102	$497,998
State and local taxes, net of federal benefit	988,320	287,306	58,588
Permanent difference (goodwill impairment)	574,093
Other	(73,151)	(71,998)	(21,970)

	$7,089,639	$2,657,410	$534,616

Deferred tax assets and liabilities consisted of the following at December 31, 2003 and 2002:

	2003	2002
Deferred tax assets:
Net operating losses	$17,023,641	$10,397,582
Interest payable in credits in lieu of cash	462,311	436,063
Investment losses	59,680	56,696
Deferred charges	204,183	—

Total deferred tax assets	17,749,815	10,890,341

Deferred tax liabilities:
Credits in lieu of cash	(28,565,605)	(14,616,492)

Total deferred tax liabilities	(28,565,605)	(14,616,492)

Net deferred tax liability	$(10,815,790)	$(3,726,151)

At December 31, 2003, the Company has net operating losses aggregating approximately $42,559,000 which expire beginning in 2020. Realization of the deferred tax assets is dependent on generating sufficient taxable income in future years. Management has determined that a valuation allowance is not required at December 31, 2003 and 2002 as it believes that it is more likely than not that the deferred tax assets will be realized. In addition, at December 31, 2002, in connection with its acquisition of CCC, the Company acquired net operating loss carryforwards of approximately $9,500,000 which begin expiring in 2020. In connection with the related purchase accounting, the Company established a valuation allowance for the full amount of the related net deferred tax asset acquired from CCC as management has determined that it its uncertain as to whether such asset will be utilized in the future.

F1-39

NOTE 14—COMMITMENTS AND CONTINGENCIES:

Commitments to Make Qualified Investments

A Capco or Capco fund is required to make Investments in Qualified Businesses under a qualified investment schedule, as defined, in order to remain certified as a Capco. If the Company does not make such qualified investments within the statutorily provided time frame, the Capco is subject to Decertification and Revocation, as defined in the respective Capco agreements, of its certificate and, accordingly, the Certified Investor could be subject to forfeiture or recapture of its previously granted respective state tax credits. This risk has been insured under Coverage B (Notes 2 and 10). Generally, a Capco or Capco fund must invest at least 50% of its Certified Capital in qualified businesses within five years after the certification date. At December 31, 2003 and 2002, the Company had invested the percent of its Certified Capital as follows:

Capco or Capco Fund	December 31, 2003	December 31, 2002
WA, New York	59%	59%
WP, Florida	58%	50%
WI, Wisconsin	50%	31%
WLA, Louisiana	51%	46%
WNYII, New York	52%	50%
WLAPII, Louisiana	50%	50%
WNYIII, New York	50%	49%
WC, Colorado (statewide)	30%	30%
WC, Colorado (rural)	25%	15%
WLPIII, Louisiana	38%	0%
WLPIV, Louisiana	0%	0%

For certain Capcos, when 100% of the Certified Capital is invested in qualified businesses as defined, the respective state is entitled to a percentage of all appreciation of assets in excess of the amount required to produce a specific internal rate of return.

Operating and Employment Commitments

The Company has entered into employment agreements with three officers. At December 31, 2003 the future minimum commitments are $855,000 for each of the years ended December 31, 2004 and 2005.

F1-40

NOTE 14—COMMITMENTS AND CONTINGENCIES (Continued):

The following summarizes the Company’s obligations and commitments, as of December 31, 2003, for future minimum cash payments required under operating lease and employment agreements:

Year	Operating Leases	Employment Agreements	Total
2004	$399,283	$855,000	$1,2 54,283
2005	413,684	855,000	1,268,684
2006	412,303	—	412,303
2007	261,814	—	261,814
2008	294,969	—	294,969
Thereafter	1,242,633	—	1,242,633

Total	$3,024,686	$1,710,000	$4,734,686

Rent expense for 2003, 2002 and 2001 was approximately $ 723,000, $278,000 and $227,000, respectively.

Legal Matters

From time to time the Company and its subsidiaries are parties to various legal proceedings in the normal course of business. At December 31, 2003, Newtek is not involved in any material pending litigation other than one routine lawsuit incidental to seeking repayment of funds loaned and related counterclaims. The Company anticipates that the ultimate resolution of such matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 15—RELATED PARTY TRANSACTIONS:

Effective September 30, 2002, the Company issued options for the purchase of 211,753 shares of the Company’s common stock to a director of the Company, in exchange for his interest in one of the Company ‘s subsidiary certified capital companies. Such director was a participant in the organization and capitalization of the Capco and participates in its operations, without compensation other than as a director of the Company. The options are exercisable for $0.01 per share for ten years but may not be exercised fully for the first three years. Due to the restrictions attached to the options and the unregistered underlying securities, the parties negotiated a valuation on the interest exchanged equal to the market price of the Company’s common stock at the time ($3.30), reduced by a 45% discount due to lack of liquidity, times the number of shares. The price paid was, thus, $384,332. This exchange is a part of the Company’s program to reduce or eliminate minority interests in its subsidiary companies. The director did not take part in the consideration or approval of the foregoing transaction, which was negotiated by management and approved unanimously by the remaining members of the board.

During the years ended December 31, 2003, 2002 and 2001, the Company obtained financial consulting services from a professional services firm, in the approximate amounts of $ 211,000 $180,000 and $157,000, respectively. Two partners of such firm, are related to one of the Company’s directors and officers.

During 2001 and part of 2002, the Company leased approximately 2,400 square feet of office space for its principal administrative office in East Meadow, NY, from a company controlled by the father-in-law of an officer and director of the Company. The aggregate cost of the rental was approximately $1,211 and $45,200 for 2002 and 2001 respectively.

F1-41

NOTE 16—CONVERSION OF MINORITY MEMBERSHIP INTERESTS INTO NEWTEK STOCK:

In 2001, the Company issued 534,592 shares of its common stock to the minority members of WI in exchange for substantially all of such members’ minority interests. This has been accounted for as a purchase transaction. The fair value of the Company’s common stock was determined based upon the quoted market price of the Company’s common stock, less a 45% discount due to certain restrictions on the sale of the stock. Such value exceeded the book value of the minority interest by approximately $978,000 and the Company has recorded such amount as goodwill. (See Note 21)

In 2002, the Company issued 1,505,338 shares of its common stock to the minority members or warrant holders in various of its Capcos in exchange for all of such minority interests. This has been accounted for as a purchase transaction. The fair value of the Company’s common stock was determined based upon the quoted market price of the Company’s common stock, less a 45% discount due to certain restrictions on the sale of the stock. Such value exceeded the book value of the minority interests by approximately $1,063,515 and the Company has recorded such amount as goodwill. (See Note 21)

In 2003, the Company issued 106,000 shares of its common stock to minority members in Newtek Small Business Finance in exchange for all of such minority interests. This has been accounted for as a purchase transaction. The fair value of the Company ‘s common stock was determined based upon the quoted market price of the Company’s common stock, less a 37.5% discount due to certain restrictions on the sale of the stock. Such value exceeded the book value of the minority interests by approximately $362,388 and the Company has recorded such amount as goodwill.

In selling common stock in privately negotiated transactions, the Company will generally apply a discount to current market value to reflect the length and nature of resale restrictions. Where the only restrictions are those resulting from the federal and state securities laws, the Company will discount the issue price by 30 percent. In some cases, where the Company negotiates additional contractual restrictions on the shares sold, restricting any transfers from one to up to three years, a discount to current market value of between 30% and 45% is used to determine the price paid for the shares.

NOTE 17—STOCK OPTIONS GRANTED TO DIRECTORS AND EMPLOYEES:

The Newtek Business Services, Inc. 2000 Stock Incentive and Deferred Compensation Plan, as amended in 2002, (the “Plan”) currently provides for the issuance of awards of restricted shares or options for up to a maximum of 4,250,000 shares of Common Stock to employees. The plan allows for a maximum amount of 4,250,000 shares or options to be issued. All restricted shares or options are issued at the fair market value on the date of grant. Options issued generally have a maximum term that ranges from 2 to 10 years and vesting provisions that range from 0 to 3 years.

As of December 31, 2003 the Company has granted a total of 1,827,731 options (this amount is net of cancellations and includes 109,000 of options issued to non-employees) to purchase shares of common stock to certain members of management, employees, consultants and directors. The details of option activity of the plan is as follows:

F1-42

NOTE 17—STOCK OPTIONS GRANTED TO DIRECTORS AND EMPLOYEES (Continued):

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2000	993,000	$7.08
Granted during 2001	701,000	3.30
Exercised during 2001	—	—
Cancelled during 2001	(345,667)	7.00

Outstanding at December 31, 2001	1,348,333	5.13
Granted during 2002	1,262,671	3.61
Exercised during 2002	—	—
Cancelled during 2002	(154,167)	5.65

Outstanding, December 31, 2002	2,456,837	4.30
Granted during 2003	151,444	4.63
Exercised during 2003	(203,243)	3.16
Cancelled during 2003	(577,667)	4.49

Outstanding, December 31, 2003	1,827,371	$4.40

The amount of options exercisable at December 31, 2003, 2002 and 2001 were 1,304,701, 801,329 and 335,238 at weighted average exercise prices of $4.74, $5.37 and $6.10 respectively. The following table summarizes information about stock options exercisable at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercises Prices	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Exercise Price
$3.05—$ 4.30	1,381,532	3.00 years	$3.61	869,043	$3.60
$7.00—$10.00	445,827	6.30 years	$7.11	435,658	$7.11

NOTE 18—UNEARNED COMPENSATION

On October 22, 2003, the board of directors authorized, subject to final stockholder approval, the 2003 Incentive Plan and awarded 419,458 units of restricted common stock to 67 individuals with greater than six months of service with the Company. The vesting period for each grant ranges from 12 to 39 months and the units are forfeitable upon early voluntary or involuntary termination of the employee. Upon vesting, the grantee will receive one share of common stock for each unit vested. None of the grants have gone to executive management of the Company nor have these individuals participated in any of Newtek’s incentive restricted stock or option programs. On the date of grant the Company had recorded unearned compensation of $2,348,965 measured by the fair market value of the underlying stock on the grant date, which was $5.60. Unearned compensation has been classified as a reduction to stockholders’ equity in the accompanying consolidated balance sheet at December 31, 2003. The amount of

F1-43

NOTE 18—UNEARNED COMPENSATION (Continued):

compensation expense relating to the grant was approximately $171,000 and is included in the accompanying consolidated statement of income for the year ended December 31, 2003.

NOTE 19—EARNINGS PER SHARE:

Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. The dilutive effect of common stock equivalents is included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive.

The calculations of Net Income Per Share were:

	YEAR ENDED DECEMBER 31,
	2003	2002	2001
Numerator:
Numerator for basic and diluted EPS—income available to common stock holders	$9,568,787	$8,168,251	$929,560
Numerator for basic and diluted EPS—extraordinary item	186,729	3,643,009	—
Numerator for basic and diluted EPS—income before extraordinary item	$9,382,058	$4,525,242	$929,560
Denominator:
Denominator for basic EPS—weighted average shares	25,777,147	24,183,501	21,889,958
Effect of dilutive securities (stock options and restricted stock units)	400,127	110,039	19,569
Denominator for diluted EPS—weighted average shares	26,177,274	24,293,540	21,909,527
Net EPS: Basic	$.37	$.34	$.04
Net EPS: Diluted	$.37	$.34	$.04
Net EPS : Basic before extraordinary gain	$.36	$.19	$.04
Net EPS : Diluted before extraordinary gain	$.36	$.19	$.04

F1-44

NOTE 20—ACQUISITIONS:

Exponential Acquisition

In January 2002, the Company acquired 100% of the outstanding common stock of Exponential Business Development Company, Inc. (Exponential), of Syracuse, NY. Exponential’s primary business was to make non-controlling investments in small and start-up companies. The purchase price consisted of 500,000 shares of Company common stock issued to the sellers. Under the terms of the acquisition, an additional 500,000 shares will be issued over a seven year period if acquired assets result in gains of $2 Million in excess of an initial $1 Million recovery by the Company. The fair value of the 500,000 common shares issued, $989,000, was determined based on the quoted market price of the Company’s common stock on the closing date, less a 35% discount due to certain restrictions on the stock. Since Company management has determined that the issuance of the additional 500,000 shares is currently unlikely due to management’s estimation that the payout provision will not be met, the Company has not included the additional shares in the determination of the purchase price. On a quarterly basis, management will assess the payout provision to determine if it is likely it will be met in the future, and if so, the Company will record the additional 500,000 shares as additional purchase price when issued.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Current assets (including cash of $106,642)	$138,013
Other Assets	10,001

Total assets acquired	148,014

Current liabilities	52,350

Total liabilities assumed	52,350

Net assets acquired	$95,664

The excess of the purchase consideration of $989,000 over the net assets acquired amounts to approximately $893,000; such amount had been recorded as goodwill, however, as a result of the annual impairment test, pursuant to SFAS 142 (Note 1), the entire amount was written down to zero at December 31, 2003.

The accompanying consolidated statement of income for the year ended December 31, 2002 and 2003 include the results of operations of Exponential from the date of acquisition.

Commercial Capital Corp. Acquisition

On December 31, 2002, the Company and one of its Capcos acquired 94% of the outstanding common stock of the holding company of Commercial Capital Corp. (CCC). CCC was one of only 14 lenders licensed by the Small Business Administration with authority to make SBA guaranteed loans nationwide. The purchase price consisted of 380,471 shares of Company common stock issued to the sellers. Under the terms of the acquisition, an additional 82,980 shares will be issued in the future if acquired loans are recovered. The per share fair value of the 380,471 common shares issued, $3.38, was determined based on the five day average of the quoted market price of the Company’s common stock on the announcement date, less a 30% discount due to certain restrictions on the stock. Since Company management has determined that the issuance of the additional shares is currently unlikely due to management’s estimation that the payout provision will not be met, the Company has not included the additional shares in the determination of the purchase price, and instead recognized a liability for contingent

F1-45

NOTE 20—ACQUISITIONS (Continued):

consideration, amounting to approximately $196,000 included in accounts payable and accrued expenses on the balance sheet. On a quarterly basis, management will assess the payout provision to determine if it is likely it will be met in the future, and if so, the Company will record the additional shares as additional purchase price when issued.

The transfer from CCC to the Company’s subsidiary of CCC’s license to make SBA guaranteed small business loans in all jurisdictions nationwide was approved by SBA on December 19, 2002. As a result of this transaction, all operations after that date are conducted under the name of Newtek Small Business Finance, Inc., which is majority owned by the Company.

The allocation of the purchase price to the fair values of assets and liabilities assumed is summarized below.

Fair Value of Assets Acquired
Cash	$2,367,870
Loans Receivable, net	56,073,016
Receivable from Bank	2,938,309
Accrued Interest Receivable	285,151
Servicing Asset	4,496,774	(c)
SBA License, net	159,917	(c)
Property & Equipment, net	272,925	(c)
Other Assets	515,805	(c)

Total Assets	$67,109,767

Fair value of liabilities assumed:
Accounts payable and accrual	$2,508,086
Line of credit	53,824,492

Total liabilities	56,332,578

Preferred Stock	1,500,000

Net assets acquired	9,277,189
Less purchase price: Company common stock issued as consideration	(900,194)		(see	(a) below)

Excess of net assets acquired over purchase price	8,376,995
Less, allocation of negative goodwill to non-financial assets	(5,445,421)		(sum of	(c) above)
Less, recognition of liability for contingent consideration	(196,331)		(see	(b) below)

Extraordinary gain on acquisition of business	$2,735,243

(a)
Average share price five days before and five days after the acquisition is announced (August 8, 2002)	$3.38
Less, discount factor applied to above share price, based upon restrictions on registration rights and resale rights (30%)	70%

F1-46

Value per share (rounded) used to compute purchase consideration	2.37
Number of shares issued	380,471
Company common stock issued as consideration	$900,194

(b)

Average share price five days before and five days after the acquisition is announced (August 8, 2002)	$3.38
Less, discount factor applied to above share price, based upon restrictions on registration rights and resale rights (30%)	70%
Value per share (rounded) used to compute purchase consideration	2.37
Number of contingent shares	82,980

Company common stock issued as consideration	$196,331

The fair value of securities traded in the market is normally more clearly evident than the fair value of an acquired company. As a result, the Company believes that the quoted market price of its stock issued to effect a business combination is the best way to approximate the fair value of an acquired company. The Company then applied a variable discount factor for each transaction based upon the effects of legal restrictions and, in some cases, contractual restrictions on resale. The greater the time the shareholders would be required to hold the shares, the greater the discount utilized.

At the time of acquisition, the fair value of the net assets acquired, after reducing all non-financial asset balances to zero, exceeded the consideration paid by the Company and, accordingly, the Company recorded an extraordinary gain on the acquisition of the business in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations.” During the three month period ended March 31, 2003, the Company finalized its purchase accounting related to this acquisition and determined that additional assets existing at the acquisition date, valued at approximately $187,000, should be recorded. Accordingly, the Company recorded these assets and a corresponding extraordinary gain on the acquisition of a business.

The accompanying consolidated statements of income do not include any results for the years presented prior to December 31, 2003, as CCC was acquired on December 31, 2002.

Automated Merchant Services Acquisition

On August 7, 2003, a majority-owned subsidiary of Newtek completed the acquisition of substantially all of the stock of Automated Merchant Services, Inc. (“AMS”), a company engaged in the business of soliciting merchants and others for electronic payment processing services. The acquisition brought to Newtek’s electronic payment processing business an additional 2,100 existing clients as of closing, as well as 10 customer representatives covering the Southern Florida market. In addition to gaining a significant foothold in the Florida small to medium-sized business market, Newtek will utilize this acquisition to cross-market other Newtek products and services including its small business lending service, outsourced financial information systems service and tax and insurance services. Newtek plans on growing AMS beyond the Florida market and expanding its product base to include everything that Newtek’s existing processing marketer, Newtek Merchant Solutions, offers. Newtek’s aggregate cost to acquire AMS was approximately $3.1 million, of which $1.5 million was paid in cash and $1.2 million in

F1-47

NOTE 20—ACQUISITIONS (Continued):

three year, 6 percent promissory notes issued to the selling stockholders. Also included in the aggregate cost is $160,000 of AMS liabilities assumed by Newtek and $215,000 of acquisition costs.

The results of AMS’s operations and financial position have been included in the accompanying consolidated condensed financial statements since the acquisition date.

The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash	$7,272
Customer merchant accounts	2,909,953
Other Assets	157,646

Total assets acquired	$3,074,871

Current liabilities (including accrued acquisition costs)	$374,871
Notes payable to seller	1,200,000
Total liabilities assumed	$1,574,871

Cash paid	$1,500,000

The difference between the aggregate purchase price of $3,075,000 (including acquisition costs of $215,000) and the fair value of the tangible assets acquired, $165,000, has been recorded as customer merchant accounts. These customer accounts are being amortized over a sixty-six month period. For the year ended December 31, 2003, amortization expense relating to the customer merchant accounts totaled approximately $212,000.

The unaudited pro forma financial information set forth below is based upon the Company’s historical consolidated statements of income for the years ended December 31, 2003, 2002 and 2001, adjusted to give effect to the acquisition of AMS as of January 1, 2002, and of Exponential and CCC as of January 1, 2001. The unaudited pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the acquisition occurred on the dates indicated, nor does it purport to represent the results of operations for future periods.

Pro forma (unaudited) for the years ended December 31:

	2003	2002	2001
Total revenues	$61,342,000	$42,888,000	$34,043,000
Income (loss) before extraordinary items	9,453,000	3,489,000	(1,800,000)
Net Income	9,453,000	3,489,000	2,030,000
Income (loss) per share—basic	$.37	$.14	$.09
Income (loss) per share—diluted	$.36	$.14	$.09
Income (loss) before extraordinary items-basic	$.37	$.14	$(.08)
Income (loss) before extraordinary items-diluted	$.36	$.14	$(.08)

F1-48

NOTE 21—GOODWILL

At December 31, 2002, goodwill amounted to $2,862,965. Additions to goodwill in 2003 consisted of approximately $362,000 related to the issuance of Newtek common stock in exchange for certain capco minority interests. At December 31, 2003 management performed the annual impairment test required under SFAS 142 using a present value cash flow method, and determined that the carrying amount of goodwill pertaining to the acquisition of Exponential and certain capco minority interests was impaired and, accordingly, recorded a $1,435,232 impairment charge in the accompanying consolidated statement of income.

Additions to goodwill in 2002 consisted of approximately $893,000 related to the Exponential acquisition, and approximately $1,049,000 from acquisitions of minority interests. At December 31, 2002, management determined that no impairment charge was required based on an evaluation for impairment under SFAS No. 142.

As a result of the Company’s adoption of SFAS No. 142 on January 1, 2002, the Company ceased amortization on existing goodwill of approximately $978,000 resulting in the elimination of an annual non-cash charge of approximately $98,000. The Company’s net income for the years ended December 31, 2001 would have increased from approximately $930,000 to $987,000, and basic and diluted income per share would have increased from $.04 to $.05, had SFAS No. 142 been in effect.

NOTE 22—SEGMENT REPORTING:

Newtek’s reportable segments are as follows: SBA lending, electronic payment processing and Capcos and other.

Operating segments are organized internally primarily by the type of services provided, and in accordance with SFAS No. 131, the Company has aggregated similar operating segments into three reportable segments, SBA lending, electronic payment processing and Capcos and other.

The SBA lending segment is NSBF, a licensed, Small Business Administration (SBA) lender that originates, sells and services loans to qualifying small businesses, which are partially guaranteed by the SBA.

As an SBA lender, NSBF generates revenues from sales of loans, servicing income for those loans retained to service by NSBF (included in servicing fee and premium income on the consolidated statements of income) and interest income earned on available cash balances and the loans themselves. The lender also generates expenses such as interest, professional fees, payroll and consulting, and provision for loan losses, all of which are included in the respective caption on the consolidated statement of income. NSBF also has expenses such as loan recovery expenses, loan processing costs, depreciation and amortization, and other expenses that are all included in the other expense caption on the consolidated statements of income.

The electronic payment processing segment is a processor of credit card transactions, as well as a marketer of credit card and check approval services to the small business market. Revenue generated from electronic payment processing is included on the consolidated statements of income as a separate line item. Expenses include direct costs (included in a separate line captioned credit card processing direct costs), professional fees, payroll and consulting, and other expenses, all of which are included in the respective caption on the consolidated statements of income.

F1-49

NOTE 22—SEGMENT REPORTING (Continued):

The Capcos and other segment represents Newtek’s activities in the certified capital company market as described in Note 1, as well as investments not included in the other two segments.

Management has considered the following characteristics when making its determination of its operating and reportable segments:

•	the nature of the products and services,

•	the type or class of customer for their products and services,

•	the methods used to distribute their products or provide their services, and the nature of the regulatory environment, for example, banking, insurance, or public utilities.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

	For the year ended December 31, 2003	For the year ended December 31, 2002	For the year ended December 31, 2001
Revenue
SBA Lending	$7,390,079	$—	$—
Electronic payment processing	6,297,246	1,584,476	121,418
Capco & other	46,805,475	33,115,151	23,783,768

Total	$60,492,800	$34,669,627	$23,905,186

Income (loss) before provision for income taxes and extraordinary items
SBA Lending	$751,287	$—	$—
Electronic payment processing	(920,469)	(1,258,665)	(75,990)
Capco & other	16,640,879	8,441,317	1,540,166

Total	$16,471,697	$7,182,652	$1,464,176

Depreciation and Amortization
SBA Lending	$50,740	$—	$—
Electronic payment processing	312,836	58,299	13,579
Capco & other	140,599	89,382	60,475

Total	$504,175	$147,681	$74,054

F1-50

NOTE 22—SEGMENT REPORTING (Continued):

INTERCOMPANY Revenue eliminated above

SBA Lending	$—	$—	$—
Electronic payment processing	485,633	86,092	2,394
Capco & other	1,551,503	1,157,655	301,888

Total	$2,037,136	$1,243,747	$304,282

INTERCOMPANY Expenses eliminated above

SBA Lending	$256,320	$—	$—
Electronic payment processing	950,874	495,159	264,127
Capco & other	709,459	748,588	40,155

Total	$1,916,653	$1,243,747	$304,282

	At December 31, 2003	At December 31, 2002	At December 31, 2001
Identifiable Assets
SBA Lending	$64,738,750	$—	$—
Electronic payment processing	7,308,940	5,119,864	6,580,342
Capco & other	120,136,319	163,934,874	76,782,460

Total	$192,184,009	$169,054,738	$83,362,802

NOTE 23— MINORITY INTEREST:

In January 2003 SBA, Inc., a majority owned subsidiary of the Company, issued preferred stock to Credit Suisse First Boston Management Corporation for cash proceeds of $2,000,000. Newtek has accounted for this issuance of preferred stock of a subsidiary as an increase to its minority interest liability in the accompanying condensed consolidated balance sheet at December 31, 2003.

NOTE 24—SUBSEQUENT EVENTS:

During the first quarter of 2004, the Company sold in a private placement 143,328 shares of stock, for net proceeds of approximately $742,400. Since January 2004, proceeds from options exercised totaled approximately $323,600 for 95,857 shares.

In January 2004, Newtek raised $11,111,111 of certified capital for a new Capco, Wilshire Alabama Partners, LLC.

F1-51

NOTE 25—QUARTERLY INFORMATION (UNAUDITED):

	Three Months Ended
2003	3/31	6/30	9/30	12/31	Full Year
Total Revenue	$12,919,444	$14,720,148	$26,428,634	$6,424,574	$60,492,800
Income (loss) before provision for income taxes and extraordinary items	$2,741,962	$4,435,829	$15,531,626	$(6,237,720)	$16,471,697
Income (Loss) Before Extraordinary Gains	$1,672,597	$2,705,955	$9,474,292	$(4,470,786)	$9,382,058
Net Income	$1,859,326	$2,705,955	$9,474,292	$(4,470,786)	$9,568,787
EPS—Basic	$0.07	$0.11	$0.37	$(.17)	$0.37
EPS—Diluted	$0.07	$0.10	$0.36	$(.17)	$0.37

	Three Months Ended
2002	3/31	6/30	9/30	12/31	Full Year
Total Revenue	$6,071,701	$5,350,857	$16,903,531	$6,343,538	$34,669,627
Income (loss) before provision for income taxes and extraordinary items	$(257,427)	$(879,736)	$8,795,224	$(475,409)	$7,182,652
Income (Loss) Before Extraordinary Gains	$(159,605)	$(545,436)	$5,453,038	$(222,755)	$4,525,242
Net Income	$105,979	$(545,436)	$5,453,038	$3,154,670	$8,168,251
EPS—Basic	$.00	$(.02)	$.22	$.14	$.34
EPS—Diluted	$.00	(.02)	.22	.14	.34

	Three Months Ended
2001	3/31	6/30	9/30	12/31	Full Year
Total Revenue	$6,721,551	$9,276,593	$6,317,486	$1,589,556	$23,905,186
Income (loss) before provision for income taxes and extraordinary items	$1,255,079	$2,672,845	$613,956	$(3,077,704)	$1,464,176
Income (Loss) Before Extraordinary Gains	$760,471	$1,224,424	$460,591	$(1,515,926)	$929,560
Net Income	$760,471	$1,224,424	$460,591	$(1,515,926)	$929,560
EPS—Basic	$0.04	$0.06	$0.02	$(.08)	$0.04
EPS—Diluted	$0.04	$0.06	$0.02	$(.08)	$0.04

F1-52

NEWTEK BUSINESS SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$42,564,071	$33,444,611
Restricted cash	2,680,680	2,107,471
Credits in lieu of cash	68,497,004	71,294,083
SBA loans receivable, net of reserve for loan losses	52,473,931	52,050,725
Accounts receivable (net of allowance of $38,523 and $96,480, respectively)	673,010	469,768
Receivable from bank	2,841,915	2,670,353
SBA loans held for sale	2,282,374	3,619,582
Accrued interest receivable	287,229	281,072
Investments in qualified businesses – equity method investments	300,000	300,000
Investments in qualified businesses – held to maturity investments	1,284,057	1,420,179
Structured insurance product	3,095,057	3,054,705
Prepaid insurance	14,655,535	13,282,630
Prepaid expenses and other assets	2,388,590	1,907,132
Capitalized servicing asset (net of accumulated amortization of $89,550 and $24,545, respectively)	1,163,436	754,064
Furniture, fixtures and equipment (net of accumulated depreciation of $464,875 and $390,011, respectively)	812,333	670,715
Customer merchant accounts (net of accumulated amortization of $419,832 and $269,380, respectively)	2,889,295	3,024,298
Goodwill	1,832,621	1,832,621

Total assets	$200,721,138	$192,184,009

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$5,932,724	$6,095,440
Notes payable – certified investors	3,826,421	3,829,973
Notes payable – insurance	6,336,421	4,115,136
Notes payable – other	880,000	1,000,000
Bank notes payable	55,642,027	51,990,047
Note payable in credits in lieu of cash	69,726,477	65,697,050
Deferred tax liability	9,631,616	10,815,790

Total liabilities	151,975,686	143,543,436

Minority interest	8,092,837	8,393,151

Commitments and contingencies
Shareholders’ equity:
Common stock (par value $0.02 per share; authorized 39,000,000 shares, issued and outstanding 26,651,976 and 26,209,211, not including 582,980 shares held in escrow)	533,040	524,184
Additional paid-in capital	28,449,520	26,588,400
Unearned compensation	(1,867,315)	(2,106,588)
Retained earnings	13,537,370	15,241,426

Total shareholders’ equity	40,652,615	40,247,422

Total liabilities and shareholders’ equity	$200,721,138	$192,184,009

See accompanying notes to these unaudited consolidated financial statements.

F2- 1

NEWTEK BUSINESS SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004, AND 2003

	2004	2003
Revenue:
Income from tax credits	$2,023,525	$10,388,583
Electronic payment processing	3,232,504	847,804
Servicing fee and premium income	1,112,367	368,447
Interest and dividend income	1,028,948	1,059,169
Other income	473,149	255,441

Total revenue	7,870,493	12,919,444

Expenses:
Interest	3,764,774	3,717,852
Payroll and consulting fees	2,185,449	1,664,064
Electronic payment processing costs	2,100,986	1,119,942
Professional fees	994,609	915,767
Insurance	714,962	573,293
Other than temporary decline in value of investments	—	1,713,414
Equity in net losses of affiliates	—	54,974
Provision for loan losses	104,681	—
Other	1,193,576	706,513

Total expenses	11,059,037	10,465,819

(Loss) income before minority interest, provision for income taxes and extraordinary items	(3,188,544)	2,453,625
Minority interest in income	300,314	288,337

(Loss) income before provision for income taxes and extraordinary items	(2,888,230)	2,741,962
Benefit (provision) for income taxes	1,184,174	(1,069,365)

(Loss) income before extraordinary items	(1,704,056)	1,672,597
Extraordinary gain on acquisition of a business	—	186,729

Net (loss) income	$(1,704,056)	$1,859,326

Weighted average common shares outstanding
Basic	26,471,248	25,409,868
Diluted	26,471,248	25,661,450
Net (loss) income per share
Basic	$(.06)	$.07
Diluted	$(.06)	$.07
(Loss) income per share before extraordinary items
Basic	$(.06)	$.07
Diluted	$(.06)	$.07

See accompanying notes to these unaudited consolidated financial statements.

F2- 2

NEWTEK BUSINESS SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

	2004	2003
Cash flows from operating activities:
Net (loss) income	$(1,704,056)	1,859,326
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Other than temporary decline in value of investments, net of recoveries	—	1,713,414
Equity in losses of affiliates	—	54,974
Extraordinary gain on acquisition of business	—	(186,729)
Income from tax credits	(2,023,525)	(10,388,583)
Deferred income taxes	(1,184,174)	1,069,365
Depreciation and amortization	290,321	45,027
Provision for loan losses	104,681	—
SBA loans originated for sale	(8,111,992)	—
Proceeds from sale of SBA loans	9,449,200	—
Accretion of interest income	(43,904)	(43,904)
Accretion of interest expense	3,021,416	3,091,022
Non-cash compensation	261,588	104,925
Minority interest	(300,314)	(288,338)
Changes in assets and liabilities, net of the effect of business acquisitions:
Prepaid insurance	(122,312)	463,323
Discount on loan originations, net	256,269	—
Prepaid expenses, accounts receivable and other assets	(1,336,796)	45,447
Accounts payable and accrued expenses	(162,715)	128,763

Net cash used in operating activities	(1,606,313)	(2,331,968)

Cash flows from investing activities:
Investments in qualified businesses (consolidated entities)	(282,352)	(3,200,000)
Return of investments – held to maturity	136,122	58,052
Return of investments – consolidated entities	1,614,806	1,518,483
Consolidation of majority owned entities	(1,332,454)	1,408,890
Purchase of furniture, fixtures and equipment	(216,482)	(12,478)
SBA Loans originated for investment	(3,138,056)	—
Payments received on SBA loans	2,353,900	2,307,414
Other investments	(15,449)	—

Net cash (used in) provided by investing activities	(879,965)	2,080,361

See accompanying notes to these unaudited consolidated financial statements.

F2- 3

NEWTEK BUSINESS SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (CONTINUED)

Cash flows from financing activities:
Proceeds from issuance of notes payable to certified investors	$10,925,483	$—
Cash paid for Coverage A	(3,347,461)	—
Principal payments of note payable-insurance	(778,716)	—
Repayments of note payable – bank and other	(120,000)	(1,016,847)
Proceeds from sale of preferred stock of subsidiary	—	2,000,000
Change in restricted cash	(573,209)	—
Proceeds from SBA bank notes payable	3,651,980	—
Net proceeds from exercise of stock options	546,069
Net proceeds from issuance of common stock	1,301,592	766,399

Net cash provided by financing activities	11,605,738	1,749,552

Net increase in cash and cash equivalents	9,119,460	1,497,945
Cash and cash equivalents – beginning of period	33,444,611	41,171,358

Cash and cash equivalents – end of period	$42,564,071	$42,669,303

Supplemental disclosure of cash flow activities:
Reduction of credits in lieu of cash and notes payable in credits in lieu of cash balances due to delivery of tax credits to Certified Investors	$4,820,604	$3,908,666

Issuance of notes in partial payment for insurance	$3,000,000	$—

Issuance of warrant in connection with purchase of Coverage A Insurance	$250,000	$—

F2- 4

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation and description of business

The consolidated financial statements of Newtek Business Services, Inc. and Subsidiaries (the “Company” or “Newtek”) included herein have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and include all majority owned subsidiaries or those which Newtek is considered to be the primary beneficiary of (as defined under FASB Interpretation No. FIN 46 (“FIN 46”). All intercompany balances and transactions have been eliminated in consolidation. The financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Form 10-K for the fiscal year ended December 31, 2003, as amended.

The unaudited consolidated financial statements of Newtek, reflect, in the opinion of management, all adjustments necessary to present fairly the financial position of Newtek at March 31, 2004, the results of operations and its cash flows for the three months ended March 31, 2004. Results of operations for the interim periods may not be representative of results to be expected for a full year. All adjustments are of a normal recurring nature.

Newtek Business Services, Inc., is engaged in the business of providing financial products and business services to small and medium-sized businesses through ownership and/or operation of specific primary lines of business as well as organizing certified capital companies (“capcos”) and investing funds made available under the capco programs in small businesses.

The following is a summary of each Capco or Capco fund, state of certification and date of certification:

Capco	State of Certification	Date of Certification
WA	New York	May 1998
WP	Florida	December 1998
WI	Wisconsin	October 1999
WLA	Louisiana	October 1999
WA II	New York	April 2000
WNY III	New York	December 2000
WC	Colorado	October 2001
WAP	Alabama	February 2004

The State of Louisiana has four “capco funds” which are all a part of and consolidated with the WLA Capco (the first fund). The second, Wilshire Louisiana Partners II, LLC (WLPII), and the third, Wilshire Louisiana Partners III, LLC (WLPIII), were formed in October 2001, and October 2002, respectively. The fourth, Wilshire Louisiana Partners IV, LLC (WLPIV) was formed in October 2003. In general, the Capcos issue debt and equity instruments, generally warrants or shares of common stock (“Certified Capital”), to insurance company investors (“Certified Investors”). The Capcos then make targeted investments (“Investments in Qualified Businesses”, as defined under the respective state statutes, or, “Qualified Businesses”), with the Certified Capital raised. Such investments may be accounted for as either consolidated subsidiaries, under the equity method or cost method of

F2- 5

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

accounting, depending upon the nature of the investment and the Company’s and/or the Capco’s ability to control or otherwise exercise significant influence over the investee. Participation in each Capco program legally entitles the Capco to receive (or earn) tax credits from the state upon satisfying quantified, defined investment percentage thresholds and time requirements. In order for the Capcos to maintain their state-issued certifications, the Capcos must make Investments in Qualified Businesses in accordance with these requirements. These state requirements are mirrored in the limitations agreed to by each Capco in its written agreements with its Certified Investors and limit the activities of the Capcos to conducting the business of a capco. Each Capco also has separate, legal contractual arrangements with the Certified Investors obligating the Capco to refrain from unauthorized activities, to use the proceeds from the notes only for Capco-authorized (i.e., “qualified”) investments, to limit fees for professional services related to making, buying or selling investments to $200,000 per Capco annually; and to pay interest on the aforementioned debt instruments whether or not it meets the statutory requirements for Investments in Qualified Businesses.

The Capco can satisfy this interest payment, at the Capco’s discretion, by delivering tax credits in lieu of paying cash. The Capcos legally have the right to deliver the tax credits to the Certified Investors. The Certified Investors legally have the right to receive and use the tax credits and would, in turn, use these tax credits to reduce their respective state tax liabilities in an amount usually equal to 100% (WLA, WLPII, and WLPIII -110%) of their certified investment. The tax credits can be utilized over a ten-year period at a rate of 10% (WLA, WLPII, and WLPIII—11%) per year and in some instances are transferable and can be carried forward.

During February 2004, Newtek closed on its twelfth capco, Wilshire Alabama Partners LLC, for total certified capital of $11,111,111.

Cash and cash equivalents

In the Company’s Statement of Cash Flows, cash invested in consolidated entities is presented as a cash outflow, and cash in those entities is presented as an inflow, “Consolidation of majority owned entities.”

The Company recognizes income from tax credits as its capcos make qualified investments and satisfy statutory investment percentage thresholds within specified time requirements. Newtek believes that the presentation in the statement of cash flows of gross investments made is appropriate since it provides disclosure of the aggregate amount of investment activity during the reporting period, thus providing the information relative to achieving the Company’s investment thresholds and the corresponding recognition of income from tax credits.

Stock - Based Compensation

The Company has elected to continue using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for employee stock options. With regard to stock options, no stock-based employee compensation cost is reflected in net (loss) income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock at the date of grant. Compensation expense on restricted shares granted to employees is measured at the fair market value on the date of grant and recognized in the consolidated statements of operations on a pro-rata basis over the service period which approximates the vesting period.

F2- 6

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued):

The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in SFAS 148 “Accounting for Stock-based Compensation-Transition and Disclosure- an amendment of SFAS 123” had been used in accounting for employee stock options.

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
As reported
Net (loss) income	$(1,704,056)	$1,859,326
Add: Total stock based employee compensation expense recognized, net of related tax effects	143,101	—

Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(208,262)	(212,988)

Pro forma net (loss) income	$(1,769,217)	$1,646,338

Earnings per share:
Basic – as reported	$(0.06)	$.07

Basic – pro forma	$(0.07)	$.06

Diluted – as reported	$(0.06)	$.07

Diluted – pro forma	$(0.07)	$.06

F2- 7

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued):

For the three months ended March 31, 2004 and 2003, the weighted average fair value of each option granted is estimated on the date of grant using the Black Scholes model with the following assumptions: expected volatility ranging from 59-85%, risk-free interest rate ranging from 1.61% to 6.15%, respectively, expected dividends of $0 and expected terms ranging from 1-6 years.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. The most significant estimates are with respect to valuation of investments in qualified businesses, goodwill impairment valuation and loans receivable. Actual results could differ from those estimates.

New Accounting Pronouncements

In March 2004, the Emerging Issues Task Force (“EITF” or the “Task Force”) reached a final consensus on Issue 03-6 “Participating Securities and the Two- Class Method under FASB Statement No. 128, Earnings per Share” which addresses a number of questions regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating EPS. It clarifies what constitutes a participating security and how to apply the two-class method of computing EPS once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. The Company does not anticipate that adoptions of this standard will have a significant impact on the Company’s financial position, results of operations or cash flows.

In March 2004, the EITF reached consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” regarding disclosures about unrealized losses on available-for-sale debt and equity securities accounted for under FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations”. The guidance for evaluating whether an investment is other-than-temporarily impaired should be applied in such evaluations made in reporting periods beginning after June 15, 2004. The disclosures are effective in annual financial statements for fiscal years ending after December 15, 2003, for investments accounted for under Statements 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective in annual financial statements for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004. We do not expect that the implementation of EITF 03-1 will have a material effect on our financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation.

NOTE 2 – COMMON STOCK:

In the first quarter of 2004, Newtek sold 201,273 shares of common stock in private transactions, with proceeds totaling approximately $942,000. During the same period there were

F2- 8

NOTE 2 – COMMON STOCK (continued):

153,992 stock options exercised, with proceeds totaling approximately $547,000. In connection with the funding of the Wilshire Alabama capco, 85,500 shares of stock were issued for approximately $359,000. In addition, 2,000 shares of common stock were issued in consideration for consulting services rendered, valued at approximately $14,000.

NOTE 3 - INVESTMENTS IN QUALIFIED BUSINESSES:

The following table is a summary of investments as of March 31, 2004, shown separately between their debt and equity components, and all terms of each are summarized. There are no expiration dates on any of the financial instruments, unless disclosed.

The various interests that the Company acquires in its qualified investments are accounted for under three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company’s voting interest, or the economics of the transaction if the investee is determined to be a variable interest entity.

DEBT INVESTMENTS

Investee	Direct Creations, LLC	Autotask Group	Louisiana BIDCO Loans
Investment Date (s)	Sept -01, Nov-01	Oct-02	Various
Maturity Date (s)	June-04	Sept-3	Various

Interest Rate	LIBOR	7.75%	Prime +1%	Total
Principal outstanding at December 31, 2003	$269,387	$300,000	$850,792	$1,420,179
Return of principal – 2004	(62,495)	—	(73,627)	(136,122)

Principal outstanding at March 31, 2004	$206,892	$300,000	$777,165	$1,284,057

EQUITY INVESTMENTS

Investee	Buy Seasons, Inc.	Distribution Video and Audio Corp.
Investment Date(s)	June-01	June-00
Type of Investment	Common Stock	Common Stock

Ownership Interest as of December 31, 2002	<20.00%	<20.00%	Total
Total equity investments at December 31, 2003	$100,000	$200,000	$300,000
Return of Capital	—	—	—
Equity in income (losses) 2004	—	—	—
Total Equity investments at March 31, 2004	$100,000	$200,000	$300,000

F2- 9

NOTE 3 - INVESTMENTS IN QUALIFIED BUSINESSES (Continued):

The Company has not guaranteed any obligation of these investees, and the Company is not otherwise committed to provide further financial support for the investees. However, from time-to-time, the Company may decide to provide such additional financial support which, as of March 31, 2004 was assessed at zero. Should the Company determine that an impairment exists upon its periodic review, and it is deemed to be other than temporary, the Company will write down the recorded value of the asset to its estimated fair value and record a corresponding charge in the Company’s Consolidated Statement of Income.

All companies in which the Company has made equity investments provide the Company with unaudited financial statements. For each equity method investment, Newtek management reviews the facts and circumstances that are apparent to ascertain if an adjustment is necessary to the books of the investee to make its financial statements materially correct.

NOTE 4 - LOANS RECEIVABLE (NON-CAPCO):

Loans receivable are generated by Newtek Small Business Finance (“NSBF”) and are primarily related to entities in the Northeast region of the United States with concentrations in the restaurant and hotel and motel industries.

The unpaid principal amount of loans serviced for others of approximately $127,768,000 and $123,832,000 at March 31, 2004 and December 31, 2003, respectively, is not included on the accompanying consolidated balance sheets.

Below is a summary of the activity of the SBA loan receivable account, net of SBA loan loss reserves for the three months ended March 31, 2004:

Balance at December 31, 2003	$52,050,725
SBA Loans originated for investment	3,138,056
Payments received in 2004	(2,353,900)
Provision for SBA loan losses	(104,681)
Discount on loan originations, net	(256,269)

Balance at March 31, 2004	$52,473,931

Below is a summary of the activity of the reserve for loan losses account for the three months ended March 31, 2004:

Balance at December 31, 2003	$1,613,613
SBA Loan loss provision charged in 2004	104,681
Recoveries	16,438
Charge-offs	—

Balance at March 31, 2004	$1,734,732

F2- 10

NOTE 4 - LOANS RECEIVABLE (NON-CAPCO) (Continued):

Below is a summary of the SBA loans held for sale as of March 31, 2004:

Balance at December 31, 2003	$3,619,582
Loan originations for sale	8,111,992
Loans sold	(9,449,200)

Balance at March 31, 2004	$2,282,374

Below is a summary of the SBA capitalized servicing assets as of March 31, 2004:

Balance at December 31, 2003	$754,064
Additions	474,377
Amortization	(65,005)

Balance at March 31, 2004	$1,163,436

As of March 31, 2004 and December 31, 2003, SBA loans that were on a non-accrual basis amounted to approximately $3,181,000 and $3,201,000, respectively. As of March 31, 2004 and December 31, 2003, SBA loans due after one year that have adjustable interest rates amount to approximately $54,293,000 and $51,321,000, respectively.

The Company originates loans to small businesses under the SBA program that provides a guaranty from 50% to 85% on the total amount of the loan. Although the legislation under which the SBA guaranty program operates has a maximum loan amount of $2 million, the Agency administratively placed a temporary loan maximum of $750,000 due to the lack of congressional budget approval that was subsequently removed after March 31, 2004. The Company typically sells the guaranteed portion of each loan to a third party and retains the unguaranteed principal portion in its portfolio. Loan losses are shared pro rata between the guaranteed and unguaranteed portions.

The following is a summary of SBA loans receivable at:

	March 31, 2004	December 31, 2003
Due in one year or less	$163,342	$168,292
Due between one and five years	2,538,331	2,619,618
Due after five years	52,179,481	51,292,650

Total	54,881,154	54,080,560
Less: Allowance	(1,734,732)	(1,613,613)
Less: Discount on loan originations, net	(672,491)	(416,222)

Net Balance	$52,473,931	$52,050,725

F2- 11

NOTE 5 – EARNINGS PER SHARE:

Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. The dilutive effect of common stock equivalents is included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive.

The calculations of Net (Loss) Income Per Share were:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Numerator:
Numerator for basic and diluted EPS - income available to common stock holders	$(1,704,056)	$1,859,326
Numerator for basic and diluted EPS - extraordinary item	—	186,729

Numerator for basic and diluted EPS - income before extraordinary item	$(1,704,056)	$1,672,597

Denominator:
Denominator for basic EPS- weighted average shares	26,471,248	25,409,868
Effect of dilutive securities (stock options and restricted stock units)	—	251,582

Denominator for diluted EPS - weighted average shares	26,471,248	25,661,450

Net EPS: Basic	$(0.06)	$.07
Net EPS: Diluted	$(0.06)	$.07
Net EPS: Basic before extraordinary gain	$(0.06)	$.07
Net EPS: Diluted before extraordinary gain	$(0.06)	$.07

F2- 12

NOTE 6 – SEGMENT REPORTING:

Newtek’s reportable segments are as follows: SBA lending, electronic payment processing and Capcos and other.

Operating segments are organized internally primarily by the type of services provided, and in accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” the Company has aggregated similar operating segments into three reportable segments, SBA lending, electronic payment processing and Capcos and other.

The SBA lending segment is NSBF, a licensed, Small Business Administration (SBA) lender that originates, sells and services loans to qualifying small businesses, which are partially guaranteed by the SBA.

As an SBA lender, NSBF generates revenues from sales of loans, servicing income for those loans retained to service by NSBF (included in servicing fee and premium income on the consolidated statements of operations) and interest income earned on available cash balances and the loans themselves. The lender also generates expenses such as interest, professional fees, payroll and consulting, and provision for loan losses, all of which are included in the respective caption on the consolidated statements of operations. NSBF also has expenses such as loan recovery expenses, loan processing costs, depreciation and amortization, and other expenses that are all included in the other expense caption on the consolidated statements of operations.

The electronic payment processing segment is a processor of credit card transactions, as well as a marketer of credit card and check approval services to the small business market. Revenue generated from electronic payment processing is included on the consolidated statements of operations as a separate line item. Expenses include direct costs (included in a separate line captioned electronic payment processing costs), professional fees, payroll and consulting, and other expenses, all of which are included in the respective caption on the consolidated statements of operations.

The Capcos and other segment represents Newtek’s activities in the certified capital company market as described in Note 1, as well as investments not included in the other two segments.

Management has considered the following characteristics when making its determination of its operating and reportable segments:

•	the nature of the products and services,

•	the type or class of customer for their products and services,

•	the methods used to distribute their products or provide their services, and

•	the nature of the regulatory environment.

F2- 13

NOTE 6 – SEGMENT REPORTING (Continued):

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
Revenue
SBA lending	$2,140,053	$1,322,061
Electronic payment processing	3,232,504	847,804
Capco and other	2,497,936	10,749,579

Total	$7,870,493	$12,919,444

(Loss) income before provision for income taxes and extraordinary items
SBA lending	$288,761	$(292,832)
Electronic payment processing	10,573	(375,091)
Capco and other	(3,187,564)	3,409,885

Total	$(2,888,230)	$2,741,962

Depreciation and amortization
SBA lending	$79,204	$—
Electronic payment processing	168,604	16,674
Capco and other	42,513	28,353

Total	$290,321	$45,027

Intercompany Revenue eliminated above SBA lending	$—	$—
Electronic payment processing	214,932	92,644
Capco and other	416,532	376,956

Total	$631,464	$469,600

Intercompany Expenses eliminated above SBA lending	$158,113	$—
Electronic payment processing	320,656	215,566
Capco and other	152,695	254,034

Total	$631,464	$469,600

	At March 31, 2004	At December 31, 2003
Identifiable Assets
SBA lending	$68,293,531	$64,738,750
Electronic payment processing	7,213,673	7,308,940
Capco and other	125,213,934	120,136,319

Total	$200,721,138	$192,184,009

F2- 14

NOTE 7 – SUBSEQUENT EVENT:

On April 28th 2004, Newtek signed an agreement to acquire CrystalTech Web Hosting, Inc, one of the largest Microsoft Windows-only hosting companies in the world, with 26,000 customers, 80 percent of which are small to medium-sized businesses, and an impressive growth of approximately 1,100 new hosting accounts per month. The agreement with CrystalTech is subject to a number of conditions, primarily financing. This acquisition greatly enhances the ability of Newtek to cross-market its menu of business and financial services to a large pre-existing customer base.

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F2- 15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION:

Critical Accounting Policies and Estimates

The Company’s significant accounting policies are described in note 1 of the Notes to Consolidated Financial Statements included in its Form 10-K for the fiscal year ended December 31, 2003. A discussion of the Company’s critical accounting policies, and the related estimates, are included in Management’s Discussion and Analysis of Results of Operations and Financial Position in its Form 10-K for the fiscal year ended December 31, 2003. There have been no significant changes in the Company’s existing accounting policies or estimates since its fiscal year ended December 31, 2003.

Comparison of the three months ended March 31, 2004 and March 31, 2003

Revenues decreased by approximately $5,049,000 to $7,870,000 for the three months ended March 31, 2004, from $12,919,000 for the three months ended March 31, 2003. Income from tax credits decreased by approximately $8,365,000 from $10,389,000 for the three months ended March 31, 2003, to $2,024,000 for the three months ended March 31, 2004, due to Newtek’s capcos achieving less investment thresholds mandated by the various state capco statutes in 2004 compared to 2003. Electronic payment processing revenue increased by approximately $2,385,000 to $3,233,000 for the three months ended March 31, 2004, from $848,000 for the three months ended March 31, 2003, due to the Company’s increase in electronic payment processing customers, as well as the company’s acquisition of Automated Merchant Services in August, 2003.

Servicing fee and premium income increased by approximately $744,000 to $1,112,000 for the three months ended March 31, 2004 from $368,000 for the three months ended March 31, 2003 due to the fact that NSBF, the SBA lender, experienced significant growth in the business.

Interest and dividends are generated from SBA lending activities, excess cash balances that are invested in low risk, highly liquid securities (money market accounts, federal government backed mutual funds, etc.), non-cash accretions of structured insurance product and on held to maturity investments. The following table details the changes in these different forms of interest and dividend income:

	2004	2003	Change
SBA lending activities	$925,003	$915,176	$9,827
Non-cash accretions	43,904	43,904	—
Qualified investments	20,829	22,975	(2,146)
Low-risk highly liquid securities	39,212	77,114	(37,902)

	$1,028,948	$1,059,169	$(30,221)

The decrease in interest income generated on qualified investments and low-risk highly liquid securities is attributable to a decline in the average outstanding balances of held to maturity investments and reduced short term interest rates on interest bearing cash accounts.

Other income increased by approximately $218,000 to $473,000 for the three months ended March 31, 2004 from $255,000 for the three months ended March 31, 2003. Other than electronic payment processing and NSBF, this increase is due to the increased number of consolidating operating entities in the three months ended March 31, 2004 as compared to the same period in 2003 coupled with the increase in revenues from existing consolidated operating entities, as they continue to transition from start up operations.

F2- 16

Changes in interest expense are summarized as follows:

	2004	2003	Change
Capco interest expense	$3,021,416	$3,001,543	$19,873
NSBF (SBA Lender) Interest Expense	501,873	504,586	(2,713)
Other interest	241,485	211,723	29,762

	$3,764,774	$3,717,852	$46,922

The approximately $20,000 increase in Capco interest expense in the three months ended 2004 was attributable to the new borrowings associated with the new capco, Wilshire Alabama, funded in February 2004, as well as Wilshire Louisiana Partners IV, funded in October 2003. The approximately $30,000 increase in other interest expense was attributable to the fact that there were additional debt instruments associated with the financing of insurance coverage purchased for the Wilshire Alabama Partners capco during the first quarter of 2004 and the acquisition of Automated Merchant Services during the third quarter of 2003.

Payroll and consulting fees increased by approximately $521,000 to $2,185,000 for the three months ended March 31, 2004 from $1,664,000 for the three months ended March 31, 2003. The increase was primarily due to the increased number of operating entities consolidated into Newtek in the three months ended March 31, 2004 versus the same period in 2003. Electronic payment processing direct costs increased by approximately $981,000 to $2,101,000 for the three months ended March 31, 2004 from $1,120,000 for the three months ended March 31, 2003, due to the significant increase in the number of electronic payment processing customers as well as the acquisition of Automated Merchant Services in August 2003.

Professional fees increased by approximately $79,000 to $995,000 for the three months ended March 31, 2004 from $916,000 for the three months ended March 31, 2003. This increase is primarily due to the increased legal and accounting services provided due to the significant growth in the company in the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. Insurance expense increased by approximately $142,000 to $715,000 for the three months ended March 31, 2004 from $573,000 for the three months ended March 31, 2003. This increase is due to the additional insurance relating to the new capco funded in 2004, Wilshire Alabama Partners, and the new capco funded in October 2003, Wilshire Louisiana Partners IV.

Provision for loan losses increased to approximately $105,000 for the three months ended March 31, 2004 from zero for the three months ended March 31, 2003. This is due to the fact that NSBF was acquired on December 31, 2002 and there were no new loans during the comparable three months ended March 31, 2003.

Other expenses increased by approximately $487,000 to $1,194,000 for the three months ended March 31, 2004 from $707,000 for the three months ended March 31, 2003. The increase was due primarily to expenses incurred by consolidated operating entities other than electronic payment processing as described above. Specifically, the amortization of customer merchant accounts which were acquired in August 2003 contributed approximately $132,000 to the increase in other expenses in the three months ended 2004 compared to zero in the same period in 2003.

Other than temporary decline in value of investments decreased by approximately $1,713,000 to zero for the three months ended March 31, 2004 from $1,713,000 for the three months ended March 31, 2003, due to the Company’s determination that there were no other than temporary declines in the value of investments for the period ended March 31, 2004. During the period ended March 31, 2003,

F2- 17

the Company determined that there was an approximately $943,000 other than temporary decline in the value of its investments for Merchant Data Systems, Inc., $500,000 for 1-800 Gift Certificate and an approximately $270,000 other than temporary decline in the value of its investments for Direct Creations, LLC.

For the three months ended March 31, 2004, equity in net losses of affiliates decreased by approximately $55,000 to $0. This decrease is due to the fact that the investments accounted for under the equity method were written down to $0 as of December 31, 2003.

The Company’s results of operations declined by approximately $3,563,000 from net income of $1,859,000 for the three months ended March 31, 2003 to a net loss of $1,704,000 for the three months ended March 31, 2004, due to the decreases in revenue of approximately $5,049,000 and the increases in overall expenses of approximately $593,000 discussed above., offset by the decrease in the taxes of approximately $2,254,000, and the decrease in extraordinary gains of approximately $187,000.

Consolidated Operating Entities

At March 31, 2004, Newtek had nineteen majority-owned consolidated operating entities, most of which were as a result of investments through the capco programs. For the three months ended March 31, 2004, these companies represented approximately $215,000 in losses that are consolidated in Newtek’s results (net of inter-company eliminations of $631,000 in revenues and $631,000 in expenses). For the three months ended March 31, 2004, revenues from consolidating operating entities, net of inter-company eliminations, amounted to $5,723,000 and were generated from the following sources: SBA lending ($2,140,000) electronic payment processing ($3,233,000), outsourced financial information systems ($97,000), and other ($253,000). For the three months ended March 31, 2004, expenses incurred by consolidating operating companies, net of inter-company eliminations, amounted to $5,938,000 and were incurred by the following sources: SBA lending ($1,851,000) electronic payment processing ($3,224,000), outsourced financial information systems ($156,000), and other ($707,000).

At March 31, 2003, Newtek had fourteen majority-owned consolidated operating entities, most of which were as a result of investments through the capco programs. For the three months ended March 31, 2003, these companies represented approximately $1,036,000 in losses that are consolidated in Newtek’s results (net of inter-company eliminations of $470,000 in revenues and $470,000 in expenses). For the three months ended March 31, 2003, revenues from consolidating operating entities, net of inter-company eliminations, amounted to $2,352,000 and were generated from the following sources: SBA lending ($1,322,000) electronic payment processing ($848,000), outsourced financial information systems ($53,000), and other ($129,000). For the three months ended March 31, 2003, expenses incurred by consolidating operating companies, net of inter-company eliminations, amounted to $3,388,000 and were incurred by the following sources: SBA lending ($1,615,000) electronic payment processing ($1,095,000), outsourced financial information systems ($180,000), and other ($498,000).

Liquidity and Capital Resources

Newtek has funded its operations primarily through the issuance of notes to insurance companies through the capco programs. Through March 31, 2004, Newtek has received approximately $184,637,000 in proceeds from the issuance of long-term debt, Capco warrants, and Newtek common stock through the capco programs. Newtek’s principal capital requirements have been to fund the purchase of Coverage A insurance related to the notes issued to the insurance companies (approximately $102,381,000), the acquisition of Coverage B capco insurance policies ($21,255,000),

F2- 18

the acquisition of consolidated operating entity’s interests, identifying other capco-qualified investments, and working capital needs resulting from operating and business development activities of its consolidated operating entities.

Net cash used in operating activities for the three months ended March 31, 2004 of approximately $1,606,000 resulted primarily from a net loss of $1,704,000 adjusted for the non-cash interest expense of approximately $3,021,000, proceeds from sale of SBA loans held for sale of approximately $9,449,000, and other non cash charges for stock compensation, depreciation and amortization, and provision for loan losses totaling approximately $657,000. It was also affected by the approximately $1,184,000 of a deferred tax benefit, $256,000 of discount on loan originations, approximately $300,000 of minority interest, approximately $2,024,000 in non-cash income from tax credits, and approximately $8,112,000 in SBA loans originated for sale. In addition, Newtek had a net decrease in components of prepaid insurance, prepaid expenses, accounts receivable and other assets, and accounts payable and accruals of approximately $1,622,000.

Net cash used in operating activities for the three months ended March 31, 2003 of approximately $2,332,000 resulted primarily from net income of approximately $1,859,000, increased by the non-cash interest expense of approximately $3,091,000. It was also affected by the approximately $1,713,000 in other than temporary decline in value of investments, approximately $288,000 in minority interest, the approximately $10,389,000 in income from tax credits, and the deferred income tax provision of $1,069,000. In addition, the Company had an increase in components of prepaid insurance, prepaid expenses, accounts receivable and other assets, and accounts payable and accruals of approximately $638,000.

Net cash used in investing activities for the three months ended March 31, 2004 of approximately $880,000 resulted primarily from repayments on SBA loans of approximately $2,354,000, and approximately $216,000 of purchase of furniture, fixtures and equipment, offset by approximately $3,138,000 from SBA loans originated for investment, $136,000 from returns of held to maturity investments.

Net cash provided by investing activities for the three months ended March 31, 2003 of approximately $2,080,000 resulted primarily from returns of principal of approximately $1,518,000, offset by approximately $3,200,000 in additional qualified investments made in the period. We also received approximately $2,307,000 in repayments on our loan receivable and we consolidated approximately $1,409,000 of our investments.

Net cash provided by financing activities for the three months ended March 31, 2004 was approximately $11,606,000, primarily attributable to proceeds from the issuance of long term debt of approximately $10,925,000, approximately $1,848,000 from the private placement of common stock and exercise of stock options, and proceeds from SBA bank notes of approximately $3,652,000. This was offset by approximately $3,348,000 in payments for Coverage A insurance, $779,000 in payments on notes payable-insurance, $120,000 in payments of notes payable-other, and a change in restricted cash of approximately $573,000.

Net cash provided by financing activities for the three months ended March 31, 2003 was approximately $1,750,000, primarily attributable to approximately $766,000 from the private placement of common stock, offset by approximately $1,017,000 in payments on loans payable, and $2,000,000 in proceeds from the sale of preferred stock of a consolidated entity.

During the three months ended March 31, 2004 we and our affiliated companies generated cash flow primarily from the following sources:

•	private placement of common stock and exercise of stock options, netting $1,848,000;

•	proceeds from issuance of a long-term debt and warrants of $10,925,000;

F2- 19

•	interest and dividend income of approximately $1,029,000;

•	proceeds from sales of SBA loans of approximately $9,449,000;

•	other income of approximately $473,000, which represents revenue from Newtek’s consolidated operating entities;

•	cash received from repayments of SBA loans receivable of approximately $2,354,000; and

•	proceeds from SBA bank notes payable of approximately $3,652,000.

The cash was primarily used to:

•	originate approximately $11,250,000 in SBA loans held for investment and for sale;

•	repay “note payable-insurance” of approximately $779,000; and

•	purchase of Coverage A insurance of approximately $3,348,000.

During the three months ended March 31, 2003 we generated cash flow primarily from the following sources:

•	private placement of common stock, netting $766,000;

•	interest and dividend income of approximately $1,059,000;

•	proceeds from the sale of subsidiary preferred stock of $2,000,000;

•	other income of approximately $255,000, which represents revenue from consolidated operating entities; and

•	cash received repayments on SBA loans of approximately $2,307,000.

The cash was primarily used to:

•	invest approximately $3,200,000 in small or early stage businesses; and

•	repay a note payable-other of approximately $1,017,000.

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F2- 20

Report of Independent Auditors

To the Shareholder of CrystalTech Web Hosting, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, shareholder’s deficit, and cash flows present fairly, in all material respects, the financial position of CrystalTech Web Hosting, Inc. (the “Company”) at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

March 4, 2004

Phoenix, Arizona

F3-1

CrystalTech Web Hosting, Inc.

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Current assets
Cash and cash equivalents	$729,499	$49,218
Accounts receivable, net of allowance for doubtful accounts of $1,025 and $1,964 at December 31, 2003 and 2002, respectively	101,517	123,722
Other receivables	1,664	93,319
Prepaid expenses and other current assets	6,130	11,361

Total current assets	838,810	277,620
Property and equipment, net	337,165	254,665
Software development costs, net	29,185	28,550
Deposit	12,000	12,000

Total assets	$1,217,160	$572,835

Liabilities and Shareholder’s Deficit
Current liabilities
Accounts payable and accrued liabilities	$84,081	$135,360
Deferred revenues	515,810	405,462
Note payable to former shareholder	125,000	125,000

Total current liabilities	724,891	665,822
Deferred revenues	106,967	70,340
Note payable to former shareholder, less current portion	537,500	662,500

Total liabilities	1,369,358	1,398,662

Commitments and contingencies
Shareholder’s deficit
Common stock, no par value, 10,000 shares authorized; 10,000 shares issued and outstanding	—	—
Additional paid-in capital	—	—
Accumulated deficit	(152,198)	(825,827)

Total shareholder’s deficit	(152,198)	(825,827)

Total liabilities and shareholder’s deficit	$1,217,160	$572,835

The accompanying notes are an integral part of these financial statements

F3-2

CrystalTech Web Hosting, Inc.

Statements of Operations

December 31, 2003 and 2002

	2003	2002
Net revenues	$5,524,165	$3,762,057
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,563,606	1,657,548

Gross margin	3,960,559	2,104,509

Operating expenses
General and administrative	1,230,852	1,582,170
Sales and marketing	72,794	38,457
Depreciation and amortization	357,173	248,335

Total operating expenses	1,660,819	1,868,962

Net income	$2,299,740	$235,547

The accompanying notes are an integral part of these financial statements

F3-3

CrystalTech Web Hosting, Inc.

Statements of Operations

December 31, 2003 and 2002

	Common Stock		Treasury Stock		Additional Paid-in	Accumulated	Total Shareholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2001	5,000	$—	5,000	$(932,500)	$2,000	$58,230	$(872,270)
Net income	—	—	—	—	—	235,547	235,547
Consideration for transfer of ownership interest	5,000	—	(5,000)	932,500	(2,000)	(930,500)	—
Distributions to shareholder	—	—	—		—	(189,104)	(189,104)

Balances at December 31, 2002	10,000	—	—	—	—	(825,827)	(825,827)
Net income	—	—	—	—	—	2,299,740	2,299,740
Distributions to shareholder	—	—	—	—	—	(1,626,111)	(1,626,111)

Balances at December 31, 2003	10,000	$—	—	$—	$—	$(152,198)	$(152,198)

The accompanying notes are an integral part of these financial statements

F3-4

CrystalTech Web Hosting, Inc.

Statements of Cash Flows

Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities
Net income	$2,299,740	$235,547
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	357,173	248,335
Changes in operating assets and liabilities
Accounts receivable, net	22,205	(64,022)
Other current assets	96,886	(55,832)
Accounts payable and accrued liabilities	(51,280)	93,527
Deferred revenue	146,976	179,074

Net cash provided by operating activities	2,871,700	636,629

Cash flows from investing activities
Capitalized software development costs	(43,777)	(42,824)
Purchases of property and equipment	(396,531)	(213,293)

Net cash used in investing activities	(440,308)	(256,117)

Cash flows from financing activities
Payments on note payable to former shareholder	(125,000)	(145,000)
Distributions to shareholder	(1,626,111)	(189,104)

Net cash used in financing activities	(1,751,111)	(334,104)

Net increase in cash and cash equivalents	680,281	46,408
Cash and cash equivalents, beginning of year	49,218	2,810

Cash and cash equivalents, end of year	$729,499	$49,218

Supplemental disclosure of cash flow information
Non-cash transactions
Consideration for transfer of business interest	$—	$932,500

The accompanying notes are an integral part of these financial statements

F3-5

1.	The Company

CrystalTech Web Hosting, Inc. (“the Company”), headquartered in Phoenix Arizona, provides internet web hosting and software services to companies and individuals around the world. The Company was incorporated in the state of Arizona on July 26, 1999.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of funds held in checking and money market accounts.

Accounts Receivable

The Company’s accounts receivable consist of the following:

Credit Card Merchant Processor Remittance Lag Time

There is a lag between receipt of payment from the credit card merchant processor and payment into the Company’s bank account of approximately one to three days. The related receivable balance at December 31, 2003 and 2002 was $0 and $27,464, respectively.

Overages

Certain customers use more services than originally contracted for. These “overages” include bandwidth usage, disk space, mail space, and custom support. The customers are billed in accordance with their agreements for these overages on the following month’s service bill. The related receivable balance at December 31, 2003 and 2002 was $38,327 and $10,956, respectively.

Late Payments or Delinquent Accounts

At the end of each month, there are certain customers who have received service, but have not yet paid their monthly billing. Once a service period has begun, the customer has 30 days to bring their account current. If payment is not made, their service will be turned off. The related receivable balance at December 31, 2003 and 2002 was $64,215 and $87,266, respectively.

F3-6

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the related assets’ estimated useful lives. Estimated useful lives for the Company’s property and equipment are as follows:

Computer servers and related equipment	1.5 years
Office equipment	3 years
Software	3 years
Furniture and fixtures	5 years

The Company purchases various component parts to assemble shared and dedicated servers used in its web hosting business. Once assembled, the cost of the servers is capitalized and depreciated over the estimated useful life of 1.5 years. Because of the relatively short useful lives of these servers, the fact that parts can be and are interchanged among servers, and the frequency in which servers are upgraded, the Company does not distinguish between parts used for repair and maintenance and those used in the assembly of the servers. Accordingly, all parts are capitalized and depreciated over the useful life of the server. All other repairs and maintenance costs are expensed as incurred.

Long-Lived Assets

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate.

If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. To date, no such impairments have been recorded.

Revenue Recognition

The Company’s revenues are primarily derived from monthly recurring service fees for the use of its web hosting and software support services. Customer set-up fees are billed upon service initiation and are recognized as revenue over the estimated customer relationship period of 2.5 years. Set-up fees recognized in 2003 and 2002 totaled $195,853 and $144,683, respectively.

Payment for web hosting and related services is generally received one to twelve months in advance. Such revenues are recognized as services are rendered, provided that evidence of an arrangement exists, the price to the customer is fixed or determinable, no significant Company obligations remain and collection of the related receivable is reasonably assured.

F3-7

Deferred revenues at December 31, 2003 and 2002 consist of the following:

	2003	2002
Service fees received in advance	$327,259	$263,638
Deferred set-up fees	295,518	212,164

Total deferred revenues	$622,777	$475,802

The Company generates a limited amount of revenue from assisting customers in registering their domain names. Due to the volume of customers, the Company is able to obtain domain name registrations for its customers at discounted rates. Customers may elect to use this service for a nominal service fee. Total revenue recognized in 2003 and 2002 related to domain name registration services was $83,424 and $60,730, respectively. As domain name registrations are generally renewed annually, the Company recognizes such revenue during the year that the registrations occur. The related expenses from these services totaled $68,807 and $48,017 for 2003 and 2002, respectively, and have been recorded in cost of revenues.

The majority of customers pay for set-up and services with major credit cards for which the Company receives daily remittances from the credit card processors. A provision for estimated chargebacks from the credit card processors, included in accrued liabilities, is deducted from gross service fees when determining net revenues.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable.

The Company maintains its cash and cash equivalents with major financial institutions and at times, cash balances wit h any one financial institution may exceed Federal Deposit Insurance Corporation insured limits.

For the years ended December 31, 2003 and 2002, no customer accounted for 10% or more of the Company’s revenue. As of December 31, 2003 and 2002, no customer accounted for over 10% of total accounts receivable.

Cost of Revenues

Cost of revenues primarily consists of payroll costs, and expenses related to domain name registration, internet access, computer parts, and software licenses.

F3-8

Software Development Costs

Costs incurred by the Company to manage, monitor and operate its web hosting services and related technologies are expensed as incurred, except for certain costs related to internally developed software that are capitalized. As the software is used for internal purposes as well as by the Company’s customers, annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life. Capitalized software costs are currently being amortized over their estimated economic lives of 1.5 years. Capitalized software development costs and related accumulated amortization as of December 31, 2003 and 2002 are as follows:

	2003	2002
Capitalized software development costs	$156,784	$113,007
Less: Accumulated amortization	(127,599)	(84,457)

Software development costs, net	$29,185	$28,550

For the years ended December 31, 2003 and 2002, amortization expense related to capitalized internally-developed software was $43,142 and $41,515, respectively.

Sales and Marketing Expenses

Sales and marketing expenses include salaries, sales commissions, employee benefits, travel and related expenses for the Company’s direct sales force, fees paid to third-party advertising agents, marketing, and sales support functions. These costs are expensed as incurred.

General and Administrative Expenses

General and administrative expenses include salaries, employee benefits and expenses for executive, finance, legal and human resources personnel, professional services and occupancy costs. These costs are expensed as incurred.

Income Taxes

The Company received approval for its S-Corporation status on January 24, 2000 from the IRS with an effective date of August 11, 1999. All tax liabilities and benefits are the responsibility of the Company’s shareholder. Accordingly, a provision for income taxes has not been made in the accompanying financial statements.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term obligations approximate their fair values due to either the short-term maturity or the prevailing interest rates of the related instruments.

F3-9

Recent Accounting Pronouncements

In February 2003, the Financial Accounting Standards Board (“ FASB”) issued Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 requires revenue arrangements with multiple deliverables to be divided into separate units of accounting. If the deliverables in the arrangement meet certain criteria, arrangement consideration is allocated among the separate units of accounting based on their relative fair values. Applicable revenue recognition criteria should be considered separately for separate units of accounting. The guidance in EITF Issue No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Adoption of EITF Issue No. 00-21 did not impact the Company’s financial position or results of operations.

3.	Property and Equipment

Property and equipment consists of the following:

	2003	2002
Computer servers and related equipment	$547,600	$345,000
Office equipment	170,247	139,563
Software	42,443	41,244
Furniture and fixtures	18,568	8,520

	778,858	534,327
Less: Accumulated depreciation and amortization	(441,693)	(279,662)

	$337,165	$254,665

Depreciation expense was $314,031 and $206,820 for the years ended December 31, 2003 and 2002, respectively. Fully depreciated assets of $152,000 were disposed of in 2003.

4.	Capital Stock

The authorized capital stock of the Company consists of 10,000 shares of common stock having no par value. Upon incorporation, the authorized shares of common stock were issued equally to the Company’s two founders. One of the founders became the President of the Company.

5.	Transfer of Ownership Interest

In November 2001, the Company’s founders entered into a written agreement to transfer the 50% ownership interest in the Company of one founder to the other in exchange for consideration to be paid by the Company. The financial effect of this agreement was recorded by the Company in 2001 as a treasury stock transaction with a corresponding note payable. On January 1, 2002, the Company transferred the treasury stock to the remaining shareholder wherein amounts recorded as treasury stock were reclassified within shareholder’s deficit to additional paid-in capital and accumulated deficit. Pursuant to the agreement, the founder who transferred his ownership interest is entitled to receive $912,500 from the Company in cash paid bi-weekly at an annual rate of $125,000 per year, and $20,000 in non-recurring payments paid in 2002. As of December 31, 2003, amounts due the founder were $662,500 of which $125,000 is payable in 2004.

F3-10

6.	Related Party Transactions

The Company’s sole shareholder received salary totaling $503,462 and $1,158,077 in 2003 and 2002, respectively, which has been recorded in general and administrative expense in the statement of operations. The shareholder also received cash distributions totaling $1,626,111 and $189,104 in 2003 and 2002, respectively.

In January 2003, the Company’s shareholder established SmarterTools, Inc. (“SmarterTools”). Since inception, SmarterTools and its employees have been based out of the Company’s leased facility. In exchange for the use of facility space, SmarterTools has supplied the Company with software and internet-based services. In January 2004, all administrative and accounting functions supported by the Company on behalf of SmarterTools were terminated and the two businesses began operating independently.

7.	401(k) Plan

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction within statutory and plan limits. The Company may make contributions to the plan at its discretion. No Company contributions have been made to the plan to date. Administrative costs associated with the plan are minimal.

8.	Commitments and Contingencies

Operating Leases

The Company leases its office space pursuant to a long-term, noncancellable lease agreement, which has been accounted for as an operating lease. In connection with the lease, the Company made a $12,000 deposit with the lessor. The Company ‘s lease agreement will expire in 2007.

Future minimum payments under noncancellable operating lease as of December 31, 2003 is as follows:

2004	$154,000
2005	160,000
2006	166,000
2007	56,000

$536,000

Rent expense incurred under the operating lease in 2003 and 2002 was $148,000 and $96,000, respectively. In addition to base lease payments, the Company is required to pay its proportionate share of miscellaneous expenses associated with the operation of the building including but not limited to utilities, property taxes, insurance, ground and building maintenance. Such expenses were approximately $27,000 and $6,000 in 2003 and 2002, respectively. Rent expense and related costs are recorded in general and administrative expenses in the statement of operations.

F3-11

Software Licenses

In December 2002, the Company entered into a three-year agreement to license software products in order to provide software services to its customers. Monthly payments under the agreement vary based on usage but generally range from $10,000—$14,000 per month. Usage rates are subject to adjustment on each anniversary of the agreement date. Licensing and usage fees incurred during 2003 and 2002 were $139,782 and $152,494 respectively and have been reflected in cost of revenues in the statement of operations.

Internet Access

The Company has long-term contracts with two telecommunications companies for high-speed internet access expiring in November 2004 and June 2006, respectively. Total related expenses incurred in 2003 and 2002 were $480,601 and $335,743, respectively, and have been reflected in cost of revenues in the statement of operations. Expected future minimum payments under the internet access agreements as of December 31, 2003 are as follows:

2004	$520,320
2005	264,000
2006	110,000

$894,320

Sources of Supplies

The Company relies on third party networks, telecommunication and other companies to provide data communications capacity. Any disruption of these services could have an adverse effect on the Company’s financial position, results of operations and cash flows.

Legal Proceedings

In the normal course of business, the Company is subject to certain claims and litigation, including unasserted claims. The Company is of the opinion that, based on information presently available, any such legal matters will not have a material adverse effect on its financial position, results of operations or cash flows.

F3-12

CRYSTALTECH WEB HOSTING, INC.,

BALANCE SHEETS

MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$691,556	$729,499
Accounts receivable (net of allowance for doubtful accounts of $1,201 and $1,964 at March 31, 2004 and December 31, 2003, respectively	118,909	101,517
Other receivables	1,852	1,664
Prepaid expenses and other current assets	59,423	6,130

Total current assets	871,740	838,810
Property and equipment, net	372,910	337,165
Software development costs, net	28,816	29,185
Deposit	12,000	12,000

Total assets	$1,285,466	$1,217,160

Liabilities and Shareholder’s Deficit
Current liabilities:
Accounts payable and accrued liabilities	137,178	84,081
Deferred revenues	779,488	515,810
Note payable to former shareholder	125,000	125,000

Total current liabilities	1,041,666	724,891

Deferred revenues	95,209	106,967
Note payable to former shareholder, less current portion	506,250	537,500

Total liabilities	1,643,125	1,369,358

Commitments and contingencies
Shareholders’ deficit
Common stock (no par value, 10,000 shares authorized; 10,000 shares issued and outstanding	—	—
Additional paid-in capital	—	—
Accumulated deficit	(357,659)	(152,198)

Total shareholder’s deficit	(357,659)	(152,198)

Total liabilities and shareholders’ deficit	$1,285,466	$1,217,160

See accompanying notes to these unaudited financial statements

F4-1

CRYSTALTECH WEB HOSTING, INC.,

STATEMENTS OF INCOME AND ACCUMULATE DEFICIT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004, AND 2003

	2004	2003
Net revenues	$1,777,362	$1,396,640
Cost of revenues	374,324	367,056

Gross margin	1,403,038	1,029,584
Operating expenses:
General and administrative	292,078	607,088
Sales and marketing	13,622	12,295
Depreciation and amortization	101,689	15,848

Total operating expenses	407,389	635,231

Net income	$995,649	$394,353

Accumulated deficit at December 31,	(152,198)	(825,827)
Distribution to shareholder	(1,201,110)	—

Accumulated deficit at March 31,	(357,659)	(431,474)

See accompanying notes to these unaudited financial statements.

F4-2

CRYSTALTECH WEB HOSTING, INC.,

STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

	2004	2003
Cash flows from operating activities:
Net income	$995,649	394,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	101,689	15,847
Changes in operating assets and liabilities:
Accounts receivable, net	(17,392)	70,765
Other current assets	(53,481)	—
Accountants payable and accrued liabilities	53,098	(49,875)
Deferred revenue	251,920	(150,938)

Net cash provided by operating activities	1,331,483	280,152

Cash flows from investing activities:
Capitalized software development costs	(10,390)	—
Purchases of property and equipment	(126,676)	(9,875)

Net cash used in investing activities	(137,066)	(9,875)
Cash Flows from Financing Activities		—
Payments on note payable to former shareholder	(31,250)	(31,250)
Distributions to shareholder	(1,201,110)	—

Net cash used in financing activities	(1,232,360)	(31,250)
Net (decrease) increase in cash equivalents	(37,943)	239,027
Cash and cash equivalents at beginning of period	729,499	49,218

Cash and cash equivalents at end of period	$691,556	$288,245

F4-3

CRYSTALTECH WEB HOSTING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation and description of business

CrystalTech Web Hosting, Inc. (“the Company”, or “CrystalTech”), headquartered in Phoenix Arizona, provides internet web hosting and software services to companies and individuals around the world. The Company was incorporated in the state of Arizona on July 26, 1999.

The unaudited financial statements of CrystalTech, reflect, in the opinion of management, all adjustments necessary to present fairly the financial position of CrystalTech at March 31, 2004, the results of operations and its cash flows for the three months ended March 31, 2004. Results of operations for the interim periods may not be representative of results to be expected for a full year. All adjustments are of a normal recurring nature.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of funds held in checking and money market accounts.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In March 2004, the Emerging Issues Task Force (“EITF” or the “Task Force”) reached a final consensus on Issue 03-06 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” which addresses a number of questions regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating EPS. It clarifies what constitutes a participating security and how to apply the two-class method of computing EPS once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. The Company does not anticipate that adoptions of this standard will have a significant impact on the Company’s financial position, results of operations or cash flows.

In March 2004, the EITF reached consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” regarding disclosures about unrealized losses on available-for-sale dept and equity securities accounted for under FASB Statements No. 115, “ Accounting for Certain Investments in Debt and Equity Securities”, and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations”. The guidance for evaluating whether an

F4-4

investment is other-than-temporarily impaired should be applied in such evaluations made in reporting periods beginning after June 15, 2004. The disclosures are effective in annual financial statements for fiscal years ending after December 15, 2003, for investments accounted for under Statements 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective in annual financial statements for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004. We do not expect that the implementation of EITF 03-1 will have a material effect on our financial statements.

NOTE 2—REVENUE RECOGNITION:

The Company’s revenues are primarily derived from monthly recurring services fees for the use of its web hosting and software support services. Customer set-up fees are billed upon service initiation and are recognized as revenue over the estimated customer relationship period of 2.5 years. Payment for web hosting and related services is generally received one to twelve months in advance. Such revenues are recognized as services are rendered, provided that evidence of an arrangement exists, the price to the customer is fixed or determinable, no significant Company obligations remain and collection of the related receivable is reasonable assured.

The Company generates a limited amount of revenue from assisting customers in registering their domain names. Due to the volume of customers, the Company is able to obtain domain name registrations for its customers at discounted rates. Customers may elect to use this service for a nominal service fee.

The majority of customers pay for set-up and services with major credit cards for which the Company receives daily remittances from the credit card processors. A provision for estimated chargebacks from the credit card processors, included in accrued liabilities, is deducted from gross service fees when determining net revenues.

NOTE 3—RELATED PARTY TRANSACTIONS:

In January 2003, the Company’s shareholder established SmarterTools, Inc. (“SmarterTools”). Since inception, SmarterTools and its employees have been based out of the Company’s leased facility. In exchange for the use of facility space, SmarterTools has supplied the Company with software and internet-based services. In January 2004, all administrative and accounting functions supported by the Company on behalf of SmarterTools were terminated and the two businesses began operating independently.

F4-5

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                         Shares Common Stock

Prospectus

ROTH CAPITAL PARTNERS

MAXIM GROUP LLC

                        , 2004

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 12.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts. All such expenses are to be paid by the registrant:

SEC registration fee		$3,801
NASD filing fee
Nasdaq National Market listing fee
Stock transfer agent fees and certificates
Accounting fees and expenses
Legal fees and expenses
Printing expenses
Other

Total	$

Item 14.	Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation contains a provision, authorized by the New York Business Corporation Law (“NBCL”), designed to eliminate, in certain circumstances, the personal liability of directors for monetary damages to the company or its shareholders for breach of their fiduciary duty as directors. This provision however does not limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) he or she personally gained in fact a financial or other advantage to which he or she was not legally entitled or (iii) his or her acts violated Section 719 of NBCL. This provision will not limit or eliminate the rights of the company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of an officer or director’s duty of care. In addition, this provision applies only to claims against a director arising out of his or her role as director and does not relieve a director from liability unrelated to his or her fiduciary duty of care or from a violation of statutory law such as certain liabilities imposed on directors under the federal securities laws.

Our Amended and Restated Certificate of Incorporation and Bylaws also provide that we shall indemnify all directors and officers of the company to the full extent permitted by the NBCL. Under the provision of the NBCL, any director or officer who, who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines such director of officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company or its shareholders, and in criminal actions or proceedings, in addition has no reasonable cause to believe that his conduct was unlawful.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the company or of the company’s subsidiaries and company’s officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the company’s or its subsidiaries request.

Item 15.	Recent Sales of Unregistered Securities

Set forth below in chronological order is information regarding the number of unregistered shares of our common stock issued by us since June 1, 2001. Also included is the consideration, received by us for the securities.

Name	Date	Shares of Common Stock	Price Per Share
C. Kearns (1)	June 2001	275,924	$1.83
C. Bauer (1)	June 2001	152,520	$1.83
C Sellinger (1)	June 2001	30,658	$1.83
B. Borg (1)	June 2001	75,490	$1.83
Six stockholders of Exponential Bus. Dev. Co. Inc. (2)	January 9, 2002	500,000	$1.84
T. Falus	February 11, 2002	100,000	$3.00
National Union Fire Ins. Co. of Pitts., PA	March 28, 2002	333,000	$3.00
Seven insurance companies (3)	March 28, 2002	1,028,576	$4.00
D. Breen	December 1, 2002	25,000	$3.00
Fifty one stockholders of Comcap Holding Corp. (4)	December 31, 2002	380,471	$3.38
R. Cohen	January 15, 2003	18,493	$3.65
C. Kearns	January 22, 2003	27,225	$4.00
P. Stephenson	January 28, 2003	10,000	$4.00
P. Broms	February 26, 2003	13,698	$3.65
Cutter Mill Partners, LLC	March 18, 2003	158,730	$3.15
R. Wexler	April 15, 2003	16,666	$4.50
R. Cohen	April 15, 2003	30,000	$4.00
T. Falus	April 28, 2003	50,000	$4.00
R. Godgart	May 31, 2003	2,495	$4.10
V. Negra	January 7, 2004	9,524	$5.25
T. Festa	January 7, 2004	4,762	$5.25
B. Borg	January 15, 2004	50,000	$5.56
S. Brenner	January 15, 2004	18,750	$5.60
B. Flax	February 3, 2004	500	$4.68
J Schmidt	February 4, 2004	1,000	$4.68
J. Solomon	February 4, 2004	3,200	$4.68
R. Cohen	February 5, 2004	50,000	$4.75
C. Payne	February 6, 2004	5,592	$4.47
R. Cohen	March 18, 2004	25,000	$4.00
J. Cohen	March 18, 2004	25,000	$4.00
American International Specialty Lines Ins. Co. (3)	April 22, 2004	144,457	$7.00

(1)	Issued in exchange for minority interests in our subsidiary capco in Wisconsin held by our regional management staff.
(2)	Issued as merger consideration in exchange for 100% of the shares of Exponential Business Development Company, Inc.
(3)	Issued in exchange for warrants issued by our subsidiary capcos to insurance company investors.
(4)	Issued as merger consideration in exchange for 100% of the shares of Comcap Holding Corp.

There was no public offering in any of the above listed transactions and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) of the 1933 Act, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning us and acquired the securities for investment and not with a view to the public distribution thereof.

Item 16.	Exhibits and Financial Statement Schedules.

The following is a list of exhibits filed as part of this registration statement and also serves as the exhibit index:

Exhibit Number	Description
*1	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger between REXX Environmental Corporation and Newtek Business Services, Inc.(formerly known as TWG, Inc.) dated December 9, 1999. (Incorporated by Reference to Exhibit 2.1 to Registration Statement No. 333-43550, filed on August 11, 2000).

2.2	Plan of Merger between BJB Holdings and Whitestone Acquisition Corp. dated January 14, 2000. (Incorporated by reference to Exhibit No. 2.2 to Registration Statement No. 333-43550, filed on August 11, 2000).

2.3	Stock Purchase Agreement among Greg S. Watkins, Daren J. Barone and REXX Environmental Corporation dated June 10, 1999. (Incorporated by reference to Exhibit

No. 2.3 to Registration Statement No. 333-43550, filed on August 11, 2000).

2.4	Letter Agreements amending the term of the Stock Purchase Agreement dated November 29, 1999, January 6, 2000, April 27, 2000 and June 28, 2000. (Incorporated by reference to Exhibit No. 2.4 to Registration Statement No. 333-43550, filed on August 11, 2000).

2.5	Agreement and Plan of Merger among Newtek Capital, Inc., Exponential Business Development Company, Inc. and the Stockholders of Exponential Business Development Company, Inc., dated January 9, 2002. (Incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, filed on May 14, 2002).

2.6	Agreement and Plan of Merger among Newtek Capital, Inc., Wilshire New York Partners III, LLC, Comcap Holdings Corp., Charles Freeman, Craig Reynolds, the Majority Stockholders of Comcap Holdings Corp., and the Green Family Entities, and to be Joined in by SBA Holdings, Inc., dated August 8, 2002. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on October 2, 2002).

2.7	Guaranty Agreement of Newtek Business Services, Inc. in favor of DB Structured Products, Inc., dated December 31, 2002. (Incorporated by reference to Exhibit 2.7 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, filed on March 31, 2003).

2.8	Agreement and Plan of Merger, August 7, 2003, among the Company’s Automated Merchant Services Acquisition Corp., Automated Merchant Services, Inc., Martin Blank, Michael Rothman and Ellen Rothman, Trustees, of the Michael Rothman Revocable Trust dated May 7, 2001 and Michael Rothman. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on October 21, 2003).

2.9	Asset Purchase Agreement between CrystalTech Web Hosting, Inc. and the Company. (Incorporated by reference to the Company’s Current Report on Form 8-K, filed April 30, 2004).

3.1	Certificate of Incorporation of Newtek Business Services, Inc., as amended. (Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2004, filed on May 14, 2004).

3.2	Bylaws of Newtek Business Services, Inc. (formerly Newtek Capital, Inc.) (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4, No. 333-43550, filed on August 11, 2000).

4.1*	Form of common stock certificate.

5.1	Form of Opinion of Cozen O’Connor regarding the legality of the securities being registered.

10.1	Newtek Capital, Inc. 2000 Stock Incentive and Deferred Compensation Plan (Incorporated by reference to exhibit 99.3 to the Company’s Registration on Form S-8, No. 333-43550, filed on December 15, 2000).

10.2*	Employment Agreement with Barry Sloane, dated as of May 14, 2004.

10.3*	Employment Agreement with Jeffrey G. Rubin, dated as of May 14, 2004.

10.4*	Employment Agreement with Brian A. Wasserman, dated as of May 14, 2004.

10.5*	Employment Agreement with John R. Cox, dated as of December 31, 2002.

10.6*	Employment Agreement with Tim Uzzanti dated as of May , 2004.

21.1	Subsidiaries of Registrant (Incorporated by reference to Exhibit No. 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

23.1	Consent of PricewaterhouseCoopers LLP re: Newtek Business Services, Inc.

23.2	Consent of PricewaterhouseCoopers LLP re: CrystalTech Web Hosting, Inc.

23.3	Consent of Cozen O’Connor (contained in Exhibit 5.1).

24	Power of Attorney (see the signature page of this registration statement).

*	To be filed by amendment.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act for 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 19, 2004.

Newtek Business Services, Inc.

By:	/s/ Barry Sloane

Barry Sloane Chairman and Chief Executive Officer

We, the undersigned directors and/or officers of Newtek Business Services, Inc. (the “Company”), hereby severally constitute and appoint Barry Sloane, Chairman, Chief Executive Officer and Secretary, with full power of substitution and resubstitution, our true and lawful attorney, with full powers to him to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry Sloane Barry Sloane	Chairman of the Board, Chief Executive Officer and Secretary	May 19, 2004

/s/ Jeffrey G. Rubin Jeffrey G. Rubin	President and Director	May 19, 2004

/s/ Brian A. Wasserman Brian A. Wasserman	Treasurer, Chief Financial Officer and Director	May 19, 2004

/s/ David C. Beck David C. Beck	Director	May 19, 2004

/s/ Steven A. Shenfeld Steven A. Shenfeld	Director	May 19, 2004

/s/ Jeffrey M. Schottenstein Jeffrey M. Schottenstein	Director	May 19, 2004

/s/ Christopher G. Payan Christopher G. Payan	Director	May 19, 2004

/s/ Giuseppe Soccodato Giuseppe Soccodato	Controller and Chief Accounting Officer	May 19, 2004

S-1